Exhibit 2.1

[***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE OF INFORMATION COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

From:
IPG Photonics Corporation
377, Simarano Drive Marlborough,
Massachusetts 01752
United States of America
    (the “Offeror”, “we” or “us”)

To:
    Lumibird S.A.
    2, rue Paul Sabatier
    22300 Lannion
    France
(the “Beneficiary” or “you”)

The Offeror and the Beneficiary, acting neither jointly nor severally (sans aucune solidarité d’aucune sorte), are individually hereinafter referred to as a “Party” and collectively as the “Parties”.

On 16 July 2026

STRICTLY PRIVATE AND CONFIDENTIAL
Subject: Project Mi5 – Put Option Agreement
Dear Sir,
We refer to our discussions relating to the contemplated acquisition by the Offeror of 100% of the shares of Lumibird Medical, a French société par actions simplifiée having its registered office at 1, rue du Bois Joli 63800 Cournon-d’Auvergne, France and registered with the Trade and Companies Registry of Clermont-Ferrand under number 880 048 251 (the “Company”) from the Beneficiary (the “Transaction”).
Capitalised terms and expressions used and not otherwise defined in this agreement (the “Put Option Agreement” or the “Agreement”) shall have the meaning ascribed to them in the SPA (as defined below).
1    Put Option
1.1    The Offeror hereby irrevocably and unconditionally commits to acquire (promesse d’achat) the Transferred Shares from the Beneficiary, at the price and in accordance with the other terms and conditions set forth in this Put Option Agreement and in the agreed form share purchase agreement, a copy of which is attached hereto as Schedule 1, together with all schedules and exhibits thereto (the “SPA”) (such commitment, the “Put Option”).

1.2    By countersigning this letter, the Beneficiary hereby accepts the benefit of the Put Option as an option only, it being expressly agreed by the Offeror that such acceptance shall not constitute, in any manner whatsoever, an undertaking by the Beneficiary to exercise it. For the avoidance of doubt, nothing in this Put Option Agreement shall constitute an undertaking of the Beneficiary to sell or transfer the Transferred Shares to the Offeror. However, the Beneficiary’s acceptance of the Put Option shall be without prejudice to, and shall constitute acceptance of, the covenants and undertakings that are expressly binding on the Beneficiary under this Put Option Agreement from the date hereof. The Beneficiary shall act in good faith and use reasonable endeavours to progress the Transaction in accordance with this Put Option Agreement.
1.3    The Put Option will enter into force on the date of its signing by all the Parties (the “Put Option Date”) and shall remain valid until the earlier (the “Expiry Date”) of (i) the date which is ten (10) Business Days after the date on which the Consultation Process (as defined below) has been completed (or is deemed completed in accordance with applicable Laws as may be reasonably determined by the Beneficiary), (ii) six (6) months after the date hereof, and (iii) the date of execution of the SPA between the Offeror and the Beneficiary or until any other date as may be agreed upon by the Offeror and the Beneficiary.
1.4    For the avoidance of doubt and except as otherwise specified in paragraph 7.3, the exclusivity undertakings set out in paragraph 7 shall survive the Expiry Date and any lapse or termination of this Put Option Agreement and shall remain in full force and effect for nine (9) months from the date hereof or, if the Put Option has been exercised, until the SPA Execution Date.
1.5    The Put Option may be exercised at any time by written notice in the form attached hereto as Schedule 2 sent on or before 11:59 pm CET on the Expiry Date (which notice may be received after the Expiry Date) by the Beneficiary to the Offeror (the “Exercise Notice”).
1.6    The Exercise Notice shall be accompanied by a bring‑down certificate in relation to the Seller Warranties substantially in the form attached as Schedule 3 (the “Execution Bring Down Certificate”), which, for the purposes of the W&I Insurance Policy, identifies new facts that have occurred or become known to the Seller from the Put Option Date until the SPA Execution Date and constituting a breach of any of the Seller Warranties given as at the SPA Execution Date. For the avoidance of doubt, the Seller shall incur no liability whatsoever in connection with the delivery or content of the Execution Bring Down Certificate.
1.7    If this Put Option Agreement has not been terminated in accordance with paragraph 3.3 and no Exercise Notice has been sent on or before 11:59 pm CET on the Expiry Date, the Put Option Agreement shall automatically lapse without any action on the part of either Party, unless otherwise agreed in writing by the Parties. Upon termination of this Put Option Agreement, each Party shall be released from, and cease to be bound by its obligations under this Put Option Agreement, save for the provisions of paragraphs 7 (Exclusivity), 9 (Confidentiality), 10 (Break‑up fee), 12 (Reference to the provisions of the SPA) and 13 (Governing Law and Jurisdiction) below, which shall continue in full force and effect as expressly provided therein, but without prejudice to the liability of any Party in case of breach of this Put Option Agreement prior to the date of termination or lapse.
1.8    If an Exercise Notice has been sent prior to the Expiry Date (included), the Offeror and the Beneficiary hereby irrevocably and unconditionally undertake to sign the SPA at the latest on the fifth (5th) Business Day as from the sending of the Exercise Notice (the “SPA
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Execution Period”) and at the location as specified in the Exercise Notice (unless the SPA is to be signed electronically).
1.9    It is hereby expressly specified that the validity and enforceability of the Put Option are not subject to the execution of the SPA, and, accordingly, upon delivery by the Beneficiary of the Exercise Notice to the Offeror on or prior to the Expiry Date:
1.9.1    the Offeror shall be bound to acquire the Transferred Shares and the Beneficiary shall be bound to sell the Transferred Shares owned by it, at the price and under the other terms and conditions of the SPA, whether or not the SPA has been executed by the Offeror and/or the Beneficiary and the Offeror shall be bound by the terms of the SPA as if it had been executed by all the parties thereto; and
1.9.2    the Offeror and the Beneficiary shall implement accordingly the SPA.
1.10    For the purpose of this Put Option Agreement, “SPA Execution Date” means (i) the date of execution of the SPA by all the Parties or (ii) the fifth (5th) Business Day following the receipt by the Offeror of the Exercise Notice (should either the Offeror or the Beneficiary or both fail to execute the SPA within the SPA Execution Period).
1.11    We hereby acknowledge that by countersigning this Put Option Agreement, the Beneficiary will not be bound by any obligation of any nature whatsoever in connection with the Transaction other than your obligations under paragraphs 2 (Consultation Process), 3 (Regulatory Clearances), 4 (Other covenants), 6 (Warranties of the Beneficiary), 7 (Exclusivity), 9 (Confidentiality) and 10 (Break‑up fee) below.
1.12    On the SPA Execution Date, the Beneficiary and the Offeror shall deliver to each other a certified extract of the resolutions of the competent corporate body of respectively the Beneficiary and the Offeror authorising the execution, delivery and performance by respectively the Beneficiary and the Offeror of the SPA and each of the Transaction Documents to be executed by it.
2    Consultation Process
2.1    We acknowledge and agree that, in accordance with applicable Law, before any decision is made by the Beneficiary to exercise the Put Option with respect to the contemplated Transaction and enter into the SPA, the works council of the Economic and Social Unit (Unité économique et sociale – UES) of the Beneficiary (the “Works Council”) shall be informed and consulted on the contemplated Transaction in accordance with Article L. 2312-8 of the French Labour Code and must have delivered, or be deemed to have delivered pursuant to applicable Laws (including, for the avoidance of doubt, pursuant to any potential court rulings that may cause an extension of the Consultation Process), a final opinion on such contemplated Transaction pursuant to the French Labour Code (the “Consultation Process”).
2.2    You shall cause the Consultation Process to be initiated as soon as reasonably practicable and, in any event, (a) a convening notice for the first meeting of the Works Council shall be sent within five (5) Business Days from the date hereof for such meeting to be held as soon as practicable and no later than ten (10) Business Days after the date of such convening notice, and (b) such first meeting shall in any case be held no later than fifteen (15) Business Days after the date hereof, (subject to us complying with our obligations under paragraph 2.3 below).
2.3    We hereby undertake to, and to cause our Affiliates to:
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2.3.1    to the extent available and not subject to legal or regulatory confidentiality obligations, provide all presentations and other information reasonably requested by the Beneficiary and the Works Council in connection with the Consultation Process, including to answer within a reasonable time any questions raised by the Works Council (or by any expert appointed by the Works Council as part of the Consultation Process);
2.3.2    upon reasonable request from the Beneficiary or the Company, participate in the Consultation Process and procure that senior representatives of the Offeror and/or its Affiliates attend meetings with the Works Council organised as part of the Consultation Process subject to reasonable notice (taking into account the availability, time zones and travel requirements of senior representatives of the Offeror), it being understood that the Parties will act in good faith and use reasonable endeavours to avoid any undue delay to the Consultation Process; and
2.3.3    more generally, provide all reasonable assistance and fully cooperate with the Beneficiary and the Company with a view to completing the Consultation Process in a timely fashion and obtaining the Works Council’s opinion as soon as reasonably practicable.
2.4    You agree and undertake, within the limits of your powers, to:
2.4.1    provide the Offeror with a draft of each material notification, submission, response or other communication which it proposes to submit to the Works Council sufficiently in advance to enable the Offeror to review and comment thereon, it being understood that the Parties will act in good faith and use reasonable endeavours to ensure that the timing for such provision and review is organised so as not to materially delay the Consultation Process;
2.4.2    take into account any reasonable comments and observations that the Offeror may have on such documents and/or on the conduct of the Consultation Process, it being understood that, subject to paragraph 2.5, the Beneficiary shall retain ultimate control over the content and timing of all communications with the Works Council;
2.4.3    once effectively submitted, promptly provide the Offeror with the final version of each such material notification, submission, response or other communication;
2.4.4    keep the Offeror regularly informed of the material developments in the progress and outcome of the Consultation Process, including by promptly providing copies of notices or other written communications made to or received from the Works Council and timely updates on meetings held with the Works Council;
2.4.5    ensure that the labour law advisers of the Offeror are associated with the labour law advisers of the Beneficiary in the monitoring and conduct of the Consultation Process in an advisory position only, provided that any suggestions or comments made by the Beneficiary and its labour law advisers shall be considered in good faith by the Offeror and its labour law advisers (for the avoidance of doubt without any veto right to the benefit of the Offeror or its labour law advisers except in compliance with paragraphs 2.5 and 2.6); and
2.4.6    provide the Offeror with a true and certified copy of the final opinion of the Works Council as soon as reasonably practicable after such opinion has been delivered and signed, if any.
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2.5    No agreement with the Works Council nor any communication or commitment whatsoever to the Works Council regarding the Offeror or any of its Affiliates’ intentions shall be made without the Offeror’s prior written consent, it being agreed that in no circumstance, the Offeror’s undertakings under this paragraph shall oblige the Offeror to make any commitment or representation whatsoever (except those commitments or representations which are already or could be agreed between the Parties hereto, and only to the extent of such agreement) towards the Works Council or the employees concerned by the Transaction.
2.6    The Beneficiary shall (and shall procure that its relevant Affiliates shall) not make any commitment or representation to the Works Council or the employees concerned by the Transaction that may have an impact on the Company (or a Group Company) or that otherwise could be binding upon the Company (or a Group Company), the Offeror or any of its Affiliates upon or after the Completion Date, unless the Offeror has given its prior written consent to such commitment or representation (except those commitments or representations which are already or could be agreed between the Parties, and only to the extent of such agreement).
2.7    The Beneficiary shall reasonably inform the Offeror on an ongoing basis of the status and progress of the Consultation Process and shall notify the Offeror in writing of the completion of the Consultation Process within three (3) Business Days from any of the dates specified in paragraphs 2.8.1 and 2.8.2.
2.8    The Consultation Process shall be completed or deemed completed, whether the Works Council’s opinion is favourable or unfavourable, on the earlier of:
2.8.1    the date on which the Works Council has issued its opinion on the Transaction; or
2.8.2    in the absence of an opinion, on the date of expiry of the period provided for in Article R. 2312-6 of the French Labour Code, on which date the Works Council shall be deemed to have issued its opinion.
3    Regulatory Clearances
3.1    Until (i) the Expiry Date or (ii) if the Put Option has been exercised, the SPA Execution Date, we and you agree and undertake to comply with the provisions of Clause 4.2 (Regulatory Clearances) of the SPA as if the same were in effect as from the date hereof and (i) references in those paragraphs to the “Agreement” (or a similar expression) were to this Put Option Agreement, (ii) references in those paragraphs to “the date hereof” (or a similar expression) were the date of this Put Option Agreement and (iii) references to the “Seller” and the “Purchaser” therein were respectively references to the “Beneficiary” and the “Offeror”.
3.2    More generally the Offeror agrees and undertakes to comply with the obligations of the Purchaser set forth in Clause 4.2 (Regulatory Clearances) of the SPA from the date hereof until the earlier of the following dates to occur (i) the Expiry Date and (ii) the SPA Execution Date.
3.3    We agree that, until the Put Option has been exercised, if any of the conditions set forth in Clause 4.1 (Satisfaction of the Conditions Precedent) of the SPA is no longer capable of being satisfied on or before the Long Stop Date (as defined in the SPA), the Offeror and the Beneficiary shall have the right to terminate this Agreement by written notice served to the Beneficiary or to the Offeror, as applicable.
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3.4    In the event this Agreement is terminated pursuant to paragraph 3.3 above, each Party shall be released from its obligations under this Put Option Agreement (without prejudice to the liability of any Party in case of breach of this Put Option Agreement prior to the date of termination) save for the provisions of Clauses 9 (Confidentiality), 12 (Reference to the provisions of the SPA) and 13 (Governing Law and Jurisdiction).
4    Other covenants
Until (i) the Expiry Date or, (ii) if the Put Option has been exercised, the SPA Execution Date, the Offeror and the Beneficiary agree that the provisions of Clauses 5.1 (Conduct of the Group Companies before Completion), 5.4 (Contracts cooperation), and 10.1 (Non-solicitation) of the SPA shall apply as if the same were in effect as from the date hereof and shall be incorporated in the Put Option Agreement by reference as if set out herein and shall apply mutatis mutandis as if references in those articles to the “Agreement” (or a similar expression) were to this Put Option Agreement.
5    Warranties and undertakings of the Offeror
5.1    The Offeror has, and will have on the Completion Date, all necessary funding in order to have prior to Completion sufficient immediately available funds to pay in full the Purchase Price, the Completion Payments, and to pay all other amounts due and payable in accordance with the Put Option Agreement and the SPA on the Completion Date. We acknowledge that our obligations under this Put Option Agreement and under the SPA in case the Put Option is exercised, are not subject to the availability and/or drawing of any equity or other funding, debt financing or any other type of funding and financing.
5.2    The Offeror hereby warrants to the Beneficiary that each statement set forth in Clause 8 (Purchaser Warranties) and Schedule 8 (Purchaser Warranties) of the SPA is true and accurate as at the date hereof and will remain true and accurate until the execution of the SPA, and otherwise undertakes to comply with the provisions set forth therein, as if such paragraphs were set out in this Put Option Agreement and (i) references in those paragraphs to the “Agreement” (or a similar expression) were to this Put Option Agreement, (ii) references in those paragraphs to “the date hereof” (or a similar expression) were the date hereof and (iii) references to the “Seller” and the “Purchaser” therein were respectively references to the “Beneficiary” and the “Offeror”.
6    Warranties of the Beneficiary
For the sole purpose of the W&I Insurance Policy and subject to the Exercise Notice being sent, the Beneficiary hereby gives the representations and warranties to the Offeror in accordance with the terms of Clause 7 (Seller Warranties) and Schedule 7 (Seller Warranties) of the SPA, including (i) the Fundamental Warranties identified therein and (ii) the Business Warranties identified therein, in each case as if such provisions were incorporated mutatis mutandis into this Put Option Agreement. Any reference in such provisions to “this Agreement” or to “the date hereof” (or any similar expression) shall be deemed to include a reference to this Put Option Agreement and to the Put Option Date, respectively, provided that, for the avoidance of doubt, (i) no claim may be made by the Offeror against the Beneficiary for breach of such representations and warranties until Completion and (ii) all these representations and warranties are made in accordance with the terms and conditions of the SPA and shall be qualified by the disclosures, exceptions and limitations set forth in the SPA (including the provisions of Clause 9 of the SPA) in accordance with its terms.
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7    Exclusivity
7.1    In consideration for the undertakings of the Offeror hereunder, as from the date hereof and until (i) nine (9) months from the date hereof or, (ii) if the Put Option has been exercised, the SPA Execution Date, (the “Exclusivity Period”), the Beneficiary shall not, and shall cause the Company, its Subsidiaries and, within the limits of its powers, each of their respective current and future officers, directors, managers, employees, shareholders, financing sources, representatives, advisers, consultants and agents (together, the “Restricted Persons”) not to, directly or indirectly, whether acting alone or in concert, through any Affiliate or any representative, or otherwise:
(i)    initiate, solicit, encourage, induce, or facilitate, or knowingly permit or assist any other person to initiate, solicit, encourage, induce, or facilitate, any inquiry, expression of interest, proposal or offer from any third party (other than the Offeror or any of its representatives) that constitutes, or could reasonably be expected to lead to, (x) the transfer, sale, issuance, option, pledge or other disposition (by merger, tender or exchange offer, business combination, joint venture, recapitalisation, reorganisation, liquidation, dissolution, share exchange, asset sale or otherwise) of all or any part of the Transferred Shares or any equity interests in the Company or any of its Subsidiaries, or (y) any transaction or series of transactions similar to, in competition with, or having the same or a similar purpose or effect as the Transaction (each, a “Competing Transaction”);
(ii)    enter into, continue or participate in any discussions or negotiations with any third party in respect of any Competing Transaction, or otherwise cooperate with, assist, encourage, or provide any feedback to any third party in connection therewith;
(iii)    make, submit or communicate any offer to, or enter into, approve, recommend, accept or execute any agreement, arrangement, term sheet, letter of intent, memorandum of understanding or other commitment (whether binding or non‑binding, written or oral) with, any third party in respect of any Competing Transaction, or resolve to do any of the foregoing; or
(iv)    furnish, disclose, make available or permit access to any information (including any non-public, confidential, technical, commercial, financial, legal, tax, operational or employee-related information), or afford access to the business, financial position, properties, assets, contracts, customers, suppliers, IT systems, data rooms or the books and records of the Company or any of its Subsidiaries, in connection with, or for the purpose of evaluating, a Competing Transaction, to any third party, other than to the Offeror and its representatives.
7.2    Without limiting the foregoing, the Beneficiary shall, and shall cause the Restricted Persons to immediately cease and cause to be terminated any ongoing inquiries, discussions, negotiations or communications with any person (other than the Offeror and its representatives) relating to any Competing Transaction, and promptly request the return or destruction of any confidential information previously provided to any such person.
7.3    This paragraph 7 shall survive the Expiry Date until the end of the Exclusivity Period. For the avoidance of doubt and notwithstanding anything to the contrary, the undertakings set forth in this paragraph 7 shall cease to apply in case the Put Option Agreement is terminated in accordance with paragraph 3.3.
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8    Enforcement
8.1    The Parties acknowledge that the Put Option (i) is irrevocable as from the date hereof and until the Expiry Date, (ii) constitutes a “promesse unilatérale” governed by Article 1124 of the French Civil Code and (iii) does not constitute an offer (“offre”) governed by Article 1114 et seq. of the French Civil Code.
8.2    We hereby give our definitive consent to the purchase of the Transferred Shares in accordance with the terms and subject to the conditions of the SPA, the entry into force (“formation”) of which requires only the exercise of the Put Option. Consequently, our obligations under this Agreement, in particular our undertakings to sign and enter into the SPA and to acquire the Transferred Shares in accordance with the terms and subject to the conditions of the SPA, are irrevocable and unconditional and may not be withdrawn for any reason whatsoever (including, for the avoidance of doubt, prior to the exercise of the Put Option), provided that nothing in this paragraph shall prejudice or limit the right of either Party to terminate this Agreement pursuant to paragraph 3.3. In accordance with Article 1124 of the French Civil Code, the SPA shall enter into force and the sale of the Transferred Shares in accordance with the terms and subject to the conditions of the SPA shall be definitive (“parfait”) upon exercise of the Put Option and subject to the terms and conditions of the Put Option Agreement (whether or not the SPA is executed by the Offeror and the Beneficiary within the SPA Execution Period) and any withdrawal of the Put Option by the Offeror before the Expiry Date shall not prevent the performance of the Transaction in accordance with, and pursuant to, the terms and conditions of the SPA (whether executed or not), should the Beneficiary exercise the Put Option before the Expiry Date in accordance with the terms of this Put Option Agreement. For the avoidance of doubt, should the Beneficiary exercise the Put Option before the Expiry Date in accordance with the terms of this Put Option Agreement, the Beneficiary shall be also bound by the SPA (whether executed or not by the Beneficiary).
8.3    Furthermore, the Offeror and the Beneficiary expressly agree that their respective obligation to acquire and sell the Transferred Shares in accordance with the terms and subject to the conditions of the SPA further to the Put Option being exercised may be subject to specific performance (“exécution forcée en nature”) in accordance with Article 1217 of the French Civil Code, and that such specific performance (“exécution forcée en nature”) will constitute a balanced course of action falling outside the “manifest disproportion” (“disproportion manifeste”) exclusion contained in Article 1221 of the French Civil Code. Therefore, each of the Offeror and the Beneficiary undertakes not to oppose any claim for specific performance on the grounds of manifest disproportion. To the fullest extent permitted by Law, each of the Offeror and the Beneficiary irrevocably waives the right to invoke the manifest disproportion exception in Article 1221 of the French Civil Code.
8.4    In addition, we agree that if we fail to execute the SPA on the SPA Execution Date, the Beneficiary shall have the right to terminate the SPA, by written notice served to the Offeror, but without the need for a prior notice (“mise en demeure”), without prejudice to all other rights and remedies available to the Beneficiary in such event, including the right to claim damages, in such case, paragraphs 7 (Exclusivity) and 10 (Break-up fee) shall not apply.
8.5    If the Put Option has been exercised, the Offeror and the Beneficiary acknowledge that the Beneficiary shall be released from its obligations under this Agreement on the SPA Execution Date (whether or not the SPA is executed), save for the provisions of paragraphs
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9 (Confidentiality), 12 (Reference to the provisions of the SPA) and 13 (Governing Law and Jurisdiction).
9    Confidentiality
9.1    For the avoidance of doubt, the Parties hereby confirm that this Put Option Agreement and the discussions in relation thereto shall qualify as “Confidential Information” under the non-disclosure agreement entered into on 21 November 2024 between the Parties which duration is hereby extended until the Long Stop Date.
9.2    Notwithstanding the provisions of the preceding paragraph, attached hereto as Schedule 4 is the draft press releases approved by the Beneficiary and the Offeror which shall be issued no later than 16 July 2026.
10    Break-up fee
10.1    Without prejudice to the foregoing if the Exercise Notice is not sent by the Beneficiary on or before the Expiry Date while the Works Council has issued, or is deemed to have issued, its opinion in connection with the contemplated Transaction prior to the Expiry Date, the Beneficiary shall pay to the Offeror, within ten (10) Business Days of the Offeror’s written request, a break-up fee of three million five hundred thousand euros (EUR 3,500,000) (excluding VAT) (the “Break-Up Fee”), payable in cash only by wire transfer of immediately available funds to the bank account of the Offeror as notified in advance by the Offeror to the Beneficiary.
10.2    Each of the Parties agrees that (i) the Break-Up Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate the Offeror in the circumstances in which such amount is payable, for the costs and expenses incurred and resources utilised by the Offeror in connection with the preparation, negotiation, entry into and consummation of the contemplated Transaction, which amount would otherwise be impossible or extremely difficult to calculate with precision, and (ii) the Break-Up Fee shall be the exclusive remedy of the Offeror in circumstances set out in paragraph 10.1.
10.3    For the avoidance of doubt and notwithstanding anything to the contrary, the undertakings set forth in this paragraph 10 shall cease to apply in case the Put Option Agreement is terminated in accordance with paragraph 3.3.
11    Miscellaneous
11.1    Each Party irrevocably waives the provisions of Article 1195 of the French Civil Code relating to the consequences of an unforeseeable change of circumstances which shall not be applicable to this Put Option Agreement.
11.2    Each Party irrevocably waives (i) any right to terminate unilaterally this Put Option Agreement under Article 1226 of the French Civil Code and (ii) any right it may have under Articles 1186 and 1187 of the French Civil Code to claim that this Agreement has lapsed as a result of any other contract having terminated, lapsed or being ineffective for any reason whatsoever.
11.3    The failure of either Party to avail itself (or to avail itself belatedly) of any right, power or privilege conferred on it under this Put Option Agreement shall not be deemed to constitute a waiver of such right, power or privilege which may still be exercised at any time.
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12    Reference to the provisions of the SPA
Clauses 1.2 (Principles of construction), 12.3 (Further actions), 12.5 (Costs and Expenses), 12.6 (Notices), 12.7 (Entire Agreement), 12.8 (No Third-Party Rights – Assignment), 12.10 (Severability), 12.11 (Waivers and Amendments), and 12.13 (No Hardship - Waiver of termination rights) of the SPA shall be deemed incorporated and applicable to this Put Option Agreement as if such paragraphs were set out in this Put Option Agreement, and any reference therein to “this Agreement” (or a similar expression) shall be deemed to include a reference to this Put Option Agreement.
13    Governing Law and Jurisdiction
13.1    This Put Option Agreement, including any non-contractual obligations arising out of or in connection with this Put Option Agreement is governed by and shall be construed in accordance with French Law.
13.2    In the event of a dispute arising out of or in connection with this Put Option Agreement (including without limitation with respect to its validity, performance, interpretation, termination and post-termination obligations and any non-contractual obligation arising out of or in connection with this Agreement), the dispute may be submitted to the exclusive jurisdiction of the Commercial Court (Tribunal des activités économiques) of Paris.
14    Electronic signature
14.1    The Parties hereby agree to sign electronically this Put Option Agreement through the service provider DocuSign. The Parties further agree to keep the electronic copy of the Put Option Agreement provided by DocuSign in such a way as to guarantee its integrity, and acknowledge, in accordance with Article 1366 of the French Civil Code, that the electronically signed Put Option Agreement has the same evidentiary value as if it had been kept on paper and signed by hand.
14.2    Each Party agrees to provide the other Party with the name, e-mail address and cell phone number of the person authorised to sign this Put Option Agreement, and warrants that such person has the authority to sign it.
14.3    Pursuant to Article 1356 of the French Civil Code, the Parties acknowledge that the identification process used by DocuSign is presumed reliable and guarantees the link between the electronic signature and the agreement to which it is attached, within the meaning of Article 1367, paragraph 2 of the French Civil Code, so that the Put Option Agreement shall be deemed authentic between them in accordance with Article 1372 of the French Civil Code.
14.4    Furthermore, in accordance with the provisions of Article 1375 of the French Civil Code, the obligation to deliver an original paper copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to this Put Option Agreement. The Parties acknowledge that the delivery of an electronic copy of this Put Option Agreement directly by DocuSign to each of the Parties shall provide each of the Parties with a durable copy of the electronically signed Put Option Agreement and access to it in accordance with Article 1375, paragraph 4, of the French Civil Code.
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Please indicate your agreement to the terms of the Put Option Agreement by countersigning it.
Yours faithfully,

/s/ Mark Gitin

IPG Photonics Corporation Represented by: Mark Gitin Title: CEO

This Agreement is countersigned by the Beneficiary. In no event shall such signature be construed as an exercise of the Put Option.

/s/ Marc Le Flohic

For and on behalf of the Beneficiary Represented by: Marc Le Flohic Title: Président Directeur Général
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Schedule 1
Form of SPA

Share purchase agreement

Dated [●] 2026
LUMIBIRD (AS SELLER) and IPG PHOTONICS CORPORATION (AS PURCHASER)

TABLE OF CONTENT

THIS AGREEMENT (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”) is made on [●] 2026.

BETWEEN:
(1)    Lumibird, a French société anonyme incorporated under the laws of France with its registered office at 2 rue Paul Sabatier 22300 Lannion, France and registered with the registry of commerce under number 970 202 719 RCS Saint-Brieuc,
(the “Seller”)

ON THE FIRST PART,

(2)    IPG Photonics Corporation, a company incorporated under the laws of Delaware with its registered office at 377 Simarano Drive Marlborough, Massachusetts 01752, United States of America and registered with the State of Delaware under number 2972875
(the “Purchaser”).

ON THE SECOND PART,

The Seller and the Purchaser, acting neither jointly nor severally (sans aucune solidarité d’aucune sorte) are hereafter referred to, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS:
A.    On the date hereof, the Seller is the owner of, and shall hold on the Completion Date, full and valid title, free from any Encumbrances, to 116,652,300 shares with a nominal value of EUR 1 each, representing, on the date hereof as well as on the Completion Date, 100% of the issued and outstanding share capital and voting rights (the “Transferred Shares”) of Lumibird Medical, a French société par actions simplifiée with its registered office at 1 rue du Bois Joli 63800 Cournon-d’Auvergne, France and registered with the registry of commerce under number 880 048 251 RCS Clermont-Ferrand (the “Company”).
B.    The Company is the holding company of a group made up of its direct and indirect Subsidiaries, whose organisation chart together with information on the allocation of its share capital as at the date of this Agreement and as at the Completion Date are set out in Schedule B (the Company along with all of its Subsidiaries, which collectively make up the “Group”, are hereinafter referred to individually as a “Group Company” and collectively as the “Group Companies”).
C.    Prior to the signing date of this Agreement, the Purchaser and its advisers:
—    have received the Information Memorandum prepared by the Seller in November 2024 (the “Information Memorandum”);
—    have received the VDD Reports;
—    have had access to documents and information concerning the Group Companies, which were made available to them in an electronic data room set by the Seller open from 5 November 2025 to 15 July 2026 at 23:59 CET (hereinafter, the “Data

Room”). A list of the documents to which the Purchaser and its advisers have had access in the Data Room is set out in Schedule C. This list and all the corresponding documents have been saved on three (3) secure USB keys, one of which is in the possession of the Seller, the second of which shall be provided on the date of this Agreement to the Purchaser and the third of which will be provided to the W&I Insurer; and
have asked the questions and received the answers set out in Schedule C bis,
(hereinafter collectively referred to as the “Information”).
D.    After having examined the Information, the Purchaser has agreed to purchase the Transferred Shares in accordance with the provisions of this Agreement.
E.    The Seller and the Purchaser have entered into a put option agreement dated 16 July 2026 (the “Put Option Date”) pursuant to which, the Purchaser has undertaken to acquire the Transferred Shares on the terms and subject to the conditions set out in this Agreement (the “Put Option”).
F.    The Purchaser and its professional advisers have carried out an independent due diligence of the Group Companies and the Business consisting in, inter alia (a) reviewing and analyzing the Data Room, (b) asking written and oral questions and (c) analyzing the answers and their related documents.
G.    The Purchaser acknowledges that the Seller has agreed to include the Business Warranties in this Agreement for the sole and exclusive purpose of allowing the Purchaser to take out the W&I Insurance Policy.
H.    The Seller desires to sell and the Purchaser desires to purchase, all (and no less than all) of the Transferred Shares upon and subject to the terms and conditions set out in this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Seller and the Purchaser agree as follows:
1    DEFINITIONS AND INTERPRETATION
1.1    Definitions
The following terms shall have the meanings specified or referred to in this Clause:
“Accounting Principles” means (a) for consolidated financial statements, in the following order of precedence (i) for the preparation of the Completion Statement and the Completion Accounts only, the Specific Accounting Principles, (ii) the accounting policies, principles, practices, techniques, classifications, valuation rules and procedures, methods and bases adopted in the preparation of the audited consolidated financial statements of the Group Companies as of 31 December 2025, to the extent compliant with IFRS and (iii) IFRS valid as of 31 December 2025 and (b) for individual financial statements (comptes sociaux) of each Group Company for each of the three (3) most recently completed financial years, either IFRS or generally accepted accounting principles and applicable law (local GAAP) applicable to the relevant financial year (or, if used for such statutory standalone financial statements, IFRS). In all cases, if there is any divergence between the accounting policies, principles, practices, techniques, classifications, valuation rules and procedures, methods and bases applied by the Group Companies and the applicable generally accepted accounting principles, the latter shall prevail;

“Actual Knowledge” means actual personal knowledge of the relevant person and for the avoidance of doubt does not include constructive or imputed knowledge of the relevant person nor does it include any actual, constructive or imputed knowledge of any other employees, directors, officers, advisor or agents of the Seller;
“Adjustment Notice” has the meaning given to it in Clause 3.3.1;
“Adjustment Objection Notice” has the meaning given to it in Clause 3.3.2;
“Affiliate” when used with reference to a specified Person, means any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such specified Person; for such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall be construed by reference to Article L. 233-3 I of the French Commercial Code, it being understood that, (A) with respect to the Seller, the term Affiliate shall refer to the Seller’s Subsidiaries only; and (B) the Group Companies shall be deemed to be Affiliates of the Seller, before Completion and of the Purchaser after Completion;
“Agreement” has the meaning given to it in the presentation of the Parties;
“AMF” means the French Autorité des Marchés Financiers;
“AMF General Regulations” means the Règlement Général of the AMF as in force from time to time;
“Ancillary Agreements” means (a) the Supply Agreement, (b) the Transitional Services Agreement, (c) the IP Coexistence Agreement, (d) the IP Know-How License Agreement, (e) the IP Transfer Agreements, (f) the IP Transitional Licence Agreement (Seller) and (g) the Tax Consolidation Exit Agreement;
“Anti-Corruption Laws" means applicable Laws, regulations or orders in any jurisdiction, as amended from time to time, relating to bribery or corruption (governmental or commercial) including (i) the UK Bribery Act 2010, (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (iii) the French “Sapin II” Act N°2016-1691 of 9 December 2016, (iv) all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and (v) any other Law or order from or arrangement entered into with any Authority that relates to bribery or corruption, in each case as amended from time to time;
"Anti-Money Laundering Laws" means any applicable Law, regulations, codes and practices, as amended from time to time, related to the prevention of money laundering, counter-terrorist financing and proliferation financing including, but without limitation to, the Proceeds of Crime Act 2002, the U.S. Money Laundering Control Act of 1986, the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars or instructions implementing or interpreting the same and all applicable anti-money laundering related laws of other jurisdictions where the Parties conduct business or own assets;
“Australian Tax Act” means the Taxation Administration Act 1953 (Cth);
“Base Value” has the meaning given to it in Clause 3.1.1;
“Base Working Capital” means EUR 38,092,941;
“Books and Records” means all records, contracts, books, registers, minutes, accounts, financial, accounting or tax information and documents, and any other documents or written data (whether in physical or electronic form) created, kept, stored and retained by the Group Companies within the scope of their activities in compliance with applicable Law, and existing as of the Completion Date;
“Business” means the business of researching, developing, manufacturing, and marketing diagnostic and treatment Systems for medical applications in ophthalmology, interventional imaging, pain management, dermatology, gynecology and urology. For the avoidance of doubt, the “Divested Business” does not include the research, development, manufacture and marketing of Components of medical applications, including laser cavities, fibre connectors, optical elements and any other Components;
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in France and in the United States are required to close or generally not open for business;
“Business Warranties” means all the warranties set out in Schedule 7 which are not Fundamental Warranties;
“Claim” means any claim made by the Purchaser under this Agreement;
“Claim Notice” has the meaning given to it in Clause 9.4.1(ii);
“Company” has the meaning given to it in Recital A;
“Company Systems” means servers and networks that are owned by the Group Companies in the context of the conduct of their Business;
“Completion” the completion of the sale of the Transferred Shares pursuant to Clause 6;
“Completion Accounts” means the consolidated financial statements of the Group Companies prepared as of the Effective Time. The Completion Accounts shall be prepared in accordance with limb (a) of the Accounting Principles definition.
“Completion Statement” has the meaning given to this term in Schedule 1.1(i);
“Completion Date” has the meaning given to it in Clause 6.1;
“Completion Net Indebtedness” means the Net Indebtedness as at the Effective Time
“Completion Payments” means the amounts to be paid by the Purchaser at Completion, consisting of the Estimated Purchase Price and the Seller Facility Amount;
“Completion Working Capital” means the amount equal to the Working Capital as at the Effective Time;
“Completion Working Capital Adjustment” means the amount, positive or negative, of the difference between the Completion Working Capital and the Base Working Capital;
“Components” means any individual part, sub-assembly, module, or technology element that is not a standalone end-use medical device, including but not limited to laser sources, laser cavities, optical modules, fibers, electronics, software modules, and other sub-systems intended to be integrated into a broader system by the relevant purchaser or a third party. Components are not marketed or sold as complete clinical solutions and do not, on a standalone basis, perform a medical or therapeutic function;
“Conditions Precedent” has the meaning given to it in Clause 4.1;
“Confidentiality Agreement” means the non-disclosure agreement entered into on 21 November 2024 between the Seller and the Purchaser;
“Confidential Information” has the meaning given to it in Clause 12.2.2;

“Connected Persons” means, in relation to a Person, (i) any Affiliate of that Person, (ii) a manager, employee or agent of that Person or of any of its Affiliates or (iii) if that Person is an individual, their spouse (by virtue of marriage, a civil partnership or a cohabitation arrangement) or any relative of that Person in the first, second or third degree;
“Contract” means any agreement, contract, engagement, sale or purchase order, guarantee or commitment;
“Court of Appeal Recourse” means a recourse (appel) by any eligible person against the AMF’s decision relating to a waiver pertaining to the implementation of a public buy-out offer (offre publique de retrait) by the Controlling Shareholder in respect of the Seller’s listed shares in connection with the Transaction pursuant to Article 236-6 of the AMF General Regulations;
“Controlling Shareholder” means Esira, a French société par actions simplifiée with its registered office at 2 rue Paul Sabatier, 22300 Lannion, France and registered with the registry of commerce under number 533 467 841 RCS Saint-Brieuc;
“Data Room” has the meaning given to it in Recital C;
“Data Room Disclosures” means all documents (including the Q&A) contained in the Data Room;
“Default Interest” means interest at the rate of three (3) times the French legal interest rate as set out in article L.441-6 of the French Commercial Code (Code de commerce) for the period from the due date for payment under this Agreement until the date of actual payment;
"Designated Independent Experts" means, in order of preference: (i) Accuracy, (ii) Ledouble, (iii) Sorgem and (iv) Finexsi;
“Disclosed Information” means, collectively: the Data Room Disclosures, the documents and information provided to the Purchaser in this Agreement, the Agreement itself (including its Schedules and Exhibit), all other Transaction Documents and the VDD Reports;
“Dispute” means (i) any application, claim (including, in relation to Taxes, any tax adjustment proposal, tax assessment notice or tax reassessment), challenge, formal notice, investigation, audit, verification or order made, issued, raised or carried out against or in relation to a particular Person, as well as (ii) any legal action, proceedings, procedure or summons, brought on the merits or on an urgent basis, of an arbitral, judicial, administrative (including non-contentious), employment, tax, employment/social security or customs nature, as well as any form of alternative dispute resolution (civil, criminal, administrative or otherwise), to which a particular Person is a party, as applicant or respondent (including through a counter-claim);
“Disputed Item” has the meaning given to it in Clause 3.3.2;
“Effective Time” means that moment in time on the Completion Date which is immediately prior to Completion. For the avoidance of doubt, the definitions of Effective Time and Completion Date shall be interpreted so as to (i) allow the Purchaser to use the usual monthly close of the Group Companies to prepare the Completion Accounts and (ii) not require any allocation of monthly expenses between the pre-Completion and post-Completion periods if the Completion Date does not correspond to the last calendar day of the relevant month;

“Employee” means any individual who is an employee or officer of any Group Company (and “Employees” means all of them);
“Employment Warranties” means the Seller’s Warranties set forth in Clause 19 of Schedule 7;
“Encumbrance” means, in relation to any asset or right, any security interest or guarantee secured on personal property or real estate (including inter alia a pledge, collateral, mortgage or guarantee (nantissement, gage, hypothèque or cautionnement), any lien, easement or restrictive covenant (privilège or servitude), any right restricting possession, exercise, full ownership or free transferability (including inter alia non-transferability obligation, pre-emptive right, preferential agreement, tag-along right, drag-along right, escrow arrangement, right of retention, retention of title clause, claim or demand) or any other Third-Party right or obligation of any kind that has a similar purpose or effect, save as specified in the articles of association of each Group Company as regards said Group Company only;
“Entity” means any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d’intérêt économique) or other organisation, enterprise or entity having or not the legal personality;
“Environmental Laws” means all of the Laws concerning the protection of the environment (including inter alia the protection of the air, water, earth and subsoil, public health and safety, noise and the safety of property and persons, including employees, and the production, handling, storage, transportation and treatment of waste), including the provisions of the French Civil Code and the rules concerning personal liability, liability for Third Parties, liability for property, nuisance between neighbours and all asbestos-related matters;
“Environmental Permits” means the Material Licenses given in relation to matters covered by the Environmental Laws;
“Estimated Net Indebtedness” means the Seller’s good faith estimate of the Completion Net Indebtedness;
“Estimated Purchase Price” has the meaning given to it in Clause 3.1.2;
“Estimated Working Capital” means the Seller’s good faith estimate of the Completion Working Capital;
“Estimated Working Capital Adjustment” means the amount by which the Estimated Working Capital is greater than the Base Working Capital (in which case it will be added to the Base Value for the purposes of Clause 3.1) or by which it is less than the Base Working Capital (in which case it will be deducted from the Base Value for the purposes of Clause 3.1);
“Euro” or “EUR” means Euro, the lawful currency of the member states of the European Union that adopt the single currency;
“Export Control Laws” means all applicable Laws, regulations, orders, licences and licence conditions relating to the export, re‑export, transfer, brokering, transit, end‑use or end‑user restrictions, and the release of software, technology or technical data, including, without limitation: (i) the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security (“EAR”); (ii) the U.S. International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls (“ITAR”); (iii) Regulation (EU) 2021/821 setting up the EU regime for the control of exports, brokering, technical assistance, transit and transfer of dual‑use items, as implemented in Member States; (iv) the U.K. Export Control Act 2002 and the Export Control Order 2008, and any related guidance issued by the U.K. Export Control Joint Unit; and (v) any other similar export, import, transfer, brokering, military/defense trade, or technology‑control Laws applicable to the Group Companies or the Business in any jurisdiction, including those applicable to dual‑use lasers and related components, systems, technology and technical assistance;
“Fairly Disclosed” means disclosed in the Disclosed Information in sufficient detail to enable a reasonable purchaser to make a reasonably informed assessment of the nature and scope of the matter concerned and Disclose shall be construed accordingly. For the avoidance of doubt the scope shall not include the consequences and/or quantum of the exposure;
“Foreign Investment Authority” means the Government Authorities in charge of foreign investment control in France and Sweden;
“Foreign Investment Clearances” means in respect of each of the Foreign Investment Authorities: (i) a decision from the relevant Foreign Investment Authority, which, in accordance with the relevant applicable foreign investment Laws, authorises or does not prevent the Transaction; (ii) the expiry of the applicable waiting period which is deemed to be an official waiver from the relevant Foreign Investment Authority under the relevant applicable foreign investment Laws, or the receipt of a no-action letter or such other comfort issued pursuant to any applicable foreign investment Laws confirming that the relevant Foreign Investment Authority does not intend to challenge the Transaction; or (iii) a decision, declaration, or order of the relevant Foreign Investment Authority declaring that the Transaction is not subject to foreign investment clearance, as the case may be;
“French Commercial Code” means the Code de commerce as in force in France from time to time;
“French Civil Code” means the Code civil as in force in France from time to time;
“Fundamental Warranties” means the Warranties referred to in Clause 1 to Clause 4.3 of Schedule 7;
“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation);
“Guarantee” means the guarantee of an amount of EUR 400,000 granted by Lumibird S.A. in favour of Banque Populaire for the benefit of Quantel Medical S.A.S;
“Governmental Authority” means any supranational, foreign, international, European state, national, regional, departmental, municipal or local entity, body or authority exercising (including by way of a mandate or delegation) any governmental, regulatory or judicial, administrative or Tax authority or any prerogative of public power, including arbitral or regulatory body, department, agency, committee, organisation, tribunal or authority, (including any independent administrative authority) and any subdivision, department or political or other body that is part of the foregoing;

“Group Companies” has the meaning given to it in Recital B;

“Group Companies' Treasury Agreements” means the treasury agreements entered into among the Seller (as managing company) and the participating Group Companies (as principals) prior to the Put Option Date, in each case for cash financing purposes, which are exhaustively identified and set out in Schedule 1.1 (ii) to this Agreement;
“Group Company Intellectual Property” means all the Intellectual Property that, immediately following Completion, will be owned by or licenced to any Group Company, including all Intellectual Property to be assigned to the Company or any Group Company under the relevant IP Transfer Agreements;
“Group Company Registered IP” means the registered Intellectual Property set out in Schedule 1.1 (iii) (such Schedule to reflect all transfers becoming effective at Completion and the situation immediately post Completion);
“Head Company” has the meaning given by section 703-15 of the Income Tax Assessment Act 1997 (Cth);
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union applicable to all companies reporting under the International Financial Reporting Standards;
"Integration Costs" has the meaning given to it in Clause 5.8.4;
“Gated TSA Service” has the meaning given to it in Clause 5.10.3;
“Insurance Claim” has the meaning given to it in Clause 5.2.2;
“Intellectual Property” means all rights in and to intellectual property, including inventions; patents and utility models; trademarks, service marks, logos, trade dress, trade names, business names and company names; designs and models; copyrights and neighbouring or related rights (including rights in software, and, all available related documentation and all object and source code and revisions thereto); Internet domain names, URLs and social media accounts; database rights and any other sui generis rights; trade secrets, know-how and confidential information; Soleau envelopes and any equivalent or successor filing mechanisms; semiconductor topography rights and mask work rights; in each case, whether registered or unregistered (and, for purposes of this definition, “registered” includes registrations and applications for registration and any priority rights), and anywhere in the world; together with all claims, causes of action and defences relating to the enforcement of any of the foregoing for past, present and future infringement, misappropriation or other violation; and all priority rights and all rights to obtain, apply for, register, renew and extend any of the foregoing, and any registrations of, applications to register, renewals and extensions of any of the foregoing;
“IP Agreements” means all Contracts to which any Group Company is a party (or, immediately following Completion, will be a party) pursuant to which any Intellectual Property is licensed, sub-licensed or otherwise made available to or by any Group Company, together with all amendments and ancillary agreements relating thereto;

“IP Coexistence Agreement” means the coexistence agreement with respect to the “Quantel” sign to be entered into on the Completion Date between the Purchaser (or the relevant Group Companies) and the Seller (or the relevant member(s) of the Seller’s Group), in the agreed form as set out in Schedule 1.1 (iv);

“IP Know-How License Agreement” means the license agreement with respect to certain Intellectual Property of the Seller’s Group to be entered into on the Completion Date between the Seller (or the relevant member of the Seller’s Group) and Quantel Medical , in the agreed form as set out in Schedule 1.1 (v);
“IP Transfer Agreement (Purchaser)” means the IP Transfer Agreement with respect to certain Intellectual Property of the Group Companies to be entered into on the Completion Date between the relevant Group Companies and the Seller (or the relevant member(s) of the Seller’s Group), in the agreed form as set out in Schedule 1.1 (vi);
“IP Transfer Agreement (Seller)” means the IP Transfer Agreement with respect to certain Intellectual Property of the Seller’s Group to be entered into on the Completion Date between the relevant member(s) of the Seller’s Group and the Purchaser (or the relevant Group Companies) in the agreed form as set out in Schedule 1.1 (vii);
"IP Transitional Licence Agreement (Seller)” means the transitional intellectual property licence agreement with respect to certain Intellectual Property of the Seller’s Group, to be entered into on the Completion Date between the relevant member(s) of the Seller’s Group and the Purchaser (or the relevant Group Companies) in the agreed form as set out in Schedule 1.1 (viii);
“Intra-Group Agreements” has the meaning given to it in Clause 5.3.2;
“IT Separation Plan” has the meaning given to it in Clause 5.8.1.
“IT Separation Steering Committee” has the meaning given to it in Clause 5.10.1.
“Key Employee" has the meaning set forth in a separate agreement relating to certain defined terms of this Agreement entered into by the Parties dated on the Put Option Date;
“Law” means, in France or in any other country, any binding treaty, directive, law, statute, decree, regulation, rule, ordinance, principle of common law (where it is relevant in the concerned jurisdiction), order or other act of any Governmental Authority, together with any judicial or administrative interpretation thereof; all binding decisions of any Governmental Authority, including judgments, orders, injunctions and awards;
“Leased Real Property Assets” has the meaning given to it in Clause 21.3.1 of Schedule 7;
“Licensed IP” means all Intellectual Property that is licensed or sub-licensed to any Group Company (or that, immediately following Completion, will be licensed or sub-licensed to any Group Company) under any IP Agreement (including, for the avoidance of doubt, any Intellectual Property to be licensed to any Group Company under the IP Transitional Licence Agreement (Seller) and any other Ancillary Agreement);
“Logical Isolation” means the segregation and separation of the Group Company data, configurations, user access, operational environments, and supporting infrastructure within any Shared Group Application.
“Long Stop Date” means 31 March 2027, it being specified that in case of Court of Appeal Recourse, such date shall be extended by six (6) months (unless otherwise agreed between the Parties);
“Losses” means losses, damages, costs (including reasonable legal costs), which are direct (directs), actual (certains) and foreseeable (prévisibles), within the meaning given to such terms under Articles 1231-2, 1231-3 and 1231-4 of the French Civil Code as construed by the French Cour de cassation at the time such damage or loss occurs.

Losses excludes liability for any loss of an opportunity (perte de chance), loss of profit (manque à gagner), loss of reputation (préjudice d’image), any punitive, or any indirect or unpredictable (imprévisible) loss;
“Lumibird Shareholders’ Meeting” has the meaning given to it in Clause 6.2.1;
“Major In-Flight Projects” means the material technology, compliance, and operational improvement projects of the Group Companies listed on Schedule 5.9.
“Material Customer and Distribution Contracts” means the customer contracts of each Material Group Company listed in folder 14.8 of the Data Room and, in addition, all MFN Contracts with customers;
“Material Group Company” means any of Quantel Medical SAS, Ellex Medical Pty Limited, Lumibird Medical Inc. and Optotek;
“Material Licences” means all licences (to the exclusion of any license on Intellectual Property), permits, certification, registration, permissions, registrations, authorisations, consents and approvals issued by any Governmental Authority that are required under applicable Laws for the conduct of the Business in the manner in which it is conducted on the Signing Date and at Completion, and which are necessary to permit the Business to carry on its core activities, to operate its material assets, or to comply with applicable health, safety, environmental, data protection, sectoral or other regulatory requirements, in each case to the extent reasonably expected to be material to the Business taken as a whole;
“Material Supplier Contracts” means the supplier contracts of each Material Group Company listed in folder 14.9 of the Data Room;
“MFN Contract” means the Contract to which any Group Company is a party that contains a “most favoured nation,” “most favoured customer,” “parity,” “price parity,” “most favoured pricing,” or functionally equivalent clause that requires a Group Company to offer a counterparty economic or commercial terms that are at least as favourable as those offered to any third party as exhaustively listed in Schedule 1.1(ix) of this Agreement;
“MTO Exemption” means (i) a definitive decision not to implement a public buy-out offer (décision définitive purgée de tout recours de ne pas mettre en oeuvre une offre publique de retrait) in respect of the Seller’s listed shares, to be granted to the Controlling Shareholder by the AMF in connection with the Transaction, in accordance with Article 236-6 of the AMF General Regulations or (ii) in case of Court of Appeal Recourse, a definitive decision of the Paris Court of Appeal (décision définitive sans pourvoi en cassation) concluding the absence of obligation to implement a public buy-out offer (offre publique de retrait) pursuant to Article 236-6 of the AMF General Regulations;
“Net Indebtedness” has the meaning given to it in Schedule 1.1.(x);
“Ordinary Course of Business” means the day-to-day reasonable and prudent management of business, in accordance with previous practice (as assessed over the last 24 months) and, in all material respects, in compliance with the Law;
“Organisational Documents” means when used with respect to (i) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and to (ii) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;
“Owned Real Property Assets” has the meaning given to it in Schedule 7, Clause 21.2.1;
“Parties” has the meaning given to it in the preamble of this Agreement;
“Permitted Encumbrances” means, collectively, (a) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith and by appropriate proceedings, (b) mechanics', workmen’s, repairmen’s, warehousemen’s, landlord’s, carriers' or other like Encumbrances, including all statutory Encumbrances, arising or incurred in the Ordinary Course of Business and with respect to which the underlying obligations are not delinquent or are being contested in good faith and by appropriate proceedings, (c) sales contracts conditional on the full payment of the purchase price (avec clause de réserve de propriété) and equipment leases with third parties entered into in the Ordinary Course of Business, (d) Encumbrances set out in Organizational Documents, and (e) Encumbrances imposed by Law or (f) any Encumbrances listed in Schedule 1.1(xi);
“Person” means a natural person, an Entity or a Governmental Authority;
“Personal Data” shall have the meaning ascribed to it under the GDPR;
“Pledge” means the Encumbrances encumbering the Transferred Shares pursuant to a first-rank pledge dated 15 October 2024 in favour of various lenders to secure the repayment of sums owed by the Seller under refinancing loan agreements;
“Pre-Completion Statement” has the meaning given to it in Clause 3.2;
“Privacy Laws” shall mean all applicable data protection Laws, including, when applicable, the GDPR;
“Projections” has the meaning given to it in Clause 9.3.16;
“Purchaser” has the meaning given to it in the preamble of this Agreement;
“Purchaser’s Group” means the Purchaser together with their Affiliates from time to time (including from Completion, the Group Companies);
“Purchaser Notice” has the meaning given to it in Clause 9.5.1;
“Purchase Price” has the meaning given to it in Clause 3.1.1;
“Purchaser Warranties” has the meaning given to it in Clause 8;
“Put Option” has the meaning given to it in Recital E;
“Put Option Date” has the meaning given to it in Recital E;
“Real Property Assets” has the meaning given to it in Clause 21.3.1 of Schedule 7;
“Reference Accounts” means the annual financial statements of each of the Group Companies for the financial year ended 31 December 2025;
“Regulatory Authorities” means the Foreign Investment Authorities and the Slovenian Authority;
“Regulatory Clearances” means the Foreign Investment Clearances, and the Slovenian Clearance;

“Remaining Disputed Items” has the meaning given to it in Clause 3.3.4;
“Resolution Period” has the meaning given to it in Clause 3.3.4;
“Restricted Territory” has the meaning given to it in Clause 10.2.1;
"Sanctions" means, as amended from time to time, any Laws or regulations relating to economic or financial sanctions or trade embargoes or related to restrictive measures enacted, adopted, administered, imposed or enforced by the United Nations Security Council and/or the European Union and/or the State of the French Republic through the Direction Générale du Trésor (DGT) and/or the US government through the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and/or the Bureau of Industry and Security (BIS) of the US Department of Commerce and/or the United Kingdom through His Majesty’s Treasury (HMT) and/or any other similar authority enacting restrictive measures, to the extent these measures are applicable;
“Seller” has the meaning given to it in the preamble of this Agreement;
“Seller Insurance” has the meaning given to it in Clause 5.2;
“Seller’s Australian Consolidated Group” means the Australian income tax consolidated group formed on 30 June 2020 comprising Lumibird Medical Australia Pty Ltd, as Head Company, Adele Ellex SPV Pty Ltd, Ellex Medical Pty Ltd, and Ellex Machine Shop Pty Ltd;
“Seller’s Group” means the Seller together with their Affiliates from time to time;
“Seller’s Knowledge” means the Actual Knowledge, as of the Put Option Date, at the date of this Agreement and at Completion of the individuals set forth in Schedule 1.1 (xii) (the “Knowledge Individuals”), after having carried out reasonably necessary checks in relation to the matters concerned with the managers of the relevant Group Company, to the exclusion of any imputed or constructive knowledge;
“Seller’s Retained Group Companies” means the Seller and all of their respective Affiliates from time to time, but excluding any Group Company, and any of them a “Seller’s Retained Group Company”;
“Seller Facility” means the intra-group facility entered into on 15 June 2020 between the Seller (as lender) and the Company (as borrower) as set in folder 4.1.4 of the Data Room;
"Seller Facility Amount " has the meaning given to it in Clause 3.2;
“Seller’s Selected Employee” has the meaning set forth in a separate agreement relating to certain defined terms of this Agreement entered into by the Parties dated on the Put Option Date;
“Seller Warranties” has the meaning set forth in Clause 7;
“Separation Action” has the meaning given to it in Clause 5.10.2;
“Separation Completion Certificate” has the meaning given to it in Clause 5.10.2;
"Separation Costs" has the meaning given to it in Clause 5.8.3;
“Signing Date” means the date of execution of this Agreement;
“Slovenian Authority” means the Government Authority in charge of foreign investment control in Slovenia;
“Slovenian Clearance” means in respect of the Slovenian Authority: (i) a decision from the Slovenian Authority, which, in accordance with the relevant applicable foreign investment

Laws, authorises or does not prevent the Transaction; (ii) the expiry of the applicable waiting period which is deemed to be an official waiver from the Slovenian Authority under the relevant applicable foreign investment Laws, or the receipt of a no-action letter or such other comfort issued pursuant to any applicable foreign investment Laws confirming that the relevant Slovenian Authority does not intend to challenge the Transaction; or (iii) a decision, declaration, or order of the Slovenian Authority declaring that the Transaction is not subject to foreign investment clearance, as the case may be;
“Specific Accounting Principles” means the accounting principles applicable to the preparation of the Completion Accounts and Completion Statement and described in Schedule 1.1 (xiii);
“Specific Fibre Lasers” means fibre lasers having a wavelength range of 550-600 nm;
“Specific Indemnities” has the meaning set forth in Clause 9.2;
“Straddle Period” has the meaning given to it in Clause 10.5.2;
“Subrogation Waiver” has the meaning given to it in Clause 9.7.4;
“Subsidiaries” means, in relation to any particular Person, any Person that is Controlled by the said Person;
“Supply Agreement” means the supply agreement to be entered into on the Completion Date between Lumibird, Keopsys Industries, Quantel Technologies and Quantel Medical in the form of the agreement set out in Schedule 1.1 (xiv);
“Surviving Clauses” means Clauses 1, 12.2, 12.4 to 12.10, 13, and 14 and “Surviving Clause” means any one of them;
“Systems” means any fully integrated, end-use laser-based, ultrasound-based or imaging system-based medical device or equipment designed, marketed, and sold as a complete solution to perform a specific clinical, diagnostic or therapeutic function, including all embedded hardware, software, and user interfaces necessary for its operation. For the avoidance of doubt, Systems include turnkey medical platforms delivered to end customers (e.g., ophthalmic laser systems), whether sold directly or through distributors;
“Tax” means (i) all forms of direct or indirect taxation, levies, tariffs, excises, imposts, fees, charges, surcharges, deductions, withholdings and duties (including without limitation income tax, corporation tax, capital gains tax, registration tax, inheritance tax, withholding tax, net wealth tax, value added tax, goods and services tax, fringe benefits tax, turnover tax, customs and other import or export duties, excise duties, capital taxes, transaction taxes, Transfer Tax, stamp duties), social security, employment taxes (including pay as you go, payroll tax, workers compensation premium or levy, and superannuation guarantee charge), and other similar contributions or charges, together with any interest or penalties thereto, imposed by any Governmental Authority (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period and (iii) any liability for the payment of any amounts of the type described in sub-Clause (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any obligation to indemnify any other Person or payable pursuant to any tax consolidation agreement;
“Tax Authorities” means the Government Authorities in charge of tax matters;
“Tax Group Exit Agreement” has the meaning given to it in Clause 5.3.1;

“Tax Relief” means any loss, relief, allowance, exemption, exclusion, set-off, deduction, rebate, refund, right to repayment or credit granted or available in respect of any Tax under any Law;
“Tax Returns” means all returns, declarations, reports, estimates, claims for refund, information returns and statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;
“Tax Warranties” means the Seller’s Warranties set forth in Clause 23 of Schedule 7;
“Terminated Intra-Group Agreements” has the meaning given to it in Clause 5.3.2(ii);
“Third Party” means any Person that is not a Party to this Agreement (or any of its Affiliates);
“Third-Party Claim” has the meaning given to it in Clause 9.5.1;
“Transaction” means the sale by the Seller and the purchase by the Purchaser of the Transferred Shares in accordance with the terms and conditions of this Agreement and the entering into the Ancillary Agreements which form an essential part of this transaction;
“Transaction Bonus” means any transaction bonuses to be paid by a Group Company to an Employee upon Completion, as disclosed by the Seller to the Purchaser before the Put Option Date, which shall in any event be accounted for as Completion Net Indebtedness;
“Transaction Documents” means this Agreement (including its Schedules and Exhibits), the Ancillary Agreements and any other documents to be entered into from time to time between the Seller and the Purchaser in accordance thereto;
“Transferred Shares” has the meaning given to it in Recital A;
“Transfer Tax” means any duty (including stamp duty, landholder duty, transaction or registration duty), stamp, transfer, documentary, registration and other similar Taxes and related amounts and all related fines, penalties, charges, costs and interest;
“Transitional Services Agreement” means the transitional services agreement to be entered into on the Completion Date between the Seller and the Company in the form of the agreement set out in Schedule 1.1 (xv);
“UES” means the economic and social unit comprising the Seller, Quantel Technologies SASU, KEOPSYS Industries SASU and Quantel Medical SAS;
“VAT” means (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other Tax of a similar nature (including in particular Australian goods and services tax under the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any sales or turnover Tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (a) above, or imposed elsewhere;
“VDD Reports” means the financial reports identified in Schedule 1.1(xvi) that were made available to the Purchaser in the Data Room;
“Waivers” means any consent, waiver, approval, notice, acknowledgment or other authorization from a Third Party that is required under any Contract of any Group Company, or that the Purchaser reasonably determines is required, in connection with the transactions contemplated by this Agreement (including any direct or indirect change of control of any Group Company), in each case to prevent the relevant Third Party from exercising any right to terminate, rescind, suspend, amend, accelerate or otherwise adversely modify such Contract;
“Warranty Claim” means a Claim for breach of a Seller Warranties;
“W&I Insurance Costs” means costs and expenses relating to the W&I Insurance Policy, including the insurance premium, any insurance premium tax, any legal fees of the W&I Insurer lawyers payable for the W&I Insurance Policy and any broker commissions payable if and to the extent not reflected in the insurance premium;
“Working Capital” has the meaning given to it in Schedule 1.1(x);
“W&I Insurance Policy” means the warranty and insurance policy attached hereto as Schedule 1.1 (xvii); and
“W&I Insurer” means Liberty Specialty Markets Europe S.à r.l.
1.2    Principles of Construction
In this Agreement:
1.2.1    All references herein to Recitals, Clauses, Schedules and Exhibits shall be deemed references to recitals and Clauses of, and schedules and exhibits to, this Agreement, unless the context shall otherwise require. The descriptive headings to Clauses, Schedules and Exhibits are inserted for convenience only, and shall have no legal effect.
1.2.2    The Schedules and Exhibits to this Agreement shall be deemed to be a part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and references to “this Agreement” shall be deemed to include such Schedules and Exhibits.
1.2.3    The provisions of articles 640 to 642 of the French Code of Civil Procedure (Code de Procédure Civile) shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, (i) the references in article 642 to “un jour férié ou chômé” shall be deemed to be made to a day other than a Business Day and (ii) the reference made to a “premier jour ouvrable” shall be deemed to be made to the first “Business Day” to arise.
1.2.4    French terms appearing in italics in this Agreement shall prevail, as to their meaning, over the English terms, and over any other possible French translation of those English terms, to which such French legal terms are referring;
1.2.5    The following rules of interpretation shall apply unless the context shall require otherwise:

(i)    Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.
(ii)    Whenever used in this Agreement: the words “include”, “includes” and “including” shall be deemed to be followed by the terms “without limitation”.
(iii)    the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Clause or sub-Clause in which the reference appears.

(iv)    To the fullest extent permitted by applicable Law, the Purchaser hereby expressly waives the provisions of article 1602 of the French Civil Code.
1.2.6    A reference to any French legal term for any action, remedy, method of judicial proceedings, legal document or legal concept shall, in respect of any jurisdiction other than France, be deemed to include what most nearly approximates in that jurisdiction to the French legal term.
1.2.7    Any reference to a statutory provision shall include such provision as it exists and is construed as of the date of this Agreement.
1.2.8    A reference to a specific time of day shall be to local time in Paris, France.
1.2.9    The terms and expressions where the words “reasonable endeavours”, “best endeavours”, “reasonable efforts” or “best efforts” or similar expressions are used in this Agreement, these words shall be interpreted as an “obligation de moyens” under French Law;
1.2.10    Any reference in this Agreement to a “notice” shall be deemed to be a reference to a “written notice” (and the words “notify”, “notified”, “notification” shall be interpreted accordingly);
1.2.11    Any reference in this Agreement to "Encumbrances" shall be deemed to exclude the Permitted Encumbrances;
1.2.12    Any reference to a commitment by or obligation of any Affiliate of the Seller (or an obligation of the Seller to procure that one of its Affiliates comply with an obligation under this Agreement) shall be construed as a strict obligation of result owed by the Seller to duly perform such commitment or obligation and the Seller shall be liable as a principal obligor, jointly and severally with such Affiliate, for such performance.
1.2.13    Any reference to a commitment by or obligation of any Affiliate of the Purchaser (or an obligation of the Purchaser to procure that one of its Affiliates comply with an obligation under this Agreement) shall be construed as a strict obligation of result owed by the Purchaser to duly perform such commitment or obligation and the Purchaser shall be liable as a principal obligor, jointly and severally with such Affiliate, for such performance.
1.2.14    A reference to any party to this Agreement or any other agreement or document includes such party's successors and permitted assigns.
2    SALE AND PURCHASE OF SHARES
Upon the terms and subject to the conditions of this Agreement, on the Completion Date, the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases the Transferred Shares, free and clear of all Encumbrances.
The Parties acknowledge that this acquisition is indivisible and concerns all of the Transferred Shares, which together represent 100% of the Company’s share capital, voting rights and financial rights. Consequently, the Purchaser cannot be required to purchase less than all of the Transferred Shares.
Subject to the foregoing, the Purchaser shall become the owner and shall have possession of the Transferred Shares as from the Completion Date and shall benefit from all rights and obligations arising from the full ownership of the Transferred Shares.

As regards the dividend entitlement attached to the Transferred Shares, the Purchaser shall have the exclusive right to all of the financial rights, distributions, allotments, dividends and interim dividends attached to the Transferred Shares that are distributed or paid by the Company on or after the Completion Date in respect of the current financial year or as a result of balances brought forward from a previous year, reserves, premiums or other existing equity items.
3    CONSIDERATION
3.1    Purchase price
3.1.1    The consideration to be paid by the Purchaser to the Seller for the sale of the Transferred Shares (the “Purchase Price”) shall be equal to:
(i)    three hundred million euros (EUR 300,000,000) (the “Base Value”), minus
(ii)    the Completion Net Indebtedness,
plus
(iii)    the Completion Working Capital Adjustment.
3.1.2    On the Completion Date, the Purchaser shall pay an amount in euros to the Seller in accordance with Clause 6.2 an amount equal to:
(i)    the Base Value,
minus
(ii)    the Estimated Net Indebtedness,
plus
(iii)    the Estimated Working Capital Adjustment,
(the “Estimated Purchase Price”).
An illustrative calculation of the Estimated Purchase Price as of 31 December 2025, is set out in Schedule 3.1 (and the corresponding excel document, if any, was exchanged by official email amongst the Parties’ attorneys on the Signing Date).
The Purchase Price shall not be subject to any upwards or downwards adjustments, except as expressly provided under this Clause 3 and Clause 9.1.
3.2    Pre-Completion Statement
3.2.1    At least ten (10) Business Days prior to the Completion Date, the Seller shall deliver to the Purchaser a statement (the "Pre-Completion Statement") setting out:
(i)    the amount of:
(a)    the Estimated Net Indebtedness,
(b)    the Estimated Working Capital Adjustment;
(c)    the Estimated Purchase Price;

(d)    a breakdown of the aggregate amount of cash and cash equivalents held by each Group Company;
together with supporting details including the accounts of the Group Companies which were used by the Seller for the preparation of the Pre-Completion Statement and detailed explanations for the projections up to the Completion Date.
(ii)    the payment accounts details of the Seller in respect of bank accounts to which the Completion Payments have to be made on the Completion Date; it is specified that if the Seller requests the Purchaser to pay part of the Estimated Purchase Price directly to the lenders in respect of the reimbursement of the loan(s) entered into by the Seller and secured by the Pledge, the Pre-Completion Statement shall contain the bank account details of (and the exact amount to be paid to) the relevant lender(s), provided that the Parties hereby irrevocably agree that any such direct payment to the lenders (if any), at the request of the Seller, shall irrevocably discharge the Purchaser from its payment obligation in connection with such portion of the Estimated Purchase Price, the Purchaser being immediately released from any liability whatsoever in this respect, without any formality of any kind subject only to making such direct payment.
(iii)    in reasonable detail, the amount to be paid on the Completion Date with respect to the Seller Facility, together with a calculation statement and supporting evidence (the “Seller Facility Amount”), provided that the Parties hereby irrevocably agree that any such payment under the Seller Facility (if any) shall irrevocably discharge the Purchaser from its payment obligation in connection with the Seller Facility, the Purchaser being immediately released from any liability whatsoever in this respect, without any formality of any kind subject only to making such payment;
(iv)    details of the aggregate amounts to be paid, waived, netted or otherwise settled on the Completion Date in respect of any intragroup agreements, balances or other arrangements between any Group Company, on the one hand, and the Seller or any of its Affiliates (other than the Group Companies), on the other hand, identifying the relevant counterparties and the intended settlement mechanics.
3.2.2    An original of the letter from the agent under the financing secured by the Pledge unconditionally releasing the Pledge subject only to the full repayment of the amounts (in principal, accrued interests, penalties and/or any other costs arising out from such early repayment) payable to the lenders pursuant to such financing on the Completion Date, as identified in such letter, shall be attached to the Pre-Completion Statement.
3.2.3    Up until five (5) Business Days prior to the Completion Date, the Purchaser shall have the right to ask questions and propose reasonable amendments to the Pre-Completion Statements to the Seller, and the Seller shall make its best efforts to answer such comments and undertakes to consider Purchaser proposed amendments in good faith.
3.2.4    At the latest five (5) Business Days prior to the Completion Date, the Seller shall in good faith analyse and consider the Purchaser’s proposed amendments and may confirm or amend the Pre-Completion Statement accordingly. For the avoidance of doubt, (i) the Seller has no obligation to amend the initial Pre-Completion Statement further to the Purchaser’s comments and (ii) in the absence of confirmation or amendment from the Seller, the initial Pre-Completion Statement shall apply.
3.2.5    If the Seller fails to deliver a compliant Pre‑Completion Statement within the time limits set out above, the Purchaser may, acting in good faith, defer Completion by a maximum of five (5) Business Days (and the Long Stop Date shall be extended accordingly) without liability or prejudice to any other rights or remedies. For the avoidance of doubt, the Purchaser shall not be obliged to make any Completion Payments unless and until the requirements of this Clause 3.2 have been satisfied in full.
3.3    Post-Completion Adjustments
3.3.1    Within sixty (60) Business Days as from the Completion Date, the Purchaser shall deliver to the Seller a draft Completion Statement including the Completion Accounts and, in reasonable details and with supporting data, its computation of the Completion Net Indebtedness and the Completion Working Capital Adjustment and the resulting Purchase Price (the “Adjustment Notice”). The Seller and the Purchaser shall co-operate with regard to the review of the draft Completion Statement (including its schedules) and the Purchaser shall, subject to reasonable notice, make available during normal office hours to the Seller (and his advisors) the relevant books and records as the Seller may reasonably require to review the draft Completion Statement and Completion Accounts. The Seller may reasonably request from the Purchaser such additional explanations and information necessary to justify the calculation of the Completion Net Indebtedness and/or the Completion Working Capital Adjustment and/or the resulting Purchase Price set forth in the Adjustment Notice and the Purchaser shall, to the extent available, provide information as soon as practicable. If the foregoing is not complied with, the time limit for submitting the Adjustment Objection Notice shall be extended until it is provided.
3.3.2    If the Seller disagrees with the Completion Accounts and the Purchaser’s assessment of the Completion Net Indebtedness and/or the Completion Working Capital Adjustment and/or the resulting Purchase Price, the Seller must deliver an objection notice (the “Adjustment Objection Notice”) no later than thirty (30) Business Days as from the day of the Seller’s receipt of the Adjustment Notice, specifying the reason for such disagreement and the adjustments (each a “Disputed Item”) which, in the Seller’s opinion, should be made to the Adjustment Notice in order to comply with the rules set forth in this Agreement (including the Accounting Principles). In addition to the Adjustment Objection Notice, the Seller shall also provide all reasonable and available documentation in support of the Disputed Items. For the avoidance of doubt, any element of the Adjustment Notice for which no Disputed Item was raised in the Adjustment Objection Notice shall be deemed to be accepted by the Seller.
3.3.3    If the Seller does not deliver an Adjustment Objection Notice to the Purchaser in accordance with, and within the time frame provided in, Clause 3.3.2 (and subject to Clause 3.3.1), the Seller will be deemed to have accepted the Completion Accounts, the Completion Net Indebtedness, the Completion Working Capital Adjustment and the resulting Purchase Price set forth in the Adjustment Notice which will be final and binding on the Purchaser and the Seller.

3.3.4    If the Seller delivers an Adjustment Objection Notice in accordance with, and within the time frame provided in Clause 3.3.2, the Purchaser and the Seller will, within fifteen (15) Business Days following the receipt of the Adjustment Objection Notice by the Purchaser (the “Resolution Period”) attempt to agree upon the items in dispute in the Adjustment Objection Notice and any such written agreement by them as to any such items will be final and binding on the Purchaser and the Seller. If, at the end of the Resolution Period, there remain items in dispute (the “Remaining Disputed Items”), then the Remaining Disputed Items shall be submitted, at the request of either the Purchaser or the Seller, to an independent expert (the “Independent Expert”) appointed from the list of Designated Independent Experts according to the order of preference set forth in the definition of “Designated Independent Experts”, in accordance with Clause 3.3.5. The Party so requesting the appointment of the Independent Expert shall copy the other Party in writing of such request.
3.3.5    If the relevant Designated Independent Expert notifies the Purchaser or the Seller that it is unwilling or unable to act as Independent Expert for any reason (including if such firm has worked for either Party or any of their Affiliates during the three (3) years preceding its appointment), or if within eight (8) Business Days after it has been first requested to act it has not notified its willingness and ability to act, such firm shall be deemed to have declined, and either Party may approach the next Designated Independent Expert in the order of preference, and the provisions of this Clause 3.3.5 shall apply mutatis mutandis. For the avoidance of doubt, the fact that a Designated Independent Expert is acting or has acted as APP Expert or member of the College of Experts for the purpose of Schedule 3.5 (Additional Purchase Price) shall not prevent such Designated Independent Expert from acting as Independent Expert (and vice versa).
3.3.6    In the event that all Designated Independent Experts have declined to act, and if the Purchaser and the Seller fail to agree on an alternative Independent Expert within ten (10) Business Days after the last such declination, the Independent Expert (which shall in all cases be a reputable and independent international accounting firm with a presence in France and proven experience acting as expert in M&A transactions) shall be appointed by the Tribunal des Activités Économiques of Paris under urgent proceedings (“statuant à bref délai”) pursuant to article 858 of the French Code of Civil Procedure, at the request of either Party. In the event that the President of the Commercial Court of Paris does not authorize the requesting Party to use such urgent proceedings (à assigner à bref délai), the Independent Expert may then be appointed by the ICC International Center for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals, at the request of any of the Purchaser or the Seller.
3.3.7    The Parties acknowledge that in case of disagreement, it is essential that the final determination of the Purchase Price by the Independent Expert, and accordingly the appointment of the Independent Expert given the time period required for the fulfilment of its mission, take place as promptly as practicable pursuant to Clauses 3.3.4 to 3.3.6. Each Party undertakes to take any appropriate measure within its control to that effect and in particular to negotiate in good faith the engagement letter of the Independent Expert.
3.3.8    If an Independent Expert appointed in accordance with this Clause 3.3 is unwilling or unable to fulfil its mission, another Independent Expert shall be appointed in accordance with the provisions of this Clause 3.3. The Purchaser and the Seller shall instruct the Independent Expert to use its best efforts to deliver its final report within seventy-five (75) Business Days following its appointment. If the Independent Expert does not deliver its final report within one hundred and ten (110) Business Days following its appointment, it shall be deemed to have resigned (unless otherwise agreed in writing by the Parties), and the provisions of Clauses 3.3.4 to 3.3.6 shall apply to the appointment of a replacement Independent Expert.
3.3.9    The mission of the Independent Expert shall be to determine the Remaining Disputed Items and the resulting Purchase Price. The Independent Expert shall act as an expert pursuant to article 1592 of the French Civil Code and shall apply the provisions of Clause 3 and the other provisions of this Agreement. The Independent Expert shall have the power to construe the provisions of this Agreement to the extent required in order to perform its mission.
3.3.10    The Independent Expert shall comply with the following procedural rules when fulfilling its mission:
(i)    the Independent Expert shall comply with the adversarial principle (principe du contradictoire) when performing its mission and shall in particular (x) give the Seller and the Purchaser a reasonable opportunity to make written and oral representations to the Independent Expert, (y) require that the Seller and the Purchaser supply the other with a copy of any written representations at the same time as they are made to the Independent Expert and (z) permit the Seller and the Purchaser to be present while oral submissions are being made by the other Party;
(ii)    in relation to each Remaining Disputed Item, in the event that the Independent Expert determination exceeds the higher of or is less than the lower of the corresponding amounts set forth in the draft Completion Statement (or the Adjustment Objection Notice) (or otherwise already agree between the Parties), the Independent Expert shall retain an amount within the boundaries set forth by the two amounts submitted by the Seller and the Purchaser for such item;
(iii)    before its final determination, the Independent Expert will prepare and deliver to the Seller and the Purchaser, no later than twenty-five (25) Business Days of the submission of the Remaining Disputed Items to the Independent Expert, a preliminary statement containing its provisional determination in order to collect their comments and observations. The preliminary statement shall also outline the underlying rationale followed by the Independent Expert for each Remaining Disputed Item to reach his/her provisional determination. The Seller and the Purchaser shall each have the opportunity to provide comments to the Independent Expert on the preliminary statement within ten (10) Business Days from the date of such preliminary statement (and such comments shall be communicated forthwith to the Purchaser or the Seller, as the case may be); and
(iv)    the Independent Expert shall use its reasonable endeavours to make its final determination within forty-five (45) Business Days of the submission of the Remaining Disputed Items to the Independent Expert.
3.3.11    The Purchaser and the Seller shall (and shall procure that their advisors shall) co-operate with the Independent Expert. The Purchaser shall procure that the Group

Companies shall co-operate with the Independent Expert and give the Independent Expert, on reasonable advance notice, access to the relevant Group Companies’ accounting and other personnel and provide the Independent Expert with the accounting and other books, records and documents of the Group Companies, as may be reasonably requested by the Independent Expert.
3.3.12    The Independent Expert’s determination will be set out in a written statement delivered to the Seller and the Purchaser and will be final and binding on the Purchaser and the Seller, except in the case of fraud or manifest error.
3.3.13    The fees, costs and expenses of the Independent Expert shall be borne by the Party whose estimate of the Purchase Price is the furthest from the amount of the Purchase Price as determined by the Independent Expert.
For the purpose of this Article 3.3, “Business Days” shall exclude days of August.
3.4    Payment of adjustment
Within ten (10) Business Days after determination of the Completion Net Indebtedness and the Completion Working Capital Adjustment and accordingly of the Purchase Price, any sums due shall be paid by wire transfer of immediately available funds for same day value to such account as shall have been notified by the Purchaser to the Seller or vice versa, as follows:
3.4.1    if the Purchase Price exceeds the Estimated Purchase Price, then the excess shall be paid by the Purchaser to the Seller; and
3.4.2    if the Estimated Purchase Price exceeds the Purchase Price, then the excess shall be paid by the Seller to the Purchaser.
3.5    Additional Purchase Price
The Purchaser shall pay to the Seller, subject to the conditions and in accordance with the terms set out exclusively in Schedule 3.5 (Additional Purchase Price), a variable additional amount payable in addition to the Purchase Price (the “Additional Purchase Price”), representing a maximum aggregate amount of fifty million euros (€50,000,000) less the potential 2026 Earn-Out Bonus Costs and the 2027 Earn-Out Bonus Costs (the “Overall Cap”).
The detailed mechanism for the determination, calculation and payment of the Additional Purchase Price is governed exclusively by Schedule 3.5.
4    CONDITIONS PRECEDENT
4.1    Satisfaction of the Conditions Precedent
The obligation of the Purchaser to purchase the Transferred Shares at Completion and to take the other actions required to be taken by the Purchaser at Completion, and the obligation of the Seller to sell the Transferred Shares at Completion and to take the other actions required to be taken by the Seller at Completion are subject to the satisfaction of the following conditions precedent (the “Conditions Precedent”):
(i)    obtaining the Foreign Investment Clearances;
(ii)    obtaining the MTO Exemption;
4.2    Regulatory Clearances

4.2.1    The Purchaser acknowledges the importance of obtaining the Regulatory Clearances as soon as reasonably practicable and represents that it is not aware of any reasonably foreseeable reason that may prevent the Transaction.
4.2.2    To the extent that such actions had not been taken prior to the Signing Date and subject to having received the required information from the Seller, which the Purchaser will have requested at least three (3) Business Days in advance and received from the Seller at the latest two (2) Business Days thereafter, the Purchaser shall file as soon as possible thereafter and in any event no later than twenty (20) Business Days after the Signing Date, notifications (or pre-notifications where such pre-notifications are customary or advisable) with the Regulatory Authorities with respect to the Transaction, and where applicable, submit as soon as reasonably practicable all formal notifications from the end of pre-notification phases. After filing such notifications or pre-notifications, the Purchaser shall conduct the process diligently and take all reasonable steps to obtain the Regulatory Clearances in accordance with this Clause 4.2.
4.2.3    The Purchaser shall, subject to having received the required information from the Seller, which the Purchaser will have requested at least three (3) Business Days in advance and received from the Seller at the latest two (2) Business Days thereafter:
(i)    use or require from the Regulatory Authorities the application of the simplified procedure, when available;
(ii)    take all reasonable steps to avoid any declaration of incompleteness or any suspension of the time period by any Regulatory Authority;
(iii)    supply as promptly as reasonably practicable any information and documentary material that may be requested by the Regulatory Authorities in order to obtain the Regulatory Clearances (with a copy sent to Seller's legal counsel, to the extent reasonably practicable);
(iv)    keep the Seller and Seller’s legal counsel regularly and reasonably informed of material developments of these notifications (or pre-notifications), providing the Seller with a reasonable opportunity to comment on material written submissions before filing, which comments the Purchaser shall consider in good faith;
(v)    respond as soon as reasonably practicable to all enquiries received from any Regulatory Authority to whom a filing has been made for additional information or documentation and to supplement such notifications (or pre-notifications) as reasonably requested by each Regulatory Authority;
(vi)    except for communications that are administrative or procedural in nature and where reasonably practicable and not prejudicial to the Purchaser, communicate with any Regulatory Authority only after prior coordination with the Seller and/or the Seller's legal counsels (taking into account their reasonable comments and requests) and provide to the Seller and/or the Seller's legal counsels copies (or reasonable details, in the case of non‑written communications) of material correspondence;
(vii)    provide the Seller (and/or the Seller's legal counsel) with a final draft of all such submissions, notifications (or pre-notifications), filings, documents and other communications sent to or received from any Regulatory Authority within a reasonable time prior to submission for the Seller’s information only, provided that the full confidential versions of such final drafts should only be shared to the Seller’s legal advisers on a counsel-to-counsel only basis and the versions of such final drafts shared with the Seller shall be redacted to remove any commercially sensitive information concerning the Purchaser. The Purchaser shall consider in good faith any comments timely provided by the Seller, it being understood that (i) the Purchaser shall retain sole discretion over the content and timing of all such submissions and communications and shall not be required to incorporate any Seller comments and (ii) when the content relates to confidential information of the Purchaser, it shall be limited to the Seller’s counsel at the Purchaser’s request;
(viii)    unless precluded under applicable Laws or the Regulatory Authorities, allow the Seller’s legal advisers to, upon their request with reasonable prior notice, attend material meetings (and participate in, material telephone or other material conversations, except any conversations that are administrative in nature) with the Regulatory Authorities; and
(ix)    notify the Seller in writing as soon as reasonably practicable (and no later than three (3) Business Days) following (a) making any pre- or formal filing or submission to a Regulatory Authority (excluding non-material submissions), (b) receiving a written communication from a Regulatory Authority or becoming aware of any other material event, fact or circumstance that, in the Purchaser’s reasonable opinion, indicates a material risk of refusal of any Regulatory Clearance or the opening of a Phase II (or equivalent) review and (c) receiving written confirmation that any Regulatory Clearance has been granted or refused or that a Phase II (or equivalent) review has been opened, provided that notifications are limited to matters of which the Purchaser actually knows (with no duty of enquiry).
4.2.4    The Seller shall, and shall cause any member of the Seller's Group to, cooperate as soon as reasonably practicable with the Purchaser, upon reasonable request and at the Seller’s cost, in providing, on a confidential basis, to the Purchaser any information and document as reasonably required for the Purchaser to prepare, make and pursue any relevant notifications (or pre-notifications) and submissions, responses and filings to or with any relevant Regulatory Authorities in order to obtain the Regulatory Clearances. Commercially sensitive information shall, where reasonably necessary, be provided to the Purchaser’s counsel or directly to the relevant Regulatory Authority on a strictly confidential basis and shall not be provided to the Purchaser or to the Purchaser’s counsel when the disclosure of such information could materially and adversely affect the legitimate interests of the Seller.
4.2.5    The Purchaser shall, if it becomes apparent or it can reasonably be expected that a Regulatory Authority will subject its consents or approvals that are necessary to obtain the Regulatory Clearances to certain undertakings being provided by the Purchaser, discuss with the Seller and offer and commit to implement any undertakings which would address the Regulatory Authority concerns to obtain the Regulatory Clearance and to complete and make effective the Transaction as soon as possible, it being acknowledged and agreed that the Purchaser is under no obligation to offer commitments or accept conditions or obligations or take any other action that limits the Purchaser’s or any of the Purchaser’s Affiliates freedom or action with respect to the Purchaser’s or the Purchaser’s Affiliates’ businesses (excluding, for the avoidance of doubt, the Company and the Group Companies) or its ability to retain, operate or control any of its businesses (excluding, for the avoidance of doubt, the Company and the Group Companies).
4.2.6    For the avoidance of doubt, none of the obligations and actions undertaken by the Purchaser under this Clause 4.2 will have any consequence on the Purchase Price.
4.2.7    The Purchaser shall not, and shall cause the other members of the Purchaser's Group not to, take any action (including but not limited to acquiring another business or entering into any transaction or agreement) that would reasonably be expected to have the effect of (a) delaying, impairing or impeding the receipt of, or increasing the risk of not receiving, any of the Regulatory Clearances, (b) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to a Regulatory Clearance, (c) increasing the risk of any Regulatory Authority entering an order prohibiting the consummation of the Transaction, or (d) otherwise delaying the consummation of the Transaction.
4.2.8    The Purchaser shall bear all costs and expenses (including local counsel’s fees, filing fees, and similar fees), required to carry out the filing and monitoring of the Regulatory Clearances obtention, excluding the Seller’s own legal fees.
4.2.9    Before the Completion Date, the Purchaser shall not and shall procure that no member of the Purchaser’s Group shall, make any notification (or pre-notification) with any Governmental Authority other than to the Regulatory Authorities without obtaining the prior written consent of the Seller (as to the making of it and to its form and content).
4.3    MTO Exemption
4.3.1    No later than ten (10) Business Days after the Lumibird Shareholders’ Meeting, the Seller shall cause and procure the Controlling Shareholder to file with the AMF a request for exemption to file a tender buyout offer (requête de non-lieu à dépôt d’une offre publique de retrait) in respect of the Seller’s listed shares in relation to the Transaction pursuant to Article 236-6 of the AMF General Regulations.
4.3.2    The Seller shall, and shall cause the Controlling Shareholder to, diligently prosecute the request for the MTO Exemption and use its best efforts to obtain the MTO Exemption as soon as practicable (including by specifying, in its application to the AMF for the MTO Exemption, that a sufficient portion of the Estimated Purchase Price will be distributed by way of dividend (or other form of distribution) to the Seller’s shareholders as part of the use of proceeds) and, in any event, no later than ten (10) Business Days prior to the Long Stop Date.
4.4    Court of Appeal Recourse in respect of the MTO Exemption
In the event of any Court of Appeal Recourse against an AMF decision relating to the MTO Exemption, the Seller shall, and shall procure that the Controlling Shareholder shall, take all actions necessary to conduct, defend and resolve such proceedings as quickly as possible with a view to bringing them to an end at the earliest practicable date. The Seller shall keep the Purchaser reasonably informed of material procedural developments.
4.5    Waiver - Non-satisfaction

4.5.1    The condition set forth in Clause 4.1(i) may be waived in a written instrument executed by the Purchaser and the Seller.
4.5.2    The condition set forth in Clause 4.1(ii) may be waived by a written instrument executed by the Seller only.
5    PRE-COMPLETION ACTIONS AND COVENANTS
5.1    Conduct of the Group Companies before Completion
5.1.1    During the period from the Signing Date to Completion, the Seller shall ensure that each Group Company, shall (x) carry on their business in the Ordinary Course of Business and (y) not take any of the following actions, without the Purchaser’s prior written consent:
(i)    issue or agree to issue any shares or other securities or options giving access to its share capital or otherwise reduce or modify its share capital;
(ii)    amend its Organizational Documents (other than immaterial changes or changes required by the applicable Laws);
(iii)    dispose any securities of a Group Company, merge a Group Company with another Entity or acquire or agree to acquire (including by merger, contribution, subscription, purchase or otherwise) any business, shares, securities or material assets (other than the sale of unfixed assets in the ordinary course of business);
(iv)    approve a winding up, merger, split-up, contribution or sale of business as a whole or of any divisions (branche d'activité);
(v)    make any material change in its accounting or Tax procedures, practices or principles (other than changes required by applicable Laws);
(vi)    grant new Encumbrances over its material properties or material assets (other than Permitted Encumbrances or Encumbrances granted in the Ordinary Course of Business);
(vii)    make or agree to make any material variation to the terms and conditions of employment, retention or departure of any Key Employee (other than annual salary increases in the Ordinary Course of Business), or dismiss any Key Employee, except for cause;
(viii)    make or agree to make any general increase in the compensation (including variable bonus and other advantages) payable to the Employees, save for any annual increase in Employees' compensation in the Ordinary Course of Business;
(ix)    incur any additional third-party borrowings or guarantees or incurs any other financial indebtedness outside of the Ordinary Course of Business (excluding any borrowing under the Group Companies' Treasury Agreements or the Seller Facility);
(x)    repay, reimburse, prepay or redeem, in whole or in part (including by way of early repayment), any loan, credit facility or other financial indebtedness owed by any Group Company to any third-party lender, other than (a) repayments made strictly in accordance with the scheduled repayment terms of the relevant financing agreement as in force on the Put Option Date, or (b) in accordance with Schedule 5.1.3(vi);
(xi)    make any capital expenditure or incur any material commitment involving any capital expenditure (excluding R&D capex) in excess of EUR 200,000 (exclusive of VAT), except as contemplated under Schedule 5.1.3(vi);
(xii)    amend any Intra-Group Agreement in a manner materially adverse to any Group Company after the Put Option Date;
(xiii)    assign or transfer, by any means whatsoever, set up an Encumbrance, grant a licence or any other right over an Intellectual Property or Licensed IP, or terminate, amend in any material respect or take any action that could reasonably be expected to impair any IP Agreement;
(xiv)    commits to take any of the actions applicable to it as set forth in the foregoing sub-Clauses (i) through (xiii).
5.1.2    The Parties acknowledge and agree, that the limitations set out in this Clause 5.1.1 will not apply if the circumstances require immediate action that the Seller or any Group Company deems in good faith necessary to preserve the Business or the operations of any of the Group Companies or to prevent any Loss.
5.1.3    Notwithstanding the provisions in Clause 5.1.1, the Seller and the Group Companies may undertake any action:
(i)    (x) expressly contemplated in this Agreement or (y) strictly required to give effect to and to comply with this Agreement or any Transaction Document to the extent limited to what is necessary and proportionate;
(ii)    mandatorily (without any available suspension recourse) required by any applicable Laws or by a Governmental Authority;
(iii)    mandatorily (without any available suspension recourse) required by any contractual obligations of the Seller or the Group Companies existing on the Put Option Date;
(iv)    which is an intra-group transaction among the Group Companies that is in the Ordinary Course of Business; or
(v)    undertaken with the Purchaser’s prior written and express consent;
(vi)    contemplated under Schedule 5.1.3(vi)
5.1.4    For the purpose of any consent which shall be requested from the Purchaser pursuant to this Clause 5.1 it is specifically agreed that:
(vii)    the Purchaser hereby designates the individuals set forth on Schedule 5.1.4, with immediate effect and represents and warrants to, and agrees with, the Seller that each of such individuals shall each have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement.
(viii)    consent of the Purchaser shall in no event be unreasonably withheld or delayed, having due consideration for the corporate and commercial interests of the Group Companies;

(ix)    if, at the end of a period of five (5) Business Days from the receipt by the Purchaser of any such request for consent, the Purchaser has not notified the Seller of its objection to the proposed action, the Purchaser shall be deemed to have consented to such proposed action.
5.1.5    The Seller shall not be under any obligation to provide for the implementation of this Clause 5.1 any commercially sensitive information the disclosure of which would likely constitute a breach of applicable Law.
5.2    Insurance
Effective as of 23:59 CET on the Completion Date, the Group Companies shall cease to be insured by the insurance policies, binders of insurance, or similar arrangement maintained by the Seller’s Group (other than the Group Companies) (the “Seller Insurance”).
5.2.1    Accordingly:
(i)    with respect to the Seller Insurance coverage written on an “occurrence basis”, coverage shall remain available only for occurrences that take place prior to 23:59 CET on the Completion Date; and
(ii)    with respect to the Seller Insurance coverage written on a “claims made basis”, no Seller Insurance shall be available for claims made after 23:59 CET on the Completion Date.
5.2.2    Prior to and after the Completion Date, the Seller shall manage claims made regarding the Group Companies under the Seller Insurance in the Ordinary Course of Business consistent with past practices of the Seller’s Group (such claims being referred altogether as the “Insurance Claims”) and in good faith, with due diligence and with no admission of liability or settlement without the Purchaser’s prior written consent (not to be unreasonably withheld or delayed). The Purchaser shall have the right to participate in any Insurance Claim to the extent it affects the Group Companies. The Seller shall (and shall cause members of the Seller’s Group to) provide reasonable cooperation and information in connection with such Insurance Claims.
5.2.3    After Completion, and to the extent coverage is available to the Group Companies under the Seller Insurance with respect to an Insurance Claim, the Seller shall procure that any proceeds of any Insurance Claims (if any) actually received by it or the relevant member of the Seller's Group are remitted in full to the Purchaser or the relevant Group Companies as soon as reasonably practicable and, in any event, within ten (10) Business Days of receipt. The Seller shall not waive, release, compromise or otherwise adversely affect any right to claim under the Seller Insurance for pre‑Completion matters without the Purchaser’s prior written consent.
5.2.4    The Seller shall, and shall procure that the relevant members of the Seller’s Group and the Group Companies shall, provide reasonable cooperation before and at Completion (included) to facilitate the placement, with effect from Completion, of the Purchaser’s replacement insurance programme for the Group Companies. Such cooperation shall notably include, to the extent reasonably requested by the Purchaser and its insurers or brokers and subject to customary confidentiality obligations and applicable Law: furnishing underwriting information, completing reasonable insurer questionnaires and proposal forms, providing loss runs/claims histories and certifications available to the Seller’s Group, facilitating reasonable insurer or broker meetings and calls and providing evidence of non‑renewal or termination of the Seller Insurance insofar as necessary to bind the Purchaser’s replacement cover.
5.2.5    The Seller shall procure that all claims and incidents of which any Group Company is aware prior to Completion and which could reasonably be expected to result in a claim after Completion have been or will be notified to the relevant insurers prior to Completion.
5.3    Termination of, or Exit from, the Intra-Group Agreements and Seller's Group Tax consolidation groups
5.3.1    Exit from the Seller's Group's Tax consolidation groups
The Purchaser acknowledges that, under applicable Laws, Completion of the Transaction will result in certain Group Companies ceasing to be parties to the Seller’s Group’s Tax consolidation groups. At Completion, the Seller and the Purchaser (and, where relevant, the Group Companies and the applicable members of the Seller’s Group) shall enter into a tax consolidation exit agreement in the agreed form set out in Schedule 5.3.1 (the “Tax Group Exit Agreement”).
5.3.2    Termination of the Intra-Group Agreements
(i)    The main Contracts between (i) any member of the Seller’s Group (other than the Group Companies) and (ii) any Group Company, are listed in Schedule 5.3.2 (such Contracts, together with any such Contracts entered into after the Put Option Date, but before Completion, the “Intra-Group Agreements”). For the avoidance of doubt, the Ancillary Agreements are not Intra-Group Agreements.
(ii)    The Seller shall procure that, with effect on or prior to Completion, all Intra-Group Agreements and the Seller Facility are duly terminated (the “Terminated Intra-Group Agreements”), or, as applicable, that the relevant Group Companies cease to be a party thereto, in accordance with their terms and without any outstanding liability, obligation or commitment between any member of the Seller’s Group and any Group Company, other than in respect of: (x) undisputed amounts for bona fide goods or services actually provided up to (and excluding) the Completion Date in the Ordinary Course of Business and in accordance with the terms of the relevant Intra-Group Agreement, and (y) amounts settled pursuant to Clauses 5.3.2(iii) and 5.3.2(v). No termination, break or similar fee, penalty, or other charge shall be payable by any Group Company or by a member of the Seller’s Group in connection with such termination or exit.
(iii)    The Seller shall cause the parties to the Terminated Intra-Group Agreements to invoice the relevant counterparty, on or prior to Completion, all amounts due under the Terminated Intra-Group Agreements in accordance with their terms, strictly in respect of goods or services actually provided up to (and excluding) the Completion Date. The Parties shall cause the parties to the Terminated Intra-Group Agreements to pay any such invoiced amounts in the Ordinary Course of Business consistent with past practice no later than on the Completion Date.
(iv)    The aggregate outstanding amounts (including principal and accrued interest) under (x) the Group Companies’ Treasury Agreements and (y) the

Seller Facility, in each case as at the Signing Date, are set out in Schedule 5.3.2(iv).
(v)    On or prior to Completion, (a) the Seller shall procure the termination of all cash pooling or similar treasury arrangements between any member of the Seller’s Group and any Group Company, including the Group Companies’ Treasury Agreements, with effect no later than 23:59 CET on the Business Day immediately preceding the Completion Date; (b) all intercompany financial indebtedness, payables and receivables (including any amounts arising under cash pooling or treasury arrangements) between any member of the Seller’s Group, on the one hand, and any Group Company, on the other hand, shall be finally determined as at 23:59 CET on the Business Day immediately preceding the Completion Date by reference to customary closing statements provided by the Seller to the Purchaser at least two (2) Business Days prior to Completion with reasonable supporting detail and (c) the Parties shall procure that such amounts are settled in full on a net basis through contractual set-off (compensation légale et/ou conventionnelle), so that there are no outstanding balances of any nature between any member of the Seller’s Group and any Group Company at or after Completion. Any residual net amount owing by the Seller’s Group shall be paid in same-day funds to an account nominated by the Purchaser and any residual net amount owing by the Group Companies shall be paid in same day funds to an account nominated by the Seller. For the avoidance of doubt, any residual net amount paid by the Purchaser on behalf of a Group Company to the Seller (or any member of the Seller's Group) pursuant to this Clause 5.3.2(v) shall be included in the computation of the Estimated Net Indebtedness and the Completion Net Indebtedness for the purposes of Clauses 3.1 and 3.2, thereby reducing the Estimated Purchase Price and the Purchase Price on a euro-for-euro basis.
(vi)    With effect from Completion, and subject to actual receipt of any residual net amounts pursuant to Clause 5.3.2(v), each of the Seller (for itself and on behalf of each member of the Seller’s Group) and the Purchaser (for itself and on behalf of the Group Companies) irrevocably waives and releases the other from any and all claims, rights or liabilities arising out of or in connection with the Terminated Intra-Group Agreements and the treasury and cash pooling arrangements (including any intercompany financial balances and/or intercompany indebtedness among the Seller’s Group and the Group Companies), whether arising before or on Completion, other than claims in respect of fraud and the enforcement of the obligations set out in this Clause 5.3.2.
5.4    Contracts cooperation
From the Put Option Date until the Completion Date, the Parties shall cooperate in good faith to identify any Waivers that may be required and to obtain the same. In particular, the Seller shall (i) as soon as practicable, prepare and submit the notices or requests required to obtain any Waiver identified by either Party (the “Notices”), to the relevant counterparties in accordance with the terms of the relevant Contracts, in coordination with the Purchaser (ii) share drafts of the Notices with the Purchaser in a timely manner and consider the Purchaser’s reasonable comments, and (iii) keep the Purchaser reasonably informed of the progress of obtaining any Waivers, provided that neither the Seller nor any of its Affiliates (including, for the avoidance of doubt, the Group Companies) shall be required to commit to any payment or obligation towards any of its counterparties under any of the relevant Contracts with respect to obtaining the relevant Waivers, or take any action or undertaking that would (i) not be permitted under applicable Laws or would otherwise constitute a breach of contract to which any member of the Seller’s Group (including, for the avoidance of doubt, the Group Companies) is a party or (ii) induce a cost or liability for any Group Company or, the Seller (or any of its Affiliates) or would constitute an indemnifiable Loss under this Agreement and provided further that, for the avoidance of doubt, no consent or related notice shall be withdrawn, waived, delayed or amended without the prior written consent of the Purchaser. For the avoidance of doubt, no Waiver requested by this Clause shall be directly or indirectly considered as a condition precedent or a Completion delivery under this Agreement or have any impact on the Purchase Price.
5.5    Access to management
From the date of this Agreement and until Completion, the Seller shall, and shall cause the Group Companies to, provide the Purchaser and its representatives (at their own cost), upon reasonable prior notice and during normal business hours with:
i.    a reasonable access to the senior management of the Group Companies and, subject to the prior written consent of the Seller, to other members of any of the Group Companies’ management; and
ii.    reasonable access, to the non-privileged books and records and to any other non-privileged documents and information of the any of the Group Companies;
in each case:
i.    to the extent reasonably required for the preparation of Completion;

ii.    to the extent that such access is not prohibited by contractual obligations or applicable Laws (including antitrust Laws);

iii.    shall exclude information subject to legal privilege or competitively sensitive information that, if disclosed, could reasonably be expected to prejudice the Seller or any of its Connected Persons;

iv.    provided that such access does not unreasonably interfere with the operations of any of the Group Companies;

v.    provided that such access shall not give the Purchaser or its representative any right to give instructions or otherwise interfere with the management and conduct of any Group Company; and

vi.    provided that any and all information so accessed shall be treated as confidential and subject to the obligations of confidentiality as specified in Clause 12.2 (Confidentiality), and the Purchaser shall procure that such representatives are bound by those obligations of confidentiality.

5.6    Shareholders’ Meeting
The Seller shall convene the Lumibird Shareholders’ Meeting within fifteen (15) Business Days following the Signing Date (and shall take all actions necessary to ensure that such Lumibird Shareholders’ Meeting is duly held and validly deliberates no later than fifteen (15) Business Days plus the minimum statutory notice period to convene a shareholders’ meeting applicable to the Seller following the Signing Date. The Seller shall not adjourn, postpone or cancel such meeting (in whole or in part) after such convening without the Purchaser’s prior written consent, except to the extent strictly required by applicable Law or by the AMF. The Seller shall keep the Purchaser reasonably informed of the convening process and proposed agenda and shall provide drafts of the related materials (to the extent related to the consultation of the shareholders’ on the Transaction) sufficiently in advance to allow reasonable comments, which the Seller shall consider in good faith.
5.7    Guarantee
5.7.1    The Purchaser shall use reasonable endeavours, with the Seller’s cooperation, to procure that the Seller will be fully and unconditionally released from its obligations and liabilities under the Guarantee with effect as of the Completion Date, without cost or charge to the Seller.
5.7.2    Accordingly, and at the Purchaser’s election: (i) the Seller shall procure and deliver prior to Completion a letter from the relevant bank confirming that the Guarantee (including any related pledge) will be released on and with effect from Completion, conditional only upon full repayment of the underlying indebtedness at Completion, which repayment the Purchaser undertakes to effect at Completion or (ii) the Parties shall cooperate in good faith to discuss with the relevant bank the substitution of the Purchaser (or its Affiliate) for the Seller as guarantor under the relevant loan as soon as practicable.
5.7.3    In the event that, on the Completion Date, the Seller has not been fully and unconditionally released from its obligations under the Guarantee and for so long as the full and unconditional release of the Seller contemplated under Clause 5.7.1 above has not been achieved,
(i)    the Purchaser's obligations under Clause 5.7.1 shall continue to apply;
(ii)    the Purchaser shall indemnify and hold the Seller harmless from and against any claims, liabilities, costs and expenses arising as a result of, or in connection with, the continuing force or any enforcement action in connection the Guarantee.
5.8    Separation plan

5.8.1    From the Signing Date, the Seller shall, in consultation with the Purchaser, promptly prepare and develop an IT separation plan to facilitate the orderly migration of IT services, systems and infrastructure from the Seller’s Group (the “IT Separation Plan”). The scope, workstreams, milestones, dependences, and pre-Completion deliverables of the IT Separation Plan, if any, shall be as set forth on Schedule 5.8.1. Purchaser shall review and respond to any proposed IT Separation Plan within ten (10) Business Days of receipt and shall provide all information, decisions and cooperation reasonably required by the Seller. The Seller shall not be liable for any delay caused by the Purchaser, the Group Company or any third-party vendors.

5.8.2    Seller shall implement the IT Separation Plan using commercially reasonable efforts and in accordance with the agreed milestones. Seller shall allocate sufficient personnel and resources reasonably necessary to achieve completion by the agreed target dates, subject to delays arising from Purchaser actions, third-party vendors, force majeure, or regulatory requirements. The Seller shall keep the Purchaser reasonably informed of progress against the IT Separation Plan and shall promptly notify the Purchaser of any actual or anticipated material delay, deviation or risk to completion.
5.8.3    The Seller shall bear – costs expressly related to the development, implementation and performance of the IT Separation Plan as set forth on Schedule 5.8.1 (the “Separation Costs”). Any additional work arising from (i) requirements, instructions or decisions of the Purchaser; (ii) Purchaser’s choice of target architecture or integration approach, or (iii) any change in scope requested by or on behalf of the Purchaser, in each case that falls outside the IT Separation Plan, shall be treated as out-of-scope work and shall be borne solely by the Purchaser. The Seller shall notify the Purchaser in writing of any such out-of-scope work prior to commencing it, together with a reasonable estimate of the associated costs, and shall not be required to perform such work unless the Purchaser has confirmed its approval in writing.] For the avoidance of doubt, no fees, charges, or pass-through costs under the Transitional Services Agreement shall be used to charge the Purchaser for any Seller separation work, or for any remediation necessary to achieve the separation state contemplated by the IT Separation Plan or the completion criteria for the Major In-Flight Projects, all of which shall remain at the Seller's sole cost and expense.
5.8.4    The Purchaser shall bear all costs incurred in integrating the IT systems, data and infrastructure of the Group Companies into those of the Purchaser’s Group from Completion, including the transition services covering ERP, PLM, digital workplace, data migration, HR systems, engineering applications, finance and infrastructure support (the “Integration Costs”). For the avoidance of doubt, the services provided under Schedule 1 of the Transitional Services Agreement are agreed to constitute Integration Costs for the purposes of this Clause 5.8.4.
5.9    Major In-Flight Projects
5.9.1    The Seller shall use commercially reasonable efforts to complete or cause to be completed each Major In-Flight Project in a timely, professional manner and in accordance with (i) applicable specifications, milestones and deliverables, (ii) applicable regulatory, and contractual requirements, and (iii) accepted industry practices. The specific project requirements are set forth in Schedule 5.9.
5.9.2    For the avoidance of doubt, the Seller’s obligation to complete any Major In-Flight Project shall terminate on the earlier of: (i) completion of the Major In-flight Project; (ii) 12 months following completion.
5.10    IT Separation Steering Committee
5.10.1    Establishment and Composition
The Parties shall establish an IT Separation Steering Committee (the "IT Separation Steering Committee") no later than five (5) Business Days following the Signing Date. The IT Separation Steering Committee shall be composed of two (2) representatives appointed by each Party, for a total of four (4) members.

5.10.2    Role and Pre-Completion Assessment
No later than ten (10) Business Days prior to the anticipated Completion Date, the IT Separation Steering Committee shall convene to assess and determine, for each separation action set out in the IT Separation Plan (each a "Separation Action"):
(i)    whether such Separation Action has been completed in accordance with the IT Separation Plan and the applicable specifications; and
(ii)    where a Separation Action has not been completed, the extent to which such completion remains outstanding and the expected timeline for Completion.
The outcome of such assessment shall be recorded in a written completion certificate (the "Separation Completion Certificate"), which shall identify each Separation Action and record whether it has been completed or remains outstanding as at the date of assessment. In the absence of agreement between the Committee Representatives on any item within five (5) Business Days of the convening of the IT Separation Steering Committee, either Party may refer the relevant item to the dispute resolution procedure set out in Clause 14.
5.10.3    TSA Charge Deferral
Where the Separation Completion Certificate records that a Separation Action remains outstanding as at the Completion Date:
5.10.3.1    no fees, charges or other amounts shall be payable or accrue under the Transitional Services Agreement in respect of any TSA service or workstream that is expressly identified in the Transitional Services Agreement as being conditional upon, or requiring the prior completion of, such Separation Action (each a "Gated TSA Service"); and
5.10.3.2    the charges in respect of each Gated TSA Service shall only commence to accrue from the date on which the relevant Separation Action has been completed and such completion has been confirmed in writing by the IT Separation Steering Committee (or, failing such confirmation within five (5) Business Days of notification of completion by the Seller, upon expiry of such period).
5.10.4    Operating Procedures
The IT Separation Steering Committee shall operate by consensus. Each Party shall bear its own costs in connection with the participation of its Committee Representatives in the IT Separation Steering Committee. The IT Separation Steering Committee shall have no authority to amend this Agreement or the Transitional Services Agreement, and its decisions shall be limited to the assessment and certification functions set out in this Clause 5.10.
6    COMPLETION
6.1    Date and place
Subject to Clause 4, Completion shall take place:

(i)    at the Paris offices of Linklaters LLP (located at 25 rue de Marignan, 75008 Paris), or remotely by electronic means, (a) on the last Business Day of the month during which the last Condition Precedent has been satisfied (or validly waived) in accordance with Clause 4 except that (i) where less than eight (8) Business Days remain between such satisfaction or waiver and the last Business Day of the month, Completion shall take place on the last Business Day of the following month and (ii) if the Shareholders’ Meeting will not be held before the last Business Day of: (i) the month in which the last Condition Precedent has been satisfied (or validly waived); or (ii) where paragraph (a) applies, the following month, in each case applying the timetable set out in Clause 5.6, Completion shall take place on the last Business Day of the month in which the Shareholders’ Meeting is held.
or
(ii)    at such other place, time or date as may be agreed in writing between the Purchaser and the Seller.
(the “Completion Date”)
6.2    Completion Matters
6.2.1    Seller obligations
On the Completion Date, the Seller shall deliver to the Purchaser:
(i)    a duly completed, executed and dated share transfer form (ordre de mouvement) in favour of the Purchaser in respect of the Transferred Shares;
(ii)    the share transfer register (registre des mouvements de titres) and the shareholders’ individual accounts (comptes individuels d’actionnaires) of the Company updated with the transfer of the Transferred Shares to the Purchaser;
(iii)    3 originals of a confirmatory transfer agreement (acte réitératif) for French tax registration purposes substantially in the form attached as Schedule 6.2.1(iii), duly executed by the Seller;
(iv)    evidence of the release of the Pledge on the Transferred Shares;
(v)    duly executed resignation letters from the persons mentioned in Schedule 10.4.1, in the form attached to said Schedule 6.2.1 (v);
(vi)    the Ancillary Agreements duly executed by the parties thereto;
(vii)    copies of termination notices (or other evidence) evidencing the termination or exit of the terminated Intragroup Agreements described in Clauses 5.3.2(ii) and 5.3.2(v) and a schedule of the intercompany balances settled pursuant to 5.3.2(v)(b) and (c);
(viii)    evidence of the satisfaction of the MTO Exemption, consisting of a certified copy of the AMF’s definitive non-appealable decision or, in case of Court of Appeal Recourse a certified copy of the definitive decision of the Paris Court of Appeal (sans pourvoi en cassation) concluding the absence of obligation to implement a public buy-out offer (offre publique de retrait) pursuant to Article 236-6 of the AMF General Regulations;

(ix)    one (1) document which proves the revocation for all employees or officers of the Sellers’ Group (for the avoidance of doubt excluding employees of the Group Companies) of (i) all powers concerning the operation of the bank accounts of all of the Group Companies and, generally (if any), of (ii) all powers to represent any Group Company (if any);
(x)    a statement from the Seller confirming that the books and records of the Group Companies, including the share transfer register and shareholders’ individual accounts (except concerning the Company) or any equivalent for foreign Subsidiaries are located within the premises of the Group Companies or the premises of the local legal counsel or local nominee;
(xi)    a copy of the certified extract resolution of the ordinary shareholders’ meeting of the Seller relating to the consultation on the Transaction (the “Lumibird Shareholders’ Meeting”).
6.2.2    Purchaser obligations
On the Completion Date, the Purchaser shall:
(i)    pay to the Seller an amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds for same day value to the bank account of the Seller as specified in the Pre-Completion Statement (such payment shall be done by the Purchaser from a bank account located in France), it being specified that the Purchaser shall make reasonable efforts to open a bank account within CAISSE RÉGIONALE DE CRÉDIT AGRICOLE MUTUEL DES COTES D’ARMOR (société coopérative à capital variable, agréée en tant qu’établissement de crédit, dont le siège social est situé La Croix Tual à Ploufragan (22098 – Saint-Brieuc Cedex 9), (RCS Saint-Brieuc n°777 456 179). In the event that the Purchaser is unable to open such bank account reasonably in advance of the Completion Date, the Parties shall discuss in good faith alternative means of ensuring a smooth Completion of the Transaction, including by agreeing on alternative payment mechanics that provide the Seller with reasonable comfort as to the receipt of the Completion Payments and do not delay Completion. It is specified that, at the Seller's request, the Purchaser shall pay part of the Estimated Purchase Price directly to the bank(s) on the Completion Date in respect of the reimbursement of the loan(s) entered into by the Seller and secured by the Pledge;
(ii)    repay (on behalf of the Company) the Seller Facility Amount, by wire transfer of immediately available funds to the account of the Seller as specified in the Pre-Completion Statement (such payment shall be done by the Purchaser from a bank account located in France);
(iii)    deliver or make available to the Seller 3 originals of a confirmatory transfer agreement (acte réitératif) for French tax registration purposes in the form attached as Schedule 6.2.1(iii), duly executed by the Purchaser;
(iv)     copy of the W&I Insurance Policy (including the Subrogation Waiver) duly executed by the Purchaser (together with evidence that it is fully effective and in force);
(v)    deliver to the Seller a copy of a resolution (certified by a duly appointed officer) of the board of directors of the Purchaser (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutive documents, of its shareholders and/or any relevant corporate body) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;
(vi)    the Ancillary Agreements duly executed by the parties thereto;
(vii)    evidence of the satisfaction of the Conditions Precedent set out in Clause 4.1 (i) (FDI Clearances).
Completion shall have taken place once all completion obligations in Clause 6.2.1 and Clause 6.2.2 shall have been fulfilled.
All matters at Completion will be considered to take place simultaneously, and no action and no delivery of any document will be deemed complete until all actions, transactions and deliveries of documents required by this Agreement are fully completed, it being specified however that:
-    the Completion deliveries set forth in Clause 6.2.2 are for the benefit of the Seller only and,
-    the Completion deliveries set forth in Clause 6.2.1 are for the benefit of the Purchaser only, and may therefore be waived in whole or in part by the Seller and the Purchaser, respectively.
except:
-    Clause 6.2.1 (iv) (evidence of the release of the Pledge) which may be waived only by both the Seller and the Purchaser
-    Clause 6.2.1 (viii)(MTO Exemption) and Clause 6.2.1 (xi) (Lumibird Shareholders’ Meeting) which may be waived (in all or part) only by the Seller; and
-    Clause 6.2.2 (vii) (FDI Clearances) which may be waived only by both the Seller and the Purchaser.
6.3    Breach of Completion Obligations
If a Party fails to comply with any obligation in Clauses 6.2.1 and 6.2.2, the Seller (in the case of non-compliance by the Purchaser) or the Purchaser (in the case of non-compliance by the Seller) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages and/or pursue the specific performance of this Agreement (exécution forcée en nature)), by written notice to the Purchaser or the Seller, as the case may be, served on the date on which Completion was due to take place or shortly thereafter (but without any need to serve any additional prior notice (mise en demeure préalable)):
(i)    to effect Completion so far as practicable having regard to the defaults which have occurred; in such case, the defaulting party shall be deemed in breach of its obligations and shall still comply with its obligations;
(ii)    to set a new date for Completion (not being more than ten (10) Business Days following the date originally set for Completion), in which case the provisions of Clause 6.2 shall apply to Completion as so deferred but provided such deferral may only occur twice; or

(iii)    subject to Completion having first been deferred at least twice by such Party pursuant to Clause 6.3(ii), to terminate this Agreement.
7    SELLER WARRANTIES
The Seller warrants to the Purchaser that each of the representations made by such Seller under Schedule 7 (each a “Seller Warranty” and together the “Seller Warranties”) were true and accurate as of the Put Option Date, as of the Signing Date and that they will be true and accurate as at the Completion Date as if they had been repeated at Completion.
For the sole purpose of the W&I Policy, the Seller shall deliver, on the Completion Date, a bring-down certificate in relation to the Seller Warranties as at the Completion Date substantially in the form set out in Schedule 7 bis (the “Bring Down Certificate”) to identify new facts that have occurred or become known to the Seller after the Put Option Date and constituting a breach of any of the Sellers’ Warranties given as at Completion Date. For the avoidance of doubt, the Seller shall incur no liability whatsoever in connection with the delivery or content of the Bring Down Certificate.
Any limitation stating that a Seller Warranty is given only as of a specified date shall not prejudice the repetition of such Seller Warranty at the Signing Date and at Completion to the fullest extent permitted by applicable Law.
8    PURCHASER WARRANTIES
The Purchaser warrants to the Seller that each of the respective statements set out under Schedule 8 (each a “Purchaser Warranty” and together the “Purchaser Warranties”) is true and accurate as of the Put Option Date, as of the Signing Date and as of the Completion Date.
9    INDEMNIFICATION FOR A CLAIM
9.1    Losses – Claims
9.1.1    Subject to the provisions of this Agreement, from and after the Completion Date, the Seller undertakes to indemnify the Purchaser for any Loss suffered by the Purchaser or by any of the Group Companies resulting from the breach of the Seller
Warranties.
9.1.2    Any indemnification, if any, paid to the Purchaser pursuant to this Clause 9 will be deemed to be a reduction of the Purchase Price (and shall be treated as such for Tax, accounting and financial reporting purposes).
9.1.3    For the purpose of computing the amount of any Loss only Losses actually paid or actually sustained by the Purchaser or by any Group Company (as applicable) as a result of any breach of the Seller Warranties shall be taken into account.
9.1.4    For the avoidance of doubt, Losses shall not be reduced by any Tax Relief unless and until such Tax Relief is actually realised as a cash tax saving by the Purchaser or the relevant Group Company.
9.2    Specific indemnities
9.2.1    The Seller shall indemnify and hold harmless the Purchaser and, from Completion, each Group Company, on a euro‑for‑euro basis against any and all Losses suffered by any Group Company and/or the Purchaser arising from, relating to or in connection with any of the following matters expressly identified in Schedule 9.2.1 (the “Specific Indemnities”).
9.2.2    For the avoidance of doubt, any payment made by the Seller pursuant to this Clause 9.2 shall be deemed a reduction of the Purchase Price.
9.2.3    Without prejudice to the other provisions of this Clause 9.2, the Specific Indemnities are (i) standalone obligations, (ii) not limited, qualified or excluded by any other provision of this Agreement (including disclosures, knowledge, materiality, or limitations applicable to Seller Warranties and/or claims under Clause 9), and (iii) not contingent upon a breach of any Seller Warranty. Except as otherwise provided in this Clause 9.2, the provisions of Clause 9 shall not apply to the Specific Indemnities.
9.2.4    Clauses 9.1.2 to 9.1.4 shall apply mutatis mutandis to the Specific Indemnities.
9.2.5    The provisions of Clause 9.3 (Exclusions and limitations) shall apply mutatis mutandis to the Specific Indemnities to the exception of Clauses 9.3.1, 9.3.2, 9.3.3, 9.3.4, 9.3.5, 9.3.7 and 9.3.16 which shall not apply, provided that (a) the exclusion set out in Clause 9.3.7(iii) shall apply to the Specific Indemnities only to the extent the relevant Claim arises as a direct and sole result of a retroactive change in Law, published administrative practice or judicial or published administrative interpretation occurring after the Put Option Date and (b) the last sentence of Clause 9.3.1 shall apply mutatis mutandis to Claims under this Clause 9.2, so that the obligation to indemnify in respect of any Claim Notice served within the applicable time limitation set forth in Schedule 9.2.1 shall continue until final resolution of such Claim.
9.2.6    Clause 9.4 (Conduct of Claims) and Clause 9.5 (Third‑Party Claims) shall apply, mutatis mutandis, to Claims under this Clause 9.2, provided that, with respect to Claims under this Clause 9.2, (i) the Purchaser shall, to the extent reasonably practicable in the circumstances and without prejudice to the interests of the relevant Group Company, give the Seller reasonable prior written notice and consult with the Seller in good faith; and (ii) following such consultation, the Purchaser shall retain final decision-making authority and shall not be bound by the Seller’s position, recommendation or instruction where the Purchaser reasonably considers that departing from it is necessary or desirable to protect the business, operations, reputation or legal position of any Group Company or the Purchaser. For the avoidance of doubt, any failure by the Purchaser to comply with the consultation obligations set out in sub-clause (i) above shall not extinguish, reduce or otherwise affect the Purchaser’s right to indemnification under this Clause 9.2.
9.2.7    The provisions of Clause 9.6 (Payment) shall apply mutatis mutandis to the Specific Indemnities.
9.2.8    Nothing in this Clause 9.2 shall limit the Seller’s liability for fraud (dol).
The Seller’s aggregate liability under each Specific Indemnity shall be capped at the amounts set forth in Schedule 9.2.1 for such Specific Indemnity. No indemnification shall be due by the Seller in respect of any Claim under the Specific Indemnities unless a Claim Notice is made in writing by the Purchaser to the Seller on or before the date set forth in Schedule 9.2.1 for such Specific Indemnity.

9.3    Exclusions and limitations
9.3.1    Time limits for making a Claim
The Seller shall be liable under Clause 9 and no indemnification shall be due by the Seller in respect of any Claim unless a Claim Notice is made in writing by the Purchaser to the Seller pursuant to Clause 9.4 on or before the date which falls:
-    five (5) years from the Completion Date in respect of breach of Fundamental Warranties;
-    four (4) years from the Completion Date in respect of any breach of Tax Warranties and Employment Warranties, or, if the applicable statutory limitation period under the relevant country’s law is longer than four (4) years, within thirty (30) days following the expiry of such statutory limitation period;
-    two (2) years from the Completion Date for any other type of Claim (except where this Agreement expressly provides for a commitment for a longer period, in which case that duration shall apply to such commitment only).
No new Claim Notice may validly be served after the date set out above. Notwithstanding the foregoing, the obligation to indemnify pursuant to and in accordance with this Clause 9 with respect to any Claim Notice served within the applicable time limitation shall continue until final resolution of such Claim.
9.3.2    Minimum Claims
The Seller shall not be liable for any individual Claim (or a series of Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Claim or series of Claims is less than 0.15% of the Estimated Purchase Price.
Where the Losses agreed or determined in respect of any such Claim or series of Claims exceed such threshold, and subject to the other provisions of this Clause 9, the Seller shall be liable for the full amount of the Claims notified up to this date.
9.3.3    Caps
Notwithstanding anything to the contrary:
(i)    the Seller’s aggregate liability in respect of all Warranty Claims with respect to Business Warranties shall in no event exceed one Euro (EUR 1);
(ii)    the Seller’s aggregate liability in respect of all Claims - including any Warranty Claim with respect to Fundamental Warranties - shall be limited, in aggregate, to the Purchase Price.
9.3.4    W&I insurance
The Purchaser acknowledges and agrees that the monetary limitations set out in Clause 9.3.3 shall apply in all circumstances notwithstanding: (i) any non-payment under the W&I Insurance Policy; (ii) any nullity or expiry or termination or defect of the W&I Insurance Policy for any reason; or (iii) the insolvency of the W&I Insurer or any underwriter of the W&I Insurance Policy (or any other reason).
The Purchaser agrees that it shall bear any excess, retention or deductible amount that may be retained or deducted under the terms of the W&I Insurance Policy and, subject to the monetary limitations set out in Clause 9.3.2 and 9.3.3, neither the

Purchaser nor any other person shall be entitled to make any claims against the Seller regarding any such excess, retention or deductible amount under the W&I Insurance Policy.
The Purchaser agrees that the Purchaser’s sole right of recovery (if any) in respect of any Claims in respect of a breach of Business Warranties in amounts in excess of the monetary limitation set out in Clause 9.3.3 (i.e. EUR 1) shall be under the W&I Insurance Policy, and that the Purchaser shall not be entitled to make any such Claim against the Seller.
Nothing in this Agreement shall exclude or limit the Seller’s liability in respect of fraud or wilful misconduct (dol).
9.3.5    Matters disclosed
The Business Warranties are subject to the matters Fairly Disclosed in the Disclosed Information. Accordingly, the Seller shall have no liability in connection with the Business Warranties in respect of any matter that is Fairly Disclosed in the Disclosed Information and the Purchaser shall not be entitled to make any Claim for breach of any Business Warranty on the basis of any matter that is Fairly Disclosed in the Disclosed Information (for the avoidance of doubt, whether or not the Seller Warranties refer to the Disclosed Information).
The Seller shall have the right to update the Disclosed Information in respect of matters relating to the Business Warranties no later than two (2) Business Days prior to Completion.
9.3.6    Contingent Liabilities
The Seller shall not be liable for any Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable. In addition, the Seller shall not be liable for any Claim that relates to a Third-Party Claim until such Third-Party Claim has been finally determined either by an amicable settlement or by an enforceable decision (décision exécutoire).
9.3.7    Subsequent Matters
The Seller shall have no liability for any Claim if and to the extent that such Claim has arisen as a direct and sole result of:
(i)    any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any agreement entered into pursuant to this Agreement or otherwise at the Purchaser’s request in writing or after approval by the Purchaser in writing;
(ii)    any act, omission, transaction or arrangement of the Purchaser or any of its Affiliates or any Group Company carried out after Completion;
(iii)    the passing of or any change in any Law (including the accounting principles) or published administrative practice of any Governmental Authority, including in particular any increase in the rates of Tax or any imposition of Tax or any withdrawal of relief from taxation or change in the judicial or published administrative interpretation of a Law or regulation occurring after the Put Option Date (even with a retroactive effect).
9.3.8    Additional Tax Limitations

The Seller shall have no liability for any Claim in respect of any Tax reassessment, the only effect of which would be to shift the profits of one financial year to another financial year or to change the jurisdiction in which any Tax is due, provided that this exclusion shall not apply to, and the Seller shall remain liable for, any interest for late payment, penalties or similar additions arising from or attributable to such reassessment.
In case of a Claim in respect of a Tax reassessment, the amount of the Loss shall be reduced to the extent that Tax losses of any Group Company existing on the Completion Date can be used in order to reduce any Tax which would be payable in connection with such Tax reassessment.
9.3.9    No multiplier
For the avoidance of doubt, the Losses in connection with any Claim shall be calculated without taking into account any price/earning or similar multiplier which may have been used by the Purchaser in its valuation of the Group Companies or otherwise.
9.3.10    Insurance
The Seller shall not be liable for any Claim if and to the extent that the Losses in respect of which such Claim is made (i) are effectively indemnified by a policy of insurance or (ii) would have been covered if the policies of insurance for the benefit of the Group Companies in force at the Completion Date had been maintained after Completion on no less favorable terms.
9.3.11    Recovery from another person
If either of the Purchaser or any member of the Purchaser's Group (including any Group Company) receives or is entitled to receive from a third party (including, without limitation, from an insurer) a cash amount which is related to a given Claim, the Purchaser shall promptly notify the Seller and will procure that the relevant Group Company take any commercially reasonable action to enforce the recovery against the third party and, upon receiving such amount from the third party:
(i)    if the Seller has already paid an amount in satisfaction of a Claim and the amount paid by the Seller in respect of the Claim is less or equal to such amount, the Purchaser will immediately pay to the Seller an amount equal to the amount paid by the Seller;
(ii)    if the Seller has already paid an amount in satisfaction of a Claim and the amount paid by the Seller in respect of the Claim is more than such amount, the Purchaser will immediately pay to the Seller such amount; and
(iii)    if the Seller has not already paid an amount in satisfaction of a Claim, the amount of the Claim for which the Seller will be liable will be reduced by and to the extent of such amount.
9.3.12    Tax Benefit
In the event that any Loss results in the Purchaser or any of its Affiliates or any Group Company obtaining a Tax Relief, the amount of the Loss shall be reduced by the amount of such Tax Relief, but only to the extent that:
(i)    such Tax Relief has been actually realised in cash or as a reduction of Tax payable; and

(ii)    such Tax Relief is not contingent, is reasonably certain and has not been subsequently challenged or disallowed by any Tax Authority.
For the avoidance of doubt, no account shall be taken of any Tax Relief arising from the creation or increase of carry forward losses unless and until such losses are actually utilised.
9.3.13    Provisions – Matters taken into account in the Completion Statement
The Seller shall not be liable for any Claim to the extent the matter giving rise to the Claim (i) was taken into account in a provision or reserve in the Reference Accounts, or (ii) has been taken into account for the purpose of any adjustment to the Purchase Price pursuant to this Agreement.
If the provision or reserve is insufficient, the Seller shall remain liable for the shortfall.
9.3.14    No Double Recovery
The Purchaser shall not be entitled to recover (directly or through any Group Company) under this Agreement or under any agreement entered into pursuant to this Agreement more than once with respect to the same Losses suffered (or part of such Losses) and the same Loss may result in one Indemnification only even if such Loss is caused by the breach of several clauses of this Agreement.
9.3.15     Mitigation of Losses
The Purchaser shall, and shall procure that any member of the Purchaser's Group (including the Group Companies) shall, take commercially reasonable steps to avoid or mitigate any Loss which, in the absence of mitigation, would give rise to a reduction of the Purchase Price in respect of any Claim under this Agreement. In particular, the Purchaser shall employ best efforts to recover, collect or demand payment from any relevant third party from whom payment or indemnity in relation to the Loss could be sought, subject to corporate and commercial interests of the Group.
9.3.16    Sole Remedy
The Purchaser acknowledges that the representations, warranties and statements of the Seller set forth in this Agreement supersede any and all earlier representations, warranties or statements made to the Purchaser by the Seller or any of its Connected Persons regarding the Transferred Shares, the Group Companies, the Business or any of the transactions contemplated under the Transaction Documents. As a result, the Purchaser expressly confirms and agrees that none of the provisions of Article 1112-1 of the French Civil Code may be available to it and the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under Applicable Law, including under Articles 1626, 1641 and 1643 of the French Civil Code.
Except for the Seller Warranties contained in this Agreement, neither the Seller nor any member of the Seller’s Group nor any of its or their Connected Persons makes any other representation or warranty to the Purchaser, either express or implied, oral or written, of any kind whatsoever with respect to the Transferred Shares, the Group Companies (including any implied warranty or representation as to condition, merchantability or suitability as to any of the assets or properties of the Group Companies), the Business or any of the transactions contemplated under the Transaction Documents (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives). The Purchaser acknowledges that neither the Seller nor any member of the Seller’s Group nor any of its or their Connected Persons makes any representation or warranty with respect to the future financial or business projections and to any financial projections, business plans, budgets or forecasts (collectively, the “Projections”) relating to the Company, the Business and/or the Group Companies (including which they may have received copy of). Accordingly, the Purchaser shall not have any claim against the Seller, any member of the Seller’s Group or any of its or their Connected Persons with respect to the Projections. For the avoidance of doubt, nothing in this Clause 9.3.16 shall limit or exclude the Seller’s liability in the event of fraud (dol).
9.4    Conduct of Claims
9.4.1    Notifications
(i)    If the Purchaser becomes aware of any matter, fact or event that it believes may reasonably be expected to give rise to a Claim under this Agreement, notice of such matter, fact, accruals, cut-off procedures and other year-end or event shall be given by the Purchaser to the Seller as soon as possible and at the latest within thirty (30) calendar days after the Purchaser became aware of such matter, fact or event (it being specified that any failure to notify within any specific time period shall not affect the Purchaser’s right to indemnification, save to the extent (and only to that extent) the Seller demonstrates that such failure has directly increased the amount of the Loss).
(ii)    Any Claim shall be asserted by the Purchaser by giving to the Seller written notice of the relevant Claim specifying, in reasonable available details, the matter, fact or event which gives rise to the Claim, the grounds for the Claim, the indication of the Clauses of this Agreement on which such Claim is based and the amount claimed in respect thereof, together where available with all relevant details and supporting elements (including the Purchaser’s good faith calculation, in reasonable details, of the Loss thereby alleged to have been suffered by it or the relevant Group Company) (a “Claim Notice”), provided that the Purchaser shall not be required, at this stage, to provide exhaustive supporting documentation (to the extent not available). The Purchaser may update or supplement the Claim Notice from time to time as further information becomes available, including revisions to the estimated Loss.
(iii)    The Seller will be entitled, following receipt of a Claim Notice, to make any objection to the Purchaser as regards the merits and validity of that Claim by written notice within twenty (20) Business Days. The Parties shall in good faith discuss any such objections.
(iv)    In the event that the Seller and the Purchaser are unable to reach an agreement with respect to the validity of any Claim or the amount of the corresponding Loss to be indemnified pursuant to this Agreement within a period of thirty (30) Business Days following the date of receipt by the Seller of a Claim Notice requesting a specific amount, each Party shall be entitled to require that the dispute be settled in accordance with the provisions of Clause 14.
9.4.2    Investigation by the Seller
In connection with any matter or circumstance that gives rise or may give rise to a Claim:
(i)    the Purchaser shall allow, and shall procure that the relevant Group Company allows, the Seller and its advisers to conduct a reasonable and proportionate investigation into the matter or circumstance alleged to give rise to the Claim and whether and to what extent any amount is payable in respect of such Claim, provided that such investigation shall be conducted during normal business hours in a manner that does not unreasonably disrupt the Business; and
(ii)    the Purchaser shall, and shall procure that the relevant Group Company shall, provide to the Seller information reasonably requested and reasonably available that relates to the Claim and provide reasonable assistance, provided that any such provision shall be limited to the delivery of reasonable electronic copies of non‑privileged documents and data reasonably available to the Purchaser or the relevant Group Company.
Nothing in this Clause 9.4.2 shall require the Purchaser or any Group Company to take any step that would reasonably be expected to (i) breach applicable Law, regulatory obligations or contractual confidentiality undertakings, (ii) waive legal professional privilege or (iii) materially disrupt the Business. The Parties shall cooperate in good faith to implement appropriate safeguards (including confidentiality undertakings in form reasonably acceptable to the Purchaser, agreeing to keep all information confidential, to use it solely for investigating and addressing the Claim in question, and not to share it beyond those of the Seller’s advisers strictly necessary for such purpose) to facilitate the Seller’s investigation consistent with this Clause 9.4.2.
9.5    Third-Party Claims
9.5.1    Without prejudice to Clause 9.4 above, in the event of any action, claim, investigation, audit, allegation, complaint, lawsuit or other similar proceeding brought by any third party (including by any Tax or other Governmental Authority) against the Purchaser or any Group Company which could give rise to a Claim against the Seller (a “Third-Party Claim”), the Purchaser shall give written notice to the Seller of such Third-Party Claim in the form required under Clause 9.4.1 within ten (10) days after the Purchaser became aware of such matter, fact or event (or, insofar as reasonably practicable, with respect to any Third-Party Claim that requires a response within a shorter period of time, within such shorter period of time in order to enable the Seller to exercise its rights under this Clause 9.5) (the “Purchaser Notice”).
9.5.2    Further to the Third-Party Claim, no admission of liability shall be made by or on behalf of the Purchaser or any member of the Purchaser's Group (including, for the avoidance of doubt, the Group Companies), and the Third-Party Claim shall not be disposed of or settled without the prior written consent of the Seller. The Seller may only withhold, condition or grant such consent, and may propose any settlement terms, if and to the extent the Seller has first confirmed in writing that it will fully indemnify and hold harmless the Purchaser (and the relevant Group Company) for the Third-Party Claim and all Losses arising therefrom in accordance with this Clause 9 and subject to all terms, conditions and limitations set out in this Agreement. Any admission of liability, disposal or settlement without prior written consent of the Seller given in accordance with the preceding sentence shall be deemed as a waiver by the Purchaser of its indemnification rights under this Clause 9 in respect of such Third-Party Claim, it being agreed that in case the Seller requests to settle a given Third-Party Claim and the Purchaser refuses such settlement or otherwise does not enter into, or does not cause the relevant Group Company to enter into, the proposed settlement agreement, and provided the Seller has given the written confirmation referred to above, the Seller shall not be liable under this Agreement with respect to the portion of the Loss resulting from the relevant Third-Party Claim which exceeds the settlement amount provided for in the settlement agreement proposed by the Seller.
9.5.3    Within ten (10) Business Days of having been notified by the Purchaser of the Third-Party Claim by way of the Purchaser Notice, the Seller shall inform the Purchaser whether it wishes to conduct the defence of such Third-Party Claim on its own and at its own expense. In such case it shall be deemed to have accepted to indemnify the Purchaser for any Loss arising for the Purchaser or any Group Company from such Third Party Claim subject to all terms, conditions and limitations set out in this Agreement and:
(i)    the Seller shall retain counsel at its own expense to defend the interests of the Purchaser or the Group Company involved;
(ii)    the Purchaser shall, and shall procure that any Group Company shall give all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or Group Company concerned but in accordance with the Seller’s instructions. At the Seller's request and expense, the Purchaser shall, and shall cause the Group Companies to, provide the Seller with copies of all notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the underlying Third-Party Claim;
(iii)    at the Seller request and expense, the Purchaser shall, and shall cause the relevant Group Company to, act as per the Seller's instructions as regards the conduct of the Third-Party Claim, including serving any notice, filing any memorandum in defence, appealing against any judgment or administrative or arbitration decision, taking any legal action against a decision of a Governmental Authority and/or sending any correspondence; and
(iv)    the Seller will keep the Purchaser informed of the progress of any such Third-Party Claim and its defence.
Nothing in this Clause 9.5.3 shall require the Purchaser or any Group Company to take any step that would reasonably be expected to (i) breach applicable Law, regulatory obligations or contractual confidentiality undertakings, (ii) waive legal professional privilege or (iii) materially disrupt the Business.

9.5.4    If the Seller has not elected to assume and conduct the defense of the Third-Party Claim in accordance with Clause 9.5.3 above or if it fails to reply to the Purchaser Notice within the time limit set out in Clause 9.5.3 above:
(i)    the Purchaser shall, and shall cause the Group Companies to, keep the Seller informed of the progress of any such Third-Party Claim and its defence and shall provide the Seller with copies of material written communications and filings in relation thereto (including court papers).
(ii)    the Purchaser shall (and shall procure that the relevant Group Company shall) defend such Third-Party Claim in a diligent manner and in good faith.
(iii)    the Purchaser shall, and shall cause the Group Companies to, allow the Seller to participate, with the assistance of any legal advisers of its choice (at its own cost), (i) in the elaboration of arguments and means of defence that may be desirable to be put forward on behalf of the Group Companies, (ii) in any negotiation which may take place to reach a settlement, and, more generally, (iii) in any possible proceedings or hearing relating to such Third-Party Claim.
(iv)    any recommendation made by the Seller (or its advisors) in the course of the proceedings will be considered on behalf of the Group Companies by the Purchaser and, in any event, the Purchaser will, and will cause the relevant Group Companies to, reasonably and prudently defend such Third-Party Claim.
(v)    the Purchaser shall, and shall cause the Group Companies to, inform the Seller of, and consider in good faith all of the Seller recommendations with respect to, any proposal relating to a settlement, agreement, withdrawals or voluntary payments, received by the Purchaser or any of the Group Companies with respect to the Third-Party Claim.
9.6    Payment
Payment of any sum requested from the Seller by the Purchaser under Clause 9 shall be made, in connection with any Claim, within fifteen (15) days of the date when the amount owed under this Clause 9 has been finally determined pursuant to either an amicable settlement between the Purchaser and the Seller, or, in connection with any Claim in dispute, an enforceable decision of a court of competent jurisdiction (décision exécutoire) in accordance with Clause 9.3.6.
9.7    W&I Insurance
9.7.1    The Purchaser acknowledges and agrees that:
(i)    it has freely decided, at its own cost and risk, to obtain the W&I Insurance Policy to receive coverage for certain risks and liabilities which may arise with respect to the Transferred Shares, the Group Companies and/or the Business; and
(ii)    in this respect, the Business Warranties provided for in this Agreement, and the remedies relating thereto, have been negotiated and agreed between the Parties, at the request of the Purchaser, solely for the purposes of serving as a framework of reference for the set-up of the W&I Insurance Policy (hence the 1 euro cap under Clause 9.3.3). Notwithstanding anything to the contrary in this Agreement, the Parties expressly agree and acknowledge that, solely with respect to the Business Warranties, the Seller Warranties are made by the Seller under this Agreement (either at the date the Put Option Date, the Signing Date or the Completion Date) if and to the extent they are actually covered and insured under the W&I Insurance Policy. In particular, the Parties agree and acknowledge that any exclusion applicable to the W&I Insurance Policy will be automatically (de plein droit) deemed applicable to such Business Warranties. As a result of the above, the Seller shall not be deemed to have granted any Business Warranties, in all or in part, that would not be entirely covered and insured under the W&I Insurance Policy, which the Purchaser hereby agrees and acknowledges. For the avoidance of doubt, nothing in this Clause 9.7.1 shall apply, limit or exclude any liability of the Seller in the event of fraud or wilful misconduct (dol).
9.7.2    Consequently, the Purchaser acknowledges and agrees that:
(i)    it shall take full responsibility for the adequacy and sufficiency of the W&I Insurance Policy for its own purpose; and
(ii)    in respect of any claim notified to the W&I Insurer (or received from the W&I Insurance) in connection with any breach or alleged breach of the Business Warranties, the Purchaser shall, within ten (10) Business Days, provide the Seller with copies of any material notices or other material communications sent by the Purchaser to the W&I Insurer (or received from the W&I Insurer) and shall keep the Seller reasonably informed of any material developments in relation to such claim, provided that the Purchaser shall not be required to disclose any document to the extent such disclosure would result in a loss of legal professional privilege, in which case the Purchaser shall provide reasonably detailed summaries or appropriately redacted copies and shall provide the relevant documents to the Seller’s lawyers. On a reciprocal basis, the Seller shall, within ten (10) Business Days, provide the Purchaser with copies of any material notices or other material communications received by it, its brokers or other representatives from the W&I Insurer (including insurer queries directed to the Seller) in respect of any claim under the Business Warranties under an alleged fraud (fraude) or fraudulent misrepresentation (dol)) of the Seller , subject to the same privilege and confidentiality carve-outs, in which case the Seller shall provide reasonably detailed summaries or appropriately redacted copies and shall provide the relevant documents to the Purchaser’s lawyers; and
(iii)    the inability of the Purchaser to pursue or obtain any remedy under the W&I Insurance Policy in respect of any Warranty Claim for any reason whatsoever (including, without limitation, exclusions, insured amounts and the application of any deductible) shall not affect or in any way increase the liability of the Seller and/or any of its Affiliates under this Agreement. For the avoidance of doubt, nothing in this Clause 9.7.2 shall apply, limit or exclude any liability of the Seller in the event of fraud or wilful misconduct (dol).
9.7.3    Nothing in this Clause requires the Purchaser to take any action that would reasonably be expected to prejudice its rights under the W&I Policy.

9.7.4    The Purchaser shall ensure that the W&I Insurance Policy includes an express waiver by the W&I Insurer of all rights of subrogation against the Seller in relation to any claim under the Seller Warranties except in respect of any claim arising from fraud (fraude) or fraudulent misrepresentation (dol)) of the Seller (the “Subrogation Waiver”).
9.7.5    The Purchaser undertakes to the Seller that:
(i)    it will not agree to any amendment, variation or waiver of (i) the Subrogation Waiver and (ii) any other term of the W&I Insurance Policy, which would have any adverse effect on the Seller; in each case, or do anything which has a similar effect; and
(ii)    it will not novate or otherwise assign its rights with respect to the Subrogation Waiver (or do anything with similar effect) or do anything which would cause the Subrogation Waiver not to have full force and effect under its terms.
9.7.6    The Purchaser undertakes to the Seller that, without limitation of any right of the Seller separately to enforce such terms, and following a written request from the Seller, it will use its best endeavours to enforce the Subrogation Waiver in the W&I Insurance Policy, to the extent it is applicable.
9.7.7    The validity, enforceability and collectability risk in respect of the W&I Insurance Policy shall have no impact whatsoever on the exclusions or limitations of liability of the Seller on the terms of this Agreement, including Clause 9.3, provided for in this Agreement for any Warranty Claim. The Purchaser therefore accepts the risk, without any recourse to the Seller, that the W&I Insurer may refuse, in whole or in part, according to the terms of the W&I Insurance Policy or for any other reason to provide: (i) coverage under the W&I Insurance Policy; or (ii) payment under the W&I Insurance Policy, in each case in respect of any Warranty Claim and for any reason whatsoever.
9.7.8    Notwithstanding anything to the contrary in this Agreement, the Parties agree that, solely in respect of any Warranty Claim arising from a breach of the Business Warranties, Clause 9.3.1 and Clause 9.4 shall not apply.
10    POST-COMPLETION ACTIONS AND COVENANTS
10.1    Non-Solicitation
10.1.1    Seller’s obligation
During a period of three (3) years as from the Completion Date, the Seller, undertakes not to, and shall procure that no Seller's Affiliates or Connected Persons, directly or indirectly, alone or jointly with or through any other Person, (i) solicit or encourage any of the Key Employees to leave his/her current or future positions in the Group Companies or (ii) hire, employ or engage (whether as an employee, consultant or otherwise), or contract for the services of, any Key Employee. In addition, the Seller shall, and shall procure that its Affiliates and Connected Persons shall, instruct and require any employment agency, search firm, recruiter or similar intermediary engaged by any of them not to seek, approach, solicit, canvass or otherwise attempt to induce any Key Employees to leave his/her employment with any Group Company during such period. This restriction shall not apply to (i) the placing of an advertisement of a post available to the public generally and the recruitment of a person through an employment agency which shall not constitute a breach of this Clause 10.1.1 provided that neither the Seller nor its Affiliates or Connected Persons has encouraged or advised such agency to approach any Key Employee, or (ii) a Key Employee who is no longer employed by the Group Companies or (iii) a Key Employee who is under formal notice of termination from the relevant Group Company or (iv) any approach or contact initiated unsolicited by a Key Employee and (v) any hiring following a good-faith reference check or response to an application not specifically solicited from a Key Employee.
10.1.2    Purchaser’s obligation
During a period of three (3) years as from the Completion Date, the Purchaser undertakes not to, and shall procure that no Purchaser’s Affiliates or Connected Persons, directly or indirectly, alone or jointly, with or through any other person, (i) solicit or encourage any Seller’s Selected Employee to leave his/her current or future positions in the Sellers’ Group or (ii) hire, employ or engage (whether as an employee, consultant or otherwise), or contract for the services of, any Seller’s Selected Employee. In addition, the Purchaser shall, and shall procure that its Affiliates and Connected Persons shall, instruct and require any employment agency, search firm, recruiter or similar intermediary engaged by any of them not to seek, approach, solicit, canvass or otherwise attempt to induce any of the Seller’s Selected Employee to leave his/her employment with the Seller’s Group during such period. This restriction shall not apply to (i) the placing of an advertisement of a post available to the public generally and the recruitment of a person through an employment agency which shall not constitute a breach of this Clause 10.1.2 provided that neither the Purchaser nor its Affiliates or Connected Persons has encouraged or advised such agency to approach any Seller’s Selected Key Employee or (ii) any Seller’s Selected Employee who is no longer employed by the Seller’s Group or (iii) any Seller’s Selected Employee who is under formal notice of termination from the Seller’s Group or (iv) any approach or contact initiated unsolicited by a Seller’s Selected Employee and (v) any hiring following a good-faith reference check or response to an application not specifically solicited from a Seller’s Selected Employee.
10.2    Non-Compete
10.2.1    During a period of three (3) years as from the Completion Date, the Seller shall not, and shall procure that no Seller’s Affiliate shall, directly or indirectly, whether alone or jointly with, through or for the benefit of any other Person, in any country in which the Group Companies carried on the Business as at the Put Option Date and/or the Completion Date (the “Restricted Territory”): (a) carry on or be engaged in, or otherwise participate in, the Business or (b) acquire or hold any interest in any Person engaged in the Business , subject to Clause 10.2.5, provided that, solely for the purposes of this Clause 10.2.1, the non-compete undertaking shall also include the manufacture, marketing, development, co-development and sale of the Specific Fibre Lasers for incorporation into ophthalmic retinal photocoagulation systems.
10.2.2    As an exception to the previous paragraph 10.2.1, the restriction in Clause 10.2.1 relating to the Specific Fibre Lasers shall cease as soon as the Purchaser, any member of the Purchaser’s Group or any Group Company manufactures, markets, develops, co-develops or sells Specific Fibre Lasers for incorporation into ophthalmic retinal photocoagulation systems to any person outside of the Purchaser’s Group (including the Group Companies), provided that sales of repaired, replacement, service, maintenance or spare lasers directly to end users of such ophthalmic retinal photocoagulation systems sold by any Group Companies shall not constitute a triggering sale for purposes of this paragraph.
10.2.3    For the purposes of this Clause 10.2, the Seller and its Affiliates shall not, during this period, directly or indirectly, (i) themselves use, (ii) cause or enable any third party to use, or (iii) act jointly with any third party in using, any of their own know-how, trade secrets, proprietary technology, industrial processes, manufacturing methods or technical expertise for the purpose of researching, developing, manufacturing or marketing any System that competes, or is intended to compete, with any System sold, marketed or under development by the Group Companies as at the Completion Date.
10.2.4    For the avoidance of doubt, the Parties acknowledge and agree that the duration, scope and geographic extent of the restrictions set out in this Clause 10.2.1 are reasonable, proportionate and necessary to protect the legitimate interests of the Purchaser in the goodwill and going‑concern value of the Business acquired for the Purchase Price and in the substantial confidential information, trade secrets and know‑how transferred or made available to the Purchaser as part of an integrated activity at Completion, including without limitation the Group Companies’ portfolio of patents and other Intellectual Property, Licensed IP, software, industrial processes, manufacturing methods and the benefit of experienced research and development teams and capabilities.
10.2.5    Nothing in this Agreement shall prevent or restrict the Seller (or any of its Affiliates) from:
(i)     holding in up to five per cent (5%) of the outstanding issued share capital of a company listed on any recognised stock exchange.
(ii)    acquiring, directly or indirectly, a business or securities in any company or group of companies where part of such business or part of the business conducted by such company or group of companies is a Business in the Restricted Territory, provided that the turnover attributable to the Business in the Restricted Territory at the date of acquisition, based on the last financial statements available, does not exceed ten per cent (10%) of the aggregate turnover of the acquired business, company or group of companies.
10.3    Retention of Records
10.3.1    Until the seventh (7th) anniversary of the Completion Date, each Party shall, and shall procure that its Affiliates shall, retain in the ordinary course the Books and Records in its possession that relate to the Business for the period up to Completion. No Party shall be required to obtain the other Party’s consent to destroy any such Books and Records after that date or earlier where destruction is permitted by Law, provided that the destroying Party shall give reasonable prior written notice to the other Party and, if requested within that period, provide electronic copies (or permit copying) at the requesting Party’s cost.

10.3.2    From Completion until the earlier of (i) the seventh (7th) anniversary of the Completion Date and (ii) final resolution of any Dispute notified in writing before such anniversary, each Party shall, and shall cause its Affiliates to, use reasonable endeavours to provide the other Party, upon reasonable prior notice, during normal business hours and at the requesting Party’s cost, with reasonable access to and the right to obtain copies of retained Books and Records solely to the extent reasonably required (a) for the preparation of financial statements, Tax Returns or other mandatory reporting relating to periods ending on or before Completion, or (b) in connection with any Dispute. Access shall be to copies only and shall be provided in electronic form where practicable and shall not unreasonably disrupt business operations.
10.3.3    Any access under Clause 10.3.2 shall be subject to customary confidentiality obligations, legal privilege, data protection and privacy requirements and the right to withhold or reasonably redact competitively sensitive information. No Party shall be required to disclose documents protected by legal privilege or to take any action that would reasonably be expected to result in a waiver of privilege; disclosure to the other Party’s external counsel on a counsel-only basis shall be sufficient where appropriate.
10.4    Directors and employees
10.4.1    The Seller shall procure the resignation, with effect on or before the Completion Date, of those Persons listed in Schedule 10.4.1 from their office as legal representative, officer or director of the relevant Group Companies (as applicable) as set out in Schedule 10.4.1, together with customary waivers of any claims against the Group Companies in respect of their offices (other than for unpaid fees accrued in the Ordinary Course of Business up to Completion).
10.4.2    The Purchaser shall procure that all corporate or administrative formalities relating to the resignation of those Persons referred to in Clause 10.4.1 be carried out as soon as possible after the Completion Date, and in any event no later than one (1) month after the Completion Date.
10.4.3    The Purchaser shall not, and shall cause the Group Companies and the other members of the Purchaser's Group not to make any claim against or otherwise seek the liability of any former or current director, manager, officer or employee of the Group Companies (i) who will resign on or around the Completion Date or in the context of the Transaction or (ii) whose employment contract will be terminated in connection with the Transaction with respect to any decisions or actions adopted prior to Completion, provided, however, that the foregoing shall not apply in case of criminal liability.
10.4.4    The former or current directors, managers, officers or employees of the Group Companies are expressly intended as third-party beneficiaries of Clause 10.4.3 of this Agreement.
10.4.5    The Purchaser acknowledges that, subject to applicable Laws and existing company‑level agreements, certain actions relating to employee participation and savings arrangements are required at the level of Quantel Medical SAS under applicable labour and employment Laws. Accordingly, the Purchaser intends, to the extent and only insofar as required by applicable Laws and existing UES-wide collective bargaining agreements, to initiate negotiations as soon as reasonably possible from the Completion Date, and in any event within six (6) months of the

Completion Date, with a view to establishing (a) a mandatory profit‑sharing scheme (accord de participation), (b) an optional profit‑sharing scheme (accord d’intéressement) and (c) a company savings plan (plan d’épargne d’entreprise) ((a), (b) and (c) together, the “Profit Sharing Schemes”), and to enter into such Profit Sharing Schemes on terms that are, taken as a whole, substantially comparable to those applicable at the Completion Date, it being understood that no obligation arises to replicate terms where contrary to applicable Law or materially adverse to the Group Companies post‑Completion. For the avoidance of doubt, this Clause does not create any contractual obligation, undertaking or covenant of the Purchaser vis‑à‑vis the Seller.
10.4.6    The Purchaser acknowledges that, in accordance with applicable Laws, professional elections may be required at the level of Quantel Medical SAS in order to elect a works council (comité social et économique). The Purchaser intends, to the extent and only insofar required by applicable Laws, to initiate such elections as soon as reasonably practicable from the Completion Date and in any event within six (6) months of the Completion Date, provided that timelines may be adjusted to reflect legally prescribed procedures or directions from competent authorities. For the avoidance of doubt, this Clause does not create any contractual obligation, undertaking or covenant of the Purchaser vis‑à‑vis the Seller.
10.5    Tax computation
10.5.1    The Seller shall, at the cost of the relevant Group Company, carry out and file all appropriate preparations and submissions to reach an agreement with any Tax Governmental Authority regarding all Tax Returns and computations of each Group Company for each accounting period ending on or before the Completion Date. The Seller shall (i) deliver drafts of any such Tax Returns and computations to the Purchaser no later than ten (10) Business Days prior to their intended filing date, (ii) consider in good faith the Purchaser’s reasonable comments subject to such comments being received at the latest five (5) Business Days prior to the intended filing date of such filings, and (iii) not file any such Tax Return or make any submission that could reasonably be expected to increase the Tax liability of the Purchaser or any Group Company for any period ending after the Completion Date without the Purchaser’s prior written consent (not to be unreasonably withheld or delayed). For the avoidance of doubt, the above shall not prevent the Seller from filing any Tax Return and computation in accordance with applicable Law and Accounting Principles within the time limits set forth by the Law. Notwithstanding anything to the contrary in this Clause 10.5, any Tax Returns relating to the acquisition of the Transferred Shares (including any stamp duty or equivalent transfer Taxes) shall be prepared and filed by the Purchaser.
10.5.2    In relation to any accounting period of a Group Company which commences before the Completion Date but ends after the Completion Date (a “Straddle Period”), the Purchaser shall:
(i)    prepare and file all Tax Returns and computations and deal with any related correspondence with the relevant Tax Governmental Authorities;
(ii)    deliver to the Seller drafts of any such Tax Returns insofar as they relate to the portion of the Straddle Period up to and including the Completion Date no later than ten (10) Business Days prior to the intended filing date, to the extent practically feasible, and shall consider in good faith the Seller’s reasonable comments (or its Connected Persons) limited to that pre‑Completion portion only, provided such comments are received within eight (8) Business Days of receipt of the draft; and
(iii)    retain final decision-making authority over the content and filing of all such Tax Returns
10.5.3    The Seller shall bear all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, agreement and filing of any Tax Returns and computations for periods ending on or before the Completion Date. For the avoidance of doubt, the Seller shall not bear such costs associated with the preparation, agreement and filing of any Tax Returns and computations for any period ending after the Completion Date, including Straddle Periods.
10.5.4    The Seller and the Purchaser shall, and shall procure that their respective Connected Persons shall, provide or ensure the provision to each other (or their respective Connected Persons) without undue delay of information and assistance which may reasonably be required to perform their obligations or exercise their rights under this Clause 10.5. Such access shall be provided during normal business hours and in a manner that preserves any applicable legal privilege, with the Parties agreeing to use commercially reasonable efforts to implement privilege-preserving procedures.
11    TERMINATION
11.1    Termination
This Agreement and the transactions contemplated herein may only be terminated as follows:
(i)    by mutual written agreement of the Purchaser and the Seller;
(ii)    unless otherwise mutually agreed in writing between the Parties, either the Seller or the Purchaser may by notice to the other Party terminate this Agreement if the Conditions Precedent have not occurred (or have been not waived) on or before the Long Stop Date (or such later date as the Parties may agree in writing); or
(iii)    pursuant to Clause 6.3(iii).
11.2    Effect of Termination
Upon any termination of this Agreement all further obligations of the Parties hereunder, other than under the Surviving Clauses, shall terminate, except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to its termination.
12    MISCELLANEOUS
12.1    Announcements
Pending Completion, no announcement, communication or circular concerning the existence or subject matter of this Agreement or of any other agreement entered into pursuant to this Agreement shall be made or issued by or on behalf of a Party or any of its Affiliates without the prior written consent of the other Party. This shall not affect any announcement, communication or circular required by Law or any Governmental Authority or the rules of any stock exchanges on which the shares of any Party are listed, but the

Party with an obligation to make an announcement or communication or issue a circular (or whose Affiliate has such an obligation) shall (or shall procure that its Affiliate shall) consult with the other Party insofar as is reasonably practicable before complying with such an obligation.
12.2    Confidentiality
12.2.1    The Confidentiality Agreement shall cease to have any force or effect from Completion (except that nothing herein shall relieve any Party from liability for any breach of the Confidentiality Agreement prior to its termination). For the avoidance of doubt, the Confidentiality Agreement shall apply until Completion.
12.2.2    Each the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:
(i)    the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;
(ii)    the negotiations relating to this Agreement (and any such other agreements);
(iii)    (in the case of the Seller) the business, financial or other affairs of the Purchaser and of its Affiliates (including, after Completion, the Group Companies); or
(iv)    (in the case of the Purchaser) the business, financial or other affairs of the Seller and its Affiliates (including, prior to Completion, the Group Companies).
(the “Confidential Information”)
12.2.3    Clause 12.2.2 shall not prohibit disclosure or use of any information if and to the extent:
(i)    the disclosure is made by a Party to any of its Affiliates and its and its Affiliates’ directors, officers, employees, auditors or representatives on a need to know basis (provided that the recipient is informed of the confidential nature of the Confidential Information and acknowledges that it is subject to a duty of confidentiality on substantially the same terms as this Clause 12.2);
(ii)    the disclosure is made to professional advisers or financiers of any Party or any of its Affiliates (provided that the recipient is informed of the confidential nature of the Confidential Information and acknowledges that it is subject to a duty of confidentiality on substantially the same terms as this Clause 12.2);
(iii)    the Confidential Information is reasonably required to be disclosed by the Purchaser to the broker or insurer(s) (or their advisers) under the W&I Insurance Policy in relation to matters arising in connection with the W&I Insurance Policy (provided that the recipient is informed of the confidential nature of the Confidential Information and acknowledges that it is subject to a duty of confidentiality on substantially the same terms as this Clause 12.2);

(iv)    the Confidential Information is required to be disclosed to the Regulatory Authorities, the AMF or in relation to the preparation of the Lumibird Shareholders’ Meeting for the purposes of satisfying the Conditions Precedent;
(v)    the disclosure is necessary for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into pursuant to this Agreement, or to enforce or ascertain its rights or in order to enable the determination to be made by the Independent Expert;
(vi)    the disclosure is required by Law or by any Governmental Authority or the rules of any stock exchange on which the shares of any Party (or any of its Affiliates) are listed, provided that, prior to such disclosure, the Party concerned shall, where not prohibited by Law, promptly notify the other Party of such requirement and consult it insofar as is reasonably practicable before complying with such an obligation;
(vii)    the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement); or
(viii)    the other Party has given prior written approval to the disclosure or use.
12.3    Further Actions
Subject to the terms and conditions provided herein, each of the Parties shall use its commercially reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.
12.4    Default Interest
If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the Party in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.
12.5    Costs and Expenses
Whether or not the transactions contemplated by this Agreement are consummated or made effective, except as may otherwise be expressly provided herein, the Seller and the Purchaser shall each bear their own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein.
12.6    Notices
All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be: (i) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (ii) sent by an overnight courier service of recognised standing (all charges paid); or (iii) sent by email and confirmed by registered mail (lettre recommandée avec demande d'avis de réception) posted no later than the following Business Day or (iv) served by a judicial officer/bailiff by means of a formal service instrument (exploit d’huissier), in each case addressed to the relevant Party at its address set forth below:
If to the Seller:

Lumibird
2 rue Paul Sabatier
22300 Lannion, France
Attn: Marc Le Flohic ([***])
with a copy to:

Hubert Segain (hubert.segain@linklaters.com)
Yohann Smadja (yohann.smadja@linklaters.com).
If to the Purchaser:

IPG Photonics Corporation
377 Simarano Drive
Marlborough, MA 01752
Attn: Angelo Lopresti, Senior Vice President, General Counsel & Secretary ([***])
with a copy to:
Benoît Gomel (benoit.gomel@cms-fl.com)
Alexandre Delhaye (alexandre.delhaye@cms-fl.com)
or to such other Persons or at such other addresses as hereafter may be notified by either Party to the other Parties from time to time.
Any such notice or other communication shall be deemed to have been duly given or made (i) if delivered by hand against a signed release, upon this delivery, (ii) if sent by an overnight courier service of recognized standing, two (2) Business Days after the date of sending, (iii) if sent by email confirmed by next Business Day registered mail, upon its transmission (provided that no SMTP email delivery failure has been received by the sender) or (iv) if served by a bailiff by way of an exploit d’huissier in accordance with applicable law, upon the date of such service as evidenced by the bailiff’s certificate or report.
12.7    Entire Agreement
Without prejudice to the other Transaction Documents or any separate agreement entered into on or after the date hereof, this Agreement represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement.
12.8    No Third-Party Rights – Assignment
Save as expressly set out under Clause 10.4.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement. Accordingly, neither the Purchaser, on the one hand, nor the Seller, on the other hand, may, without the prior written consent of the other, assign the benefit of all or any of the other's obligations under this Agreement, nor any benefit arising under or out of this Agreement, save as otherwise provided herein.

Notwithstanding the foregoing, the Parties agree that:
(i)    if the Seller or the Purchaser is involved in a merger, demerger or any other form of restructuring, all of the rights and obligations under this Agreement of the Party concerned shall be transferred to the Person or Persons resulting from the said merger, demerger or restructuring. The Party concerned shall remain jointly and severally liable with such Person or Persons for the due performance of all of its obligations under this Agreement.
(ii)    each Party may freely assign or transfer all or any of its rights and obligations under the Agreement to any of its Affiliates, including as a result of a merger, demerger or any other form of restructuring, provided that the assigning Party remains jointly and severally liable with such Affiliate for the due performance of all of its obligations under this Agreement.
12.9    Withholdings and Set-Off
All sums payable under this Agreement or any of the Transaction Documents or for breach of any of the provisions of this Agreement or any of the Transaction Documents shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by applicable Law.
If any deduction or withholding is required by Law from any payment under this Agreement, or if (other than the payment of the Purchase Price or the payment of any amount to be qualified as a reduction of the Purchase Price under this Agreement) any such payment (or any withholding or deduction in respect of it) is required to be brought into charge to Tax then, except in relation to interest, the payer shall pay the payee such additional amount as will, after taking account of such deduction, withholding or Tax, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement.
Other than as set out in the Agreement, each Party waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have out of any payments which it may be obliged to make (or procure to be made) to any other Party pursuant to this Agreement or otherwise.
12.10    Severability
This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
12.11    Waivers and Amendments
No terms of this Agreement may be altered, modified, amended, supplemented or terminated except by an instrument in writing duly signed by the Parties. Any waiver of any term or condition of this Agreement must be in writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.
12.12    Certain Express Waivers

Without prejudice to the provisions of this Agreement, each Party irrevocably:
12.12.1    waives any right to terminate this Agreement under Article 1226 of the French Civil Code; and
12.12.2    waives any right it may have under Articles 1186 (including as set out in Clause 12.13.3) and 1187 of the French Civil Code to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever.
12.13     No Hardship - Waiver of termination rights
The Parties irrevocably waive:
12.13.1    the provisions of Article 1195 of the French Civil Code relating to the consequences of an unforeseeable change of circumstances which shall not be applicable to this Agreement and the transactions contemplated herein, each Party hereby declaring that each of them intend to assume the risks that may arise and/or materialise as a consequence of an unforeseen change of circumstances (changement de circonstances imprévisibles) within the meaning of article 1195 of the French Civil Code;
12.13.2    the provisions of Article 1223 of the French Civil Code (relating to the right to claim for a purchase price reduction in case of partial performance of a contract) and of Article 1226 of the French Civil Code (relating to the right to terminate unilaterally a contract in case of material breach) which shall not be applicable to this Agreement;
12.13.3    the provisions of the second paragraph of Article 1186 of the French Civil Code to invoke that this Agreement has lapsed as a result of any other contract having terminated or lapsed or being ineffective for any reason whatsoever (on the basis that the performance of another contract would have constituted an essential condition of its consent to this Agreement or that the performance of this Agreement has become impossible because another contract has terminated or lapsed or is ineffective).
12.14    Specific Performance
It is expressly agreed and understood that each of the Parties agrees to apply the provisions of Article 1221 of the French Civil Code so that the other Party is entitled to request and/or pursue specific performance (poursuivre l'exécution en nature) of the obligations of the other Party hereunder, including specific performance with respect to the Purchaser's obligations under this Agreement to acquire the Transferred Shares pursuant and subject to the terms of this Agreement and the agreements to be entered in connection with this Agreement; it being specified that:
(i)    a notification made to the relevant Party requesting it to comply with the terms of this Agreement and/or any agreements to be entered in connection with this Agreement, to the extent validly made under Clause 12.6, shall be construed as a formal notice (une mise en demeure) under Article 1221 of the French Civil Code; and
(ii)    the Parties expressly agree that specific performance (l'exécution en nature) may be requested or pursued by any Party, irrespective of any disproportion between its cost for the obligor (son coût pour le débiteur) and its benefits for the creditor (son intérêt pour le créancier).
13    Transfer Taxes and VAT
13.1    Any Transfer Taxes that may become payable as a result of the transfer of the Transferred Shares pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Seller with evidence of the payment of any such Transfer Taxes promptly upon the written request of the Seller. Any stamp duty or transfer taxes (if any) arising from the Ancillary Agreements or from the termination of any Intra-Group Agreements shall be borne and timely paid by the Seller. The Seller shall comply with all statutory requirements and, upon written request, promptly provide the Purchaser with evidence of such payment.
13.2    The Seller hereby declares that, for the purposes of subsection 14-225(2) of Schedule 1 to the Australian Tax Act, the Transferred Shares are membership interests (as defined in the Income Tax Assessment Act 1997 (Cth)) that are not, and will not be, indirect Australian real property interests for the period commencing from the Put Option Date and ending on the Completion Date.
13.3    The Purchaser acknowledges that:
(i)    the declaration given by the Seller under Clause 13.2 represents a declaration for the purposes of subsection 14-210(3) of Schedule 1 to the Australian Tax Act given by the Seller to the Purchaser;
(ii)    the Purchaser does not know or suspect that the declaration is false; and
(iii)    because of the declaration, the Purchaser will not:
(a)    withhold any amount under subdivision 14-D of Schedule 1 to the Australian Tax Act from the Purchase Price; or
(b)    pay any amount under subdivision 14-D of Schedule 1 to the Australian Tax Act in respect of this Agreement.
13.4    If Completion occurs later than the date six (6) months after the date of this Agreement, the Seller must deliver to the Purchaser, at least three (3) days before the Completion Date (and no more than six (6) months before the Completion Date), a further declaration that the Transferred Shares owned by the Seller are membership interests (as defined in the Income Tax Assessment Act 1997 (Cth)) that are not, and will not be, indirect Australian real property interests (as defined in the Income Tax Assessment Act 1997 (Cth)) for the period commencing from the Put Option Date and ending on the Completion Date.
13.5    In the event changes to Law which have been announced but not yet enacted as at the date of this Agreement regarding Australian foreign resident capital gains tax come into force prior to Completion, the Parties shall discuss in good faith appropriate amendments to this Clause 13.
13.6    Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other Party, subject to that Party using reasonable endeavours to recover such amount of VAT as may be practicable.

13.7    Any sums payable by the Seller or the Purchaser under this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT, and any such VAT if due under applicable Laws shall only be paid against delivery of a valid VAT invoice. Neither the Seller nor the Purchaser shall elect for VAT in respect of any payments to be made to the other pursuant to the terms of this Agreement unless the Parties otherwise agree in relation to any such payment.
13.8    The Purchase Price shall be exclusive of any amounts of or in respect of VAT or Transfer Taxes.
13.9    Where an event occurs that impacts the amount of VAT payable on a supply arising under or in connection with this Agreement, the Parties shall take the necessary action to adjust the amount of VAT, including issuing a debit note, credit note or other document and, subject to the issue of any legally required document, make any correcting payment between them. This Clause 13.9 shall survive termination of this Agreement.
14    Governing Law and Jurisdiction
This Agreement, including any noncontractual obligations arising out of or in connection with this Agreement, is governed by, and shall be construed in accordance with, French law.
In the event of a dispute arising out of or in connection with this Agreement (including without limitation with respect to its validity, performance, interpretation, termination and post-termination obligations and any non-contractual obligation arising out of or in connection with this Agreement), the Parties agree to attempt to resolve this dispute or disagreement amicably before engaging any judicial procedure. To this end, one Party will notify the other Party in writing of the existence of the dispute, and both Parties will meet within five (5) calendar days of the notification to discuss how to reach a mutually acceptable solution.
If, despite their efforts, the Parties do not manage to resolve the dispute or disagreement within ten (10) calendar days following the first meeting, the dispute shall be submitted to the exclusive jurisdiction of the Tribunal des Activités Economiques of Paris.
15    Electronic Signature
This Agreement is signed by means of electronic signature within the meaning of the provisions of articles 1367 et seq. of the French Civil Code and through the DocuSign service.
Consequently, the signatories declare that the electronic version of this Agreement constitutes the original of the document and is perfectly valid and enforceable between them. The parties declare that the Agreement in its electronic form constitutes literal proof within the meaning of article 1367 of the French Civil Code, has the same probative value as a paper document in accordance with article 1366 of the French Civil Code and may be validly invoked against them.
Each signatory acknowledges that the preservation by DocuSign of the agreement signed by way of DocuSign France satisfies the requirements of durability within the meaning of article 1379 of the French Civil Code.
Each signatory acknowledges that the electronic signature solution offered by DocuSign, and approved by the signatories, corresponds to a sufficient degree of reliability to identify the signatories and to guarantee the relation between each signature and the Agreement.

The signatories of this Agreement therefore undertake not to contest the admissibility, enforceability or probative value of the Agreement signed in electronic form.
[Signature page follows]

Made in [●], on [●] 2026, in two (2) originals.

Lumibird
as Seller
Represented by
Name:
Title:

IPG Photonics Corporation
as Purchaser
Represented by
Name:
Title:

Schedules

Schedule B	Organisation chart of the Group Companies
Schedule C	Data Room Index
Schedule C bis	Q&A
Schedule 1.1 (i)	Basis of preparation of the Completion Statement
Schedule 1.1 (ii)	Group Companies' Treasury Agreements
Schedule 1.1 (iii)	Group Company Registered IP
Schedule 1.1 (iv)	IP Coexistence Agreement
Schedule 1.1 (v)	IP Know-How License Agreement
Schedule 1.1 (vi)	IP Transfer Agreement (Purchaser)
Schedule 1.1 (vii)	IP Transfer Agreement (Seller)
Schedule 1.1 (viii)	IP Transitional Licence Agreement (Seller)
Schedule 1.1 (ix)	MFN Contracts
Schedule 1.1 (x)	Net Indebtedness – Working Capital
Schedule 1.1 (xi)	Permitted Encumbrances
Schedule 1.1 (xii)	List of Knowledge Individuals
Schedule 1.1 (xiii)	Specific Accounting Principles
Schedule 1.1 (xiv)	Supply Agreement
Schedule 1.1 (xv)	Transitional Services Agreement
Schedule 1.1 (xvi)	VDD Reports
Schedule 1.1 (xvii)	W&I Policy
Schedule 3.1	Illustrative calculation of the Estimated Purchase Price as of 31 December 2025 and Purchase Price
Schedule 3.5	Additional Purchase Price
Schedule 5.1.3(vi)	Conduct of business exceptions
Schedule 5.1.4	Individuals designated by the Purchaser for purposes of Clause 5.1
Schedule 5.3.1	Tax Group Exit Agreement
Schedule 5.3.2	Intra-Group Agreements
Schedule 5.3.2(iv)	Intra-group amounts to be repaid by Lumibird Medical Group to Lumibird SA or Lumibird SA to the Lumibird Medical Group
Schedule 5.8.1	IT Separation Plan
Schedule 5.9	Major In-Flight Projects
Schedule 6.2.1(iii)	Confirmatory transfer agreement form
Schedule 6.2.1 (v)	Form of resignation letter
Schedule 7	Seller Warranties
Schedule 7 bis	Bring Down Certificate
Schedule 8	Purchaser Warranties
Schedule 9.2.1	Specific Indemnities
Schedule 10.4.1	Resigning Directors and Officers

Schedule 3.5 – Additional Purchase Price
1    Definitions
For the purpose of this Schedule 3.5, the following terms shall have the meaning ascribed to them below. Capitalised terms used but not defined in this Schedule 3.5 shall have the meaning ascribed to them in Clause 1.1 of this Agreement.
“2025 Base Revenue” means €[***] ([***] euros).
“2025 Reference Statements” means the consolidated financial statements of the Group Companies for FY 2025 set forth in Appendix 1.
“2026 Disputed Amount” has the meaning set forth in Clause 6.4 of this Schedule.
“2026 Earn-Out” means the component of the Additional Purchase Price, if any, relating to FY 2026, as determined in accordance with Clause 3.1 of this Schedule.
“2026 EBITDA Adjustment” has the meaning ascribed to it in Clause 3.1.2 of this Schedule.
“2026 Earn-Out Bonus” has the meaning set forth in Clause 8.1.1 of this Schedule.
“2026 Earn-Out Bonus Costs” means the sum of the Undisputed 2026 Earn-Out Bonus Costs and of the Disputed 2026 Earn-Out Bonus Costs.
"2026 Reference EBITDA" means the Reference EBITDA of the Group Companies for FY 2026.
“2026 Reference Revenue” means the Reference Revenue of the Group Companies for FY 2026.
“2026 Revenue Component” has the meaning ascribed to it in Clause 3.1.1 of this Schedule.
“2026 Target Reference EBITDA” means the amount calculated in accordance with the following formula: €[***] + [***]% × (2026 Reference Revenue − 2025 Base Revenue). For illustrative purposes, this formula reflects an assumed incremental EBITDA (drop-through) of approximately [***]% on additional revenue.
“2026 Undisputed Amount” has the meaning set forth in Clause 6.1 of this Schedule.
“2027 Disputed Amount” has the meaning set forth in Clause 6.4 of this Schedule.
“2027 Earn-Out” means the component of the Additional Purchase Price, if any, relating to FY 2027, as determined in accordance with Clause 3.2 of this Schedule.
“2027 Earn-Out Bonus” has the meaning set forth in Clause 8.1.1 of this Schedule.
“2027 Earn-Out Bonus Costs” means the sum of the Undisputed 2027 Earn-Out Costs and of the Disputed 2027 Earn-Out Bonus Costs.
“2027 Reference Revenue” means the Reference Revenue of the Group Companies for FY 2027.
“2027 Revenue Component” has the meaning ascribed to it in Clause 3.2.2 of this Schedule.
“2027 Undisputed Amount” has the meaning set forth in Clause 6.1 of this Schedule.
"Accounting Principles" means: (1) first, the accounting principles, policies, practices, bases and methodologies (including the use of management judgement, and in particular exercising any valuation and recognition options in the same way) applied by the Group Companies in the preparation of the 2025 Reference Statements, being IFRS but as applied by the Group Companies for the financial year ended 31 December 2025; and (2) secondly, where any matter is not covered by the principles referred to in paragraph (1) above or if any of such principles as referred to in paragraph (1) are not compliant with IFRS, IFRS as applicable as at 31 December 2025; it being specified that, in the event of any conflict between the principles referred to in paragraph (1) and IFRS as in force at the time of the relevant calculation, the principles referred to in paragraph (1) shall prevail.
“Allocation Bonus Letter” has the meaning set forth in Clause 8.1.2 of this Schedule.
“Amicable Resolution Period” has the meaning set forth in Clause 4.2.8 of this Schedule.
“APP Expert” has the meaning set forth in Clause 5.1.1 of this Schedule.
“Beneficiaries” has the meaning set forth in Clause 8.1.1 of this Schedule.
“Business” means the business of the Group Companies as conducted as at the Completion Date.
“Business Day” means any day other than (i) a Saturday, Sunday or any other day on which commercial banking institutions in France or in the United States are required to close or generally not open for business and (ii) any day in the month of August.
“College of Experts” has the meaning set forth in Clause 5.1.1.
“Constant Currency Basis” means the basis on which financial figures denominated in currencies other than euros are converted into euros by applying the exchange rates listed in Appendix 2.
“Deferred Unresolved Disputed Items” has the meaning set forth in Clause 4.2.10.
“Designated APP Expert” means by order of preference (i) Accuracy, (ii) Ledouble, (iii) Sorgem and (iv) Finexsi.
“Disputed 2026 Earn-Out Bonus” means the portion of the 2026 Earn-Out Bonus arising from the 2026 Disputed Amount.
“Disputed 2027 Earn-Out Bonus” means the portion of the 2027 Earn-Out Bonus arising from the 2027 Disputed Amount.
“Disputed 2026 Earn-Out Bonus Cost” has the meaning set forth in Clause 8.1.7 of this Schedule.
“Disputed 2027 Earn-Out Bonus Cost” has the meaning set forth in Clause 8.1.7 of this Schedule.
“Disputed Items” has the meaning set forth in Clause 4.2.7 of this Schedule.
“Dispute Notice” has the meaning set forth in Clause 4.2.5 of this Schedule.
“Draft Accounts” has the meaning set forth in Clause 4.1.1 of this Schedule.
“Earn-Out Bonus” has the meaning set forth in Clause 8.1.1 of this Schedule.
“Earn-Out Bonus Costs” means any 2026 Earn-Out Bonus Cost and/or any 2027 Earn-Out Bonus Costs.
“Earn-Out Period” means, collectively, FY 2026 and FY 2027.
“Earn-Out Preservation Principles” has the meaning set forth in Clause 7.1.2 of this Schedule.
“Earn-Out Statement” has the meaning set forth in Clause 4.1.1 of this Schedule.
“Earn-Out Statement Deadline” has the meaning set forth in Clause 4.1.1 of this Schedule.

“FY 2025” means the financial year commencing on 1 January 2025 and ending on 31 December 2025.
“FY 2026” means the financial year commencing on 1 January 2026 and ending on 31 December 2026.
“FY 2027” means the financial year commencing on 1 January 2027 and ending on 31 December 2027.
“Overall Cap” has the meaning set forth in Clause 3.5 of the Agreement.
“Pool of Experts” means Accuracy, Finexsi, Ledouble, Oxera and Kroll.
“Protective Adjustments Dispute” has the meaning set forth in Clause 5.1.1.
“Protective Adjustment Dispute” means cases where any Disputed Item relates to an alleged breach of the Earn-Out Preservation Principles or any alleged entitlement to a Protective Adjustment.
“Purchaser’s Group” means the Purchaser and its Affiliates from time to time but excluding the Group Companies, including after Completion.
"Reference Period” means any of the FY 2026 or FY 2027.
"Reference Revenue" means, for any of FY 2026 and FY 2027, the consolidated net revenue of the Group Companies calculated in accordance with the Accounting Principles, on a Constant Currency Basis. Reference Revenue should be restated from any activity transferred by the Purchaser (i.e., if part of the activity is transferred outside the Group Companies, the corresponding revenue should be added to Reference Revenue as per consolidated revenue). For the avoidance of doubt, where at any time after the date of this Agreement any Group Company acquires a distributor, reseller or commercial partner that, immediately prior to such acquisition, was distributing or reselling products of the Group Companies (an “Acquired Distributor”), the Acquired Distributor shall, for the purposes of computing the Reference Revenue, be treated as if it had remained an unaffiliated third party. Accordingly, in respect of products of the Group Companies distributed or resold by the Acquired Distributor, the Reference Revenue shall include only the revenue that the Group Companies would have recognized on sales of such products to the Acquired Distributor on an arm's-length basis (i.e., at the transfer, wholesale or supply price that applied, or would have applied, to such Acquired Distributor immediately prior to its acquisition), and shall exclude any incremental margin, mark-up or uplift realized by the Acquired Distributor on the onward sale or resale of such products to end customers or other third parties, such that the acquisition confers no additional Reference Revenue benefit on the Group Companies. For the avoidance of doubt, revenues attributable to products, services or business activities of the Acquired Distributor that were not part of the distribution of the Group Companies' products immediately prior to such acquisition shall be excluded from the Reference Revenue.
"Reference EBITDA" means, for FY 2026, the consolidated earnings before interest, taxes, depreciation and amortisation of the Group Companies (excluding any revenue, EBITDA, costs, synergies, additional margin – especially in case of acquisition of a distributor, reseller or other channel partner – and purchase accounting effects attributable to any company, entity or business acquired by the Group Companies or the Purchaser’s Group after the signing date of the Agreement, provided that  in the case of an Acquired Distributor, there shall be included the revenue and EBITDA that the Group Companies would have recognised from sales to such Acquired Distributor on an arm’s-length basis as if such Acquired Distributor had remained an unaffiliated third party, and provided further that any transaction, integration and financing costs arising out of any such acquisition shall be excluded as well from the Reference EBITDA computation) calculated on the basis of the Reference Revenue in accordance with the Accounting Principles, on a Constant Currency Basis and in accordance with the definition set out in Appendix 3. For the avoidance of doubt, the principles applicable to an Acquired Distributor set out in the definition of “Reference Revenue” above (including the requirement to treat any Acquired Distributor as if it had remained an unaffiliated third party and to exclude any incremental margin, mark-up or uplift realized by the Acquired Distributor on the onward sale or resale of products of the Group Companies) shall apply mutatis mutandis to the computation of the Reference EBITDA.
“Reference Period Net Profit” means, for any Reference Period, the consolidated net profit of the Group Companies for such Reference Period, calculated in accordance with the Accounting Principles, unless expressly provided otherwise in this Agreement.
"Remaining Earn-Out Capacity" means the amount equal to the Overall Cap less the 2026 Earn-Out, as finally determined in accordance with Clause 3.1 of this Schedule.
“Reminder Notice” has the meaning set forth in Clause 4.1.3 of this Schedule.
“Undisputed 2026 Earn-Out Bonus” means the portion of the 2026 Earn-Out Bonus arising from the 2026 Undisputed Amount.
“Undisputed 2027 Earn-Out Bonus” means the portion of the 2027 Earn-Out Bonus arising from the 2027 Undisputed Amount.
“Undisputed 2026 Earn-Out Bonus Costs” has the meaning set forth in Clause 8.1.5 of this Schedule.
“Undisputed 2027 Earn-Out Bonus Costs” has the meaning set forth in Clause 8.1.5 of this Schedule.
“Unresolved Disputed Items” has the meaning set forth in Clause 4.2.9 of this Schedule.
2    Principles of the Additional Purchase Price
2.1    The Purchaser undertakes to pay to the Seller the Additional Purchase Price as additional consideration for the sale and transfer of the Transferred Shares, pursuant to the terms and conditions set out in this Schedule.
2.2    The Additional Purchase Price is composed of two independent and successive potential payments:
2.2.1    the 2026 Earn-Out, based on the financial performance of the Group Companies during FY 2026 pursuant to the terms and conditions set out herein; and
2.2.2    the 2027 Earn-Out, based on the financial performance of the Group Companies during FY 2027 pursuant to the terms and conditions set out herein.
2.3    The 2026 Earn-Out and the 2027 Earn-Out shall together not exceed the Overall Cap in any circumstances and none of the 2026 Earn-Out and 2027 Earn-Out may be negative.
2.4    The performance indicators of the Group Companies agreed to determine the Additional Purchase Price are: (i) the Reference Revenue and (ii) for FY 2026 only, the Reference EBITDA, each computed on a Constant Currency Basis.
2.5    In order to ensure that the Additional Purchase Price reflects the performance of the Business in the ordinary course and independently of the Seller’s Group, any revenue arising from the sale of products of the Group Companies during the Earn-Out Period to the Seller or any of its Affiliates (excluding the Group Companies) or any of the their respective directors, officers or employees shall be disregarded for purposes of calculating Reference Revenue and Reference EBITDA. The Seller shall not, and shall procure that the other members of the Seller’s Group do not, directly or indirectly arrange, encourage, fund or facilitate any purchase of products of the Group Companies by the Seller or any of its Affiliates (excluding the Group Companies) or any of the their respective directors, officers or employees for the purpose of increasing or otherwise influencing the Additional Purchase Price.
2.6    The determination of whether a Protective Adjustment is required and the standards of conduct applicable to the Purchaser during the Earn-Out Period shall be governed exclusively by Clause 7 of this Schedule.
2.7    For the avoidance of doubt, Clauses 4 to 6 of this Schedule shall apply in respect of each Reference Period. Accordingly, a distinct Earn-Out Statement, Review Period and, where applicable, Single Expert Procedure or College of Experts procedure, as relevant, shall take place in relation to the 2026 Earn-Out and 2027 Earn-Out respectively.
2.8    Any payment to be made under this Schedule shall be made in accordance with Clause 6 of this Schedule. The Purchaser shall be entitled to set-off any undisputed, certain, due and liquid (certain, liquid et exigible) payment to be made under this Schedule with any undisputed, certain, due and liquid (certain, liquid et exigible) payment to be made under the Agreement.
3    Calculation of the Additional Purchase Price
3.1    2026 Earn-Out
3.1.1    2026 Revenue Component
The revenue-based component of the 2026 Earn-Out (the “2026 Revenue Component”) shall be determined by reference to the 2026 Reference Revenue as follows:

2026 Reference Revenue	2026 Revenue Component
≤ €[***] (i.e., ≤ approx. [***]% growth over the 2025 Base Revenue)	€0
> €[***] and < €[***]	From €0 to €15,000,000 as calculated below
=€1[***](i.e., approx.[***]% growth over the 2025 Base Revenue)	€15,000,000
> €[***] and < €[***]	From €15,000,000 to €50,000,000 as calculated below
≥ €[***] (i.e., ≥ approx. [***]% growth over the 2025 Base Revenue)	€50,000,000

For 2026 Reference Revenue below €[***], the 2026 Revenue Component shall be equal to zero euro (€0).
For 2026 Reference Revenue between €[***] and €[***], the 2026 Revenue Component shall be determined by linear interpolation as follows:
2026 Revenue Component = €15,000,000 × (2026 Reference Revenue − €[***]) / (€[***] − €[***])
For 2026 Reference Revenue between €[***] and €[***], the 2026 Revenue Component shall be determined by linear interpolation as follows:
2026 Revenue Component = €15,000,000 + €35,000,000 × (2026 Reference Revenue − €[***]) / (€[***] − €[***])
For the avoidance of doubt, in case the 2026 Reference Revenue equals or exceeds €[***], the 2026 Revenue Component shall be equal to €50,000,000.
3.1.2    2026 EBITDA Adjustment
The EBITDA performance adjustment for FY 2026 (the "2026 EBITDA Adjustment") shall be determined by reference to the 2026 Target Reference EBITDA and the 2026 Reference EBITDA, as follows:
(i)    Within corridor: if the 2026 Reference EBITDA is within the corridor of ±€[***] of the 2026 Target Reference EBITDA (i.e., the 2026 Reference EBITDA falls between (2026 Target Reference EBITDA − €[***]) and (2026 Target Reference EBITDA + €[***])):

2026 EBITDA Adjustment = €0
(ii)    Above corridor: if the 2026 Reference EBITDA exceeds the 2026 Target Reference EBITDA by more than €[***]:
2026 EBITDA Adjustment = [***] × (2026 Reference EBITDA − 2026 Target Reference EBITDA − €[***])
provided that the 2026 EBITDA Adjustment shall not exceed €5,000,000.
(iii)    Below corridor: if the 2026 Reference EBITDA is below the 2026 Target Reference EBITDA by more than €[***]:
2026 EBITDA Adjustment = −[***] × (2026 Target Reference EBITDA − €[***] − 2026 Reference EBITDA)
provided that the 2026 EBITDA Adjustment shall not be less than −€5,000,000.
3.1.3    2026 Earn-Out
No 2026 Earn-Out shall be payable, and the 2026 EBITDA Adjustment shall not result in any positive payment, unless the 2026 Reference Revenue exceeds €[***]. Subject to the foregoing, the 2026 Earn-Out shall be an amount equal to (x) the 2026 Revenue Component plus (y) the 2026 EBITDA Adjustment, provided that (i) if the 2026 Reference Revenue does not exceed €[***], the 2026 Earn-Out shall be €0, (ii) if that amount is less than zero, the 2026 Earn-Out shall be deemed to be zero, and (iii) if that amount is greater than the Overall Cap, the 2026 Earn-Out shall be capped at the Overall Cap (i.e. €50,000,000, less the Earn-Out Bonus Costs, if any).
3.2    2027 Earn-Out
3.2.1    Preliminary Provisions
The 2027 Earn-Out shall only be payable if the Remaining Earn-Out Capacity is greater than €0 following the final determination of the 2026 Earn-Out in accordance with Clause 3.1 of this Schedule.
No 2027 Earn-Out shall be payable unless the 2027 Reference Revenue exceeds €[***]. If the 2027 Reference Revenue is equal to or below such amount, the 2027 Earn-Out shall be €0, without further calculation being required.
3.2.2    2027 Revenue Component
The revenue-based component of the 2027 Earn-Out (the “2027 Revenue Component”) shall be determined by reference to the 2027 Reference Revenue as follows:

2027 Reference Revenue	2027 Revenue Component
≤ €[***]	€0
> €[***] and < €[***]	From €0 to Remaining Earn-Out Capacity as calculated below
≥ €[***]	Remaining Earn-Out Capacity

For 2027 Reference Revenue below or equal to €[***], the 2027 Earn-Out shall be equal to zero (€0).
For 2027 Reference Revenue between €[***] and €[***]:
2027 Revenue Component = Remaining Earn-Out Capacity × (2027 Reference Revenue − €[***]) / (€[***] − €[***])
For the avoidance of doubt, in case the 2027 Reference Revenue equals to or exceeds €[***], the 2027 Revenue Component shall be equal to the Remaining Earn-Out Capacity.
3.2.3    2027 Earn-Out
The 2027 Earn-Out shall be an amount equal to the 2027 Revenue Component, provided that (i) if that amount is less than zero, the 2027 Earn-Out shall be deemed to be zero, and (ii) if that amount is greater than the Remaining Earn-Out Capacity, the 2027 Earn-Out shall be capped at the Remaining Earn-Out Capacity.

4    Earn-Out Statement and determination procedure
4.1    Earn-Out Statement
Issuance of the Earn-Out Statement
4.1.1    The Purchaser shall use its best efforts to deliver to the Seller as soon as reasonably practicable, and shall in any event deliver no later than (x) sixty (60) Business Days after the end of FY 2026 in relation to the 2026 Earn-Out and (y) forty (40) Business Days after the end of FY 2027 in relation to the 2027 Earn-Out (each such deadline, the "Earn-Out Statement Deadline"), the following documents simultaneously:
(i)    the draft consolidated annual financial statements of the Group Companies for the relevant Reference Period (including the balance sheet, the profit and loss statement and the notes to the accounts), prepared in accordance with the Accounting Principles (the "Draft Accounts"); and
(ii)    a detailed written statement (the "Earn-Out Statement") setting out:
(a)    the computation of the Reference Revenue for the relevant Reference Period, including reasonable intermediate calculations and reasonable references to the Draft Accounts;
(b)    the computation of the Reference EBITDA for the relevant Reference Period with respect to FY2026 only, including reasonable intermediate calculations and reasonable references to the Draft Accounts;
(c)    a reasonably detailed computation of the 2026 Earn-Out or 2027 Earn-Out, as applicable, including reasonable intermediate calculations and the application of any adjustment, floor or cap under Clause 3 of this Schedule.
4.1.2    All items contained in the Earn-Out Statement shall be determined in accordance with the definitions set forth in this Schedule and the Accounting Principles.

Late issuance of the Earn-Out Statement
4.1.3    Should the Purchaser fail to deliver the Earn-Out Statement and Draft Accounts by the Earn-Out Statement Deadline, the Seller shall be entitled to deliver a written notice to the Purchaser of such failure (a “Reminder Notice”).
4.1.4    If the Purchaser has not delivered the Earn-Out Statement and the Draft Accounts within thirty (30) days of the date of delivery of the Reminder Notice, the Additional Purchase Price shall automatically bear interest, without any prior notice being required, from (and including) the Reminder Notice until the Earn-Out Statement is provided at an annual rate equal to 7.5%, calculated on the basis of the actual number of days elapsed divided by 365.
4.1.5    For the avoidance of doubt, the Undisputed Amount of the 2026 Earn-Out and/or 2027 Earn-Out, as the case may be, shall be due and payable by the Purchaser in accordance with Clause 6 of this Schedule.

4.2    Review Period
Review Period
4.2.1    The Seller shall have a period of forty (40) Business Days from the date of receipt of the Earn-Out Statement and Draft Accounts (the “Review Period”) to review the Earn-Out Statement and the Draft Accounts.
4.2.2    During the Review Period, the Purchaser shall procure that the Seller and its professional advisors, subject to a two (2) Business Days prior notice, be granted access to:
(i)    all books, records, working papers, financial data, management accounts and reports and any other document or information relating to the Group Companies to the extent reasonably relevant to the computation of the Reference Revenue, the Reference EBITDA (for FY 2026 only) and the preparation of the Draft Accounts; and
(ii)    any advisor, employee or consultant of the Group Companies or of the Purchaser’s Group, to the extent reasonably helpful to allow the Seller and its advisors carrying out their review of the Earn-Out Statement and Draft Accounts.
4.2.3    The Purchaser shall, and shall procure that the Group Companies shall, respond to any reasonable request for access, information or documents made pursuant to Clause 4.2.2 within five (5) Business Days of receipt thereof, participate in any meetings reasonably requested by the Seller or its professional advisors in connection with the review of the Earn-Out Statement or the Draft Accounts, and more generally reasonably cooperate with the Seller and its professional advisors towards such review. The Purchaser shall, and shall procure that the Group Companies shall, reasonably cooperate with the Seller or its professional advisors to the extent reasonably required for the purposes of the process set forth in Clause 5 and not already covered during the Review Period, until the final determination of the 2026 Earn-Out or 2027 Earn-Out, as the case may be.
4.2.4    In connection with the Seller's review of the documents and information made available by the Purchaser pursuant to this Clause 4.2, the Parties acknowledge and agree that certain documents, data, materials and information which are commercially sensitive, competitively sensitive, or subject to legal professional privilege, attorney-client privilege, or any analogous protection under applicable law vis à vis the Seller (collectively, "Sensitive Information") shall be communicated exclusively on a counsel-to-counsel basis or under other protective measures. For the avoidance of doubt, Sensitive Information shall include any information the disclosure of which could reasonably be expected to cause material competitive harm to the Purchaser or any member of its Group vis à vis the Seller.
Dispute Notice
4.2.5    In the event that the Seller disagrees with all or part of the Earn-Out Statement, the Seller shall notify the Purchaser, within the Review Period, which items set out in writing in the Earn-Out Statement (or Draft Accounts, as relevant) it disputes (if any) (the "Dispute Notice”).

4.2.6    If the Seller does not contest all or part of the items set out in the Earn-Out Statement (or Draft Accounts, as relevant) within the Review Period, the Seller shall be definitely and irrevocably deemed to have approved the items set out in the Earn-Out Statement (or Draft Accounts, as relevant) at the expiration of such Review Period which have not been contested.
4.2.7    If the Seller disputes any or all of the items set out in the Earn-Out Statement within the Review Period, the Seller shall specify in the Dispute Notice the items in the Earn-Out Statement (or Draft Accounts, as relevant) with which it disagrees (the "Disputed Items”), and provide its own assessment of the items so disputed, and of the 2026 Earn-Out or 2027 Earn-Out as relevant (to the extent possible given the information provided by the Purchaser during the Review Period).
Amicable Resolution Period
4.2.8    The Purchaser and the Seller shall discuss in good faith (where appropriate with the assistance of their respective professional advisors) the Seller's objections to the Disputed Items within thirty (30) Business Days of the receipt by the Purchaser of the Dispute Notice (or such other date as the Parties may agree in writing) (the “Amicable Resolution Period”).
4.2.9    If, at the conclusion of such Amicable Resolution Period, Disputed Items remain in dispute (the “Unresolved Disputed Items”), then such items shall be finally settled in accordance with the provisions of Clause 5 of this Schedule.
4.2.10    Notwithstanding the foregoing, with respect to the 2026 Earn-Out Statement only, the Seller shall have the right, by written notice delivered to the Purchaser to request that any Disputed Item(s) remaining unresolved at the end of the Amicable Resolution Period be deferred and treated as Disputed Items in connection with the 2027 Earn-Out Statement (the “Deferred Unresolved Disputed Items”).
4.2.11    In such case, any Unresolved Disputed Items relating to the 2026 Earn-Out Statement that are so deferred shall be deemed to constitute Disputed Items for the purposes of the 2027 Earn-Out and shall be resolved together with any Disputed Items arising in connection with the 2027 Earn-Out Statement as part of the process set out in Clause 5 of this Schedule.
4.2.12    For the purposes of Clause 5, any such Deferred Unresolved Disputed Item(s) relating to the 2026 Earn-Out Statement shall be resolved together with the Disputed Items arising out of the 2027 Earn-Out Statement pursuant to a single procedure. For this purpose, if the College of Experts Procedure would apply to either (i) the Deferred Unresolved Disputed Item(s) had they been referred for determination in connection with the 2026 Earn-Out Statement, or (ii) the Disputed Items arising out of the 2027 Earn-Out Statement, then the College of Experts Procedure shall apply to all such items (both the Deferred Unresolved Disputed Item(s) and the 2027 Disputed Items) and they shall all be resolved as part of a single College of Experts Procedure. If the College of Experts Procedure would not apply to either set of items, the Single Expert Procedure shall apply to all of them. Should there be no Disputed Item(s) arising out of the 2027 Earn-Out Statement while the Seller elected to defer Disputed Item(s) arising out of the 2026 Earn-Out Statement, then the College of Experts Procedure or Single Expert Procedure, as the case may be, shall take place only on those Deferred Unresolved Disputed

Item(s) as from the end of the Review Period following the sending of the Earn-Out Statement for 2027.
5    Expert
5.1    Appointment of the expert
5.1.1    If the Purchaser and the Seller do not reach an agreement upon any of the Unresolved Disputed Items before the end of the Amicable Resolution Period, then:
2026 Earn-Out
a.    in respect of the 2026 Earn-Out, if the aggregate difference between the Parties’ respective positions on the Unresolved Disputed Items, as set out in the Earn-Out Statement and the Dispute Notice, results in a difference of less than or equal to €[***] in the computation of the 2026 Earn-Out, any of the Purchaser and the Seller shall have the right to request the appointment of a single expert to resolve the Unresolved Disputed Items by contacting the Designated APP Experts in the order of preference set out in the definition of "Designated APP Expert" (the firm so appointed being referred to as the "APP Expert"). The Party so requesting this firm to act as the APP Expert shall copy the other Party in writing of such request (the “Single Expert Procedure”), or
b.    in respect of the 2026 Earn-Out, if the aggregate difference between the Parties’ respective positions on the Unresolved Disputed Items, as set out in the Earn-Out Statement and the Dispute Notice, results in a difference of more than €[***] in the computation of the 2026 Earn-Out, any of the Purchaser and the Seller shall have the right, by written notice to the other Party, to request the appointment of a college of experts to resolve the Unresolved Disputed Items; such college shall be composed of three (3) experts among the Pool of Experts (the “College of Experts”) appointed as follows: (i) the Purchaser shall appoint one expert of its choice among the Pool of Experts within ten (10) Business Days after the receipt of the above-mentioned written notice and shall copy the Seller in writing of such request; (ii) the Seller shall appoint one expert of its choice among the Pool of Experts within the same period and shall copy the Purchaser in writing of such request; and (iii) the two experts so appointed shall appoint a third expert among the Pool of Experts, who shall chair the College of Experts, within ten (10) Business Days of the appointment of the second of them and shall copy the Parties in writing of such request (the “College of Experts Procedure”).
2027 Earn-Out
a.    in respect of the 2027 Earn-Out, if the aggregate difference between the Parties’ respective positions on the Unresolved Disputed Items, as set out in the Earn-Out Statement and the Dispute Notice (including for the avoidance of doubt the Deferred Unresolved Disputed Items as the case may be), results in a difference of less than or equal to €[***] in the computation of the 2027 Earn-Out, any of the Purchaser and the

Seller shall have the right to request the appointment of a single expert in the Single Expert Procedure.
b.    in respect of the 2027 Earn-Out, if the aggregate difference between the Parties’ respective positions on the Unresolved Disputed Items, as set out in the Earn-Out Statement and the Dispute Notice (including for the avoidance of doubt the Deferred Unresolved Disputed Items as the case may be), results in a difference of more than €[***] in the computation of the 2027 Earn-Out , any of the Purchaser and the Seller shall have the right to request the appointment of three experts in the College of Experts Procedure.
If the two experts appointed in the College of Experts Procedure fail to agree on the appointment of the third expert within the applicable period or in case none of the experts of the Pool of Experts is willing or able to act as chair of the College of Experts pursuant to Clause 5.1.3(ii) which shall apply mutatis mutandis, the third expert (which shall in any case be a leading international or French valuation firm with an international reputation and a presence in France and proven experience acting as expert in litigation arising from M&A transactions, and excluding, in all cases, the Big Four firms) shall be appointed by the Commercial Court of Paris (Tribunal des activités économiques de Paris), under urgent proceedings (statuant à bref délai), in accordance with article 858 of the French Code de Procédure Civile, at the request of the most diligent of the Purchaser and the Seller. In the event that the President of the Commercial Court of Paris does not authorise the requesting Party to use such urgent proceedings (à assigner à bref délai), such expert may then be appointed by the ICC International Center for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals, at the request of any of the Purchaser or the Seller.

5.1.2    For the avoidance of doubt, all Unresolved Disputed Items relating to each Earn-Out Statement shall be referred together and determined in their entirety pursuant to one single procedure only, being either the Single-Expert Procedure or the College of Experts Procedure, as applicable, and no such Unresolved Disputed Item may be referred separately under a different procedure. Notwithstanding the foregoing, the Purchaser and the Seller may, by mutual written agreement, elect that all Unresolved Disputed Items relating to the Earn-Out shall be resolved either pursuant to the Single-Expert Procedure or pursuant to the College of Experts Procedure.
5.1.3    If any of the above-mentioned firms notifies the Purchaser or the Seller that it or they are unwilling or unable to act as the APP Expert or expert in the College of Experts (as applicable) for any reason, including if such APP Expert or expert in the College of Experts has worked for either Party (or any of their Affiliates) during the three (3) years preceding their appointment (such notification being deemed to have been made by such firm if within eight (8) Business Days after it has been first requested to so act, it has not notified the Purchaser or the Seller that it is willing and able to act as the APP Expert or expert in the College of Experts):
(i)    in the Single Expert Procedure, any of the Purchaser and the Seller shall have the right to request the appointment of the next Designated APP Expert in the order of preference set out in the definition of "Designated APP Expert”, to resolve the Unresolved Disputed Items;
(ii)    in the College of Experts Procedure, each concerned Party shall be required to appoint a replacement expert among the Pool of Experts in each case, the provisions of Clause 5.1.1 to 5.1.3 shall apply mutatis mutandis until the APP Expert or the experts appointed by the Parties in the College of Experts (as applicable) are appointed. For the avoidance of doubt, the fact that a Designated APP Expert or an expert in the College of Experts (as applicable) is acting or has acted as Independent Expert for the purpose of Clause 3.3 of this Agreement shall not prevent such expert from acting as APP Expert or expert in the College of Experts (and vice versa).
5.1.4    In the event (i) in the Single Expert Procedure, all Designated APP Experts have notified the Purchaser or the Seller that they are unwilling or unable to act as the APP Expert for any reason in accordance with Clause 5.1.3 above or (ii) in the College of Experts Procedure, all experts of the Pool of Experts have notified the Purchaser and/or the Seller that they are unwilling or unable to act as experts appointed by a Party in the College of Experts in accordance with Clause 5.1.3 above; and in both cases if the Purchaser and the Seller fail to agree on the appointment of an alternative APP Expert or additional member(s) of the Pool of Experts  within ten (10) Business Days after the last of the Designated APP Expert (or the last expert of the Pool of Experts the purposes of the College of Experts) have indicated that it is unwilling or unable to act as the APP Expert or experts in the College of Experts, the APP Expert or the remaining expert(s) of the College of Experts (which shall in any case be leading international or French valuation firms with an international reputation and a presence in France and proven experience acting as expert in litigation arising from M&A transaction (and excluding, in all cases, the Big Four firms)) shall be appointed by the Commercial Court of Paris (Tribunal des activités économiques de Paris), under urgent proceedings (statuant à bref délai), in accordance with article 858 of the French Code de Procédure Civile, at the request of the most diligent of the Purchaser and the Seller. In the event that the President of the Commercial Court of Paris does not authorize the requesting Party to use such urgent proceedings (à assigner à bref délai), the APP Expert (or the College of Experts) may then be appointed by the ICC International Center for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals, at the request of any of the Purchaser or the Seller.
5.1.5    In order to assist in resolving any legal issues arising in connection with a Protective Adjustment Dispute (and in particular assessing whether there is a breach of the Earn-Out Preservation Principles to the extent they raise any legal matter (provided that items (i) and (vii) of Appendix 4 shall be considered as requiring the assistance of the Legal Advisor), unless such Legal Advisor either refuses the mission on the basis that there are no legal issues involved or decides in its opinion that there are no legal issues involved), the APP Expert or the College of Experts (as relevant) shall appoint a legal expert, being either a law firm (with recognised competence in M&A and in the relevant area of law raised) or a university law professor with recognised competence in business law and recognised experience acting as arbitrator in France (the “Legal Advisor”). The Legal Advisor shall not have acted, whether as an employee or as a consultant or law firm, for or on behalf of (i) any of the Parties (or their Affiliates) or (ii) any legal advisors of the Parties (these legal advisors being those mandated in the context of the Transaction or in the context of the settlement of a disagreement in relation to the Additional Purchase Price), during the five (5) years preceding its or his/her appointment. In the event that the College of Experts does not agree on the name of the Legal Advisor within ten (10) Business Days after the appointment of the College of Experts, the Legal Advisor may then be appointed by the ICC International Center for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals, at the request of any of the Purchaser or the Seller. The Parties shall instruct the Legal Advisor to opine in law (and not in equity) as to legal issues only (statuant en droit et non en équité) relevant to the determination of the Unresolved Disputed Items referred to the APP Expert or the College of Experts (as applicable) relating to the Earn-Out Preservation Principles and/or any alleged entitlement to a Protective Adjustment, and the opinion of the Legal Advisor on such legal issues shall be binding upon the APP Expert or the College of Experts (as applicable) and the Parties. The APP Expert or the College of Experts (as applicable) shall determine the 2026 Earn-Out or the 2027 Earn-Out, as applicable, on the basis of, and consistently with, the Legal Advisor’s opinion.
5.1.6    As part of the same proceeding, the APP Expert or the College of Experts (as applicable) and the Legal Advisor may hold up to two (2) rounds of written and/or oral exchanges with the Parties and their professional advisors for the purposes of resolving any legal issues in relation to a matter alleged to give rise to a Protective Adjustment, it being specified that each of the Purchaser and the Seller shall be given a reasonable opportunity to make submissions at each such round in accordance with the adversarial principle (principe du contradictoire).
Procedure for the preparation of the expert report
5.1.7    In its resolution of the Unresolved Disputed Items, the Parties shall instruct the APP Expert or the College of Experts (as applicable) to act pursuant to the provisions of article 1592 of the French Code civil. In the event that its computation of any Unresolved Disputed Item exceeds the higher of or is less than the lower of the corresponding amounts set forth in the Earn-Out Statement or in the Dispute Notice, the APP Expert or the College of Experts (as applicable) shall retain for such Unresolved Disputed Item the amount set forth in the Earn-Out Statement or the Dispute Notice which is closer to the computation of the APP Expert or the College of Experts (as applicable).
5.1.8    The Parties shall instruct the APP Expert or the College of Experts (as applicable) to solely apply the Accounting Principles and the other definitions, directives and principles set forth in this Schedule to resolve the Unresolved Disputed Items, not to review items other than those required to resolve the Disputed Items nor proceed with any further investigations, and to base its decision exclusively on the materials presented by the Purchaser and the Seller. The Parties shall further instruct the APP Expert or the College of Experts (as applicable) that, to the extent necessary to resolve the Disputed Items, its mandate shall include only the computation of the Reference Revenue, Reference EBITDA, 2026 Earn-Out and 2027 Earn-Out, conformance of the computations to the books and records in accordance with the Accounting Principles and (i) determining whether any event, decision, action or omission gives rise to a Protective Adjustment and, if so, (ii) the nature and quantum of the relevant Protective Adjustment, provided that where a Protective Adjustment Dispute is involved and the Legal Advisor has issued an opinion, the College of Experts or the APP Expert (as applicable) shall determine whether a Protective Adjustment has arisen, and assess its financial consequences, on the basis of and consistently with the assessment of the Legal Advisor (where appointed pursuant to Clause 5.1.5), the conclusions of which shall be binding on the APP Expert or the College of Experts (as applicable) and the Parties. The APP Expert or the College of Experts (as applicable) shall not expand the scope of its mandate beyond the Unresolved Disputed Items referred to it by the Parties.
5.1.9    The English language shall be used throughout the proceedings.
5.1.10    The APP Expert or the College of Experts (as applicable) shall refer to the terms and conditions of this Schedule, and in particular the Accounting Principles used for the calculation of the Reference Revenue and Reference EBITDA, relating to the determination of the Unresolved Disputed Items and to the computation of the 2026 Earn-Out or the 2027 Earn-Out, as relevant, and such other terms and conditions of this Schedule as are required in order to allow it to carry out its duties.
5.1.11    Equal opportunities shall be given to the Seller and the Purchaser to present their respective positions orally and in writing and to have access to all information submitted to the APP Expert or the College of Experts (as applicable) in order for it to render its report, and the APP Expert or the College of Experts (as applicable) shall follow the adversarial principle (principe du contradictoire). The APP Expert or the College of Experts (as applicable) will be allowed to ask questions and request complementary information, always putting both Parties in copy of such request, and always copying the answer to both Parties. The APP Expert or the College of Experts (as applicable) shall follow the principle of due process in the performance of its engagement.
5.1.12    The Seller and the Purchaser shall, and shall procure that their respective professional advisors and the APP Expert or the College of Experts (as applicable) shall, keep all information and documents provided to them pursuant to this Clause 5 confidential and shall not use the same for any purpose other than in connection with the preparation of the Earn-Out Statement, the Dispute Notice, the proceedings before the APP Expert or the College of Experts (as applicable) or any other matter arising out of this Schedule.
5.1.13    Each of the Seller and the Purchaser may require that the APP Expert or the College of Experts (as applicable) meet with its professional advisors upon appointment of the APP Expert or the College of Experts (as applicable), in the presence of the other Party and, upon decision of such other Party, of its own professional advisors.
5.1.14    The Purchaser and the Seller shall each be entitled to submit to the APP Expert or the College of Experts (as applicable) (with a copy to the other Party) a written statement regarding the Unresolved Disputed Items (together with the relevant supporting documentation) within ten (10) Business Days after the acceptance by the APP Expert or the College of Experts (as applicable) of its appointment. In each case at the Party’s own cost, the Purchaser and the Seller shall (and shall cause their respective Affiliates, including the Group Companies, to) co-operate with the APP Expert or the College of Experts (as applicable).
5.1.15    The Purchaser and the Seller shall instruct the APP Expert or the College of Experts (as applicable) to use its best efforts to deliver simultaneously to the Purchaser and the Seller a preliminary and reasonably detailed written report setting forth its contemplated resolution (and computation) of the Unresolved Disputed Items (and resulting 2026 Earn-Out or 2027 Earn-Out, as relevant) as promptly as practicable, but in any event by no later than thirty (30) Business Days following its appointment (or the appointment of the third expert as part of the College of Experts).
5.1.16    Within fifteen (15) Business Days following receipt of the draft final report referred to above, each of the Purchaser and the Seller shall be entitled to submit to the APP Expert or the College of Experts (as applicable) its written observations on the draft report, together with any relevant supporting documentation. Any such observations shall be simultaneously copied to the other Party. The APP Expert or the College of Experts (as applicable) shall consider such observations (if the APP Expert or the College of Experts (as applicable) consider them relevant) before issuing its final report. A single report shall be submitted by the College of Experts. The College of Experts shall make its determination of the Unresolved Disputed Items by majority vote of its three members.
5.1.17    The Purchaser and the Seller shall instruct the APP Expert or the College of Experts (as applicable) to use its best efforts to deliver simultaneously to the Purchaser and the Seller a final written report setting forth its definitive resolution of the Unresolved Disputed Items (and resulting 2026 Earn-Out or 2027 Earn-Out, as relevant) as promptly as practicable, but in any event by no later than fifteen (15) Business Days following the expiry of the fifteen (15) Business Days period mentioned in Clause 5.1.16 above.
5.1.18    If the APP Expert or the College of Experts (as applicable) does not deliver its final report within one hundred and ten (110) Business Days following its appointment (or the appointment of the third expert in the College of Experts), it shall be deemed to have resigned (unless otherwise agreed between the Parties) and the provisions of Clauses 5.1.1 to 5.1.4 above shall apply to the appointment of a new APP Expert or College of Experts (as applicable). Whether in the context of the Single Expert Procedure or College of Experts Procedure, the running of the above one hundred and ten (110) Business Day period shall be extended by three (3) months and fifteen (15) days where a Legal Advisor shall be appointed, it being specified that such period shall in any event be suspended for the duration of any proceedings before the ICC International Center for ADR for the appointment of the Legal Advisor pursuant to Clause 5.1.5, and shall resume upon the appointment of the Legal Advisor.
5.1.19    The resolution and computation of the Unresolved Disputed Items by the APP Expert or the College of Experts (as applicable) in the final report shall be final, conclusive and binding upon the Parties, except in the event of manifest error (erreur grossière) of the APP Expert or the College of Experts (as applicable), in which case either Party may refer the matter to the Commercial Court of Paris (Tribunal des activités économiques de Paris) in accordance with Clause 14 of the Agreement, provided that if a Party considers there is any arithmetic error or transcription error, clerical error, such Party may request the APP Expert or the College of Experts (as applicable) to correct its report within a period of five (5) Business Days from the date of issuance of its final report. In case the final report of the APP Expert or College of Experts is challenged in front of the Commercial Court of Paris, such referral shall be limited solely to the Unresolved Disputed Item(s) affected by the manifest error and the remainder of the final report shall remain final, conclusive and binding upon the Parties.
5.1.20    At any time during the proceedings before the APP Expert or the College of Experts (as applicable), and until the issuance of the final report referred to in Clause 5.1.17 of this Schedule, each Party shall have the right, by written notice to the other Party and to the APP Expert or the College of Experts (as applicable), to withdraw its claim in respect of any individual Unresolved Disputed Item. Upon such withdrawal, the position of the other Party (as set out in the Earn-Out Statement or Dispute Notice as relevant) shall be deemed accepted and finally determined, and the proceedings shall continue with respect to the remaining Unresolved Disputed Items without any modification to the mandate of the APP Expert or the College of Experts (as applicable).

5.2    Expert’s fees
5.2.1    The Parties undertake to sign any standard engagement letter that the APP Expert or the members of the College of Experts and the Legal Advisor (as applicable) may request in order to be able to carry out its mission, as long as it complies with the provisions of the Agreement and corresponds to current practice in the matter.
5.2.2    Should the APP Expert or the College of Experts or the Legal Advisor (as applicable) request an advance payment on their fees, each Party undertakes to promptly pay fifty per cent (50%) of the amount requested, no later than five (5) Business Days from receipt of such request.
5.2.3    The fees, costs and expenses of the APP Expert or the College of Experts and the Legal Advisor (as applicable) shall be borne by the Party whose overall position on the Unresolved Disputed Items is, taken as a whole, furthest from the APP Expert’ or the College of Experts (as applicable) final determination (the “Losing Party”). The Losing Party shall reimburse the other Party for any advance payment made by such other Party pursuant to Clause 5.2.2. Each Party shall support its own advisor’s fees incurred in connection with the Single Expert Procedure or the College of Experts Procedure. If the APP Expert or the College of Experts determine that the Parties’ positions on the Unresolved Disputed Items are, taken as a whole, equally distant from its determination, the fees, costs and expenses of the APP Expert or the College of Experts (as applicable) shall be borne by the Parties in equal shares.
6    Payment of the 2026 Earn-Out and 2027 Earn-Out
6.1    Within five (5) Business Days following the delivery by the Purchaser of the Earn-Out Statement for a Reference Period, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to the bank account of the Seller (notified in writing by the Seller to the Purchaser at least three (3) Business Days prior to the relevant payment date), the amount of the 2026 Earn-Out or the 2027 Earn-Out, set out in the Earn-Out

Statement (the “Undisputed Amount”, being specified that the portion of the 2026 Earn-Out set out in the Earn-Out Statement shall be the “2026 Undisputed Amount” and the portion of the 2027 Earn-Out which is set out in the Earn-Out Statement shall be the “2027 Undisputed Amount”). For the avoidance of doubt, the payment of the Undisputed Amount is without prejudice to any additional amounts that may become payable to the Seller following any subsequent discussions and disputes relating to the determination of the 2026 Earn-Out or the 2027 Earn-Out, as applicable, in accordance with this Schedule.
6.2    The Purchaser shall deduct the Undisputed 2026 Earn-Out Bonus Costs from the Undisputed Amount for the 2026 Earn-Out to be paid to the Seller in accordance with Clause 6.1 of this Schedule.
6.3    The Purchaser shall deduct the Undisputed 2027 Earn-Out Bonus Costs from the Undisputed Amount to be paid to the Seller in accordance with Clause 6.1 of this Schedule.
6.4    Any portion of the 2026 Earn-Out or the 2027 Earn-Out which is disputed in a Dispute Notice (the “Disputed Amount”, being specified that the portion of the 2026 Earn-Out which is disputed in a Dispute Notice shall be the “2026 Disputed Amount” and the portion of the 2027 Earn-Out which is disputed in a Dispute Notice shall be the “2027 Disputed Amount”) shall be paid by the Purchaser to the Seller, by wire transfer of immediately available funds to the bank account of the Seller (notified in writing by the Seller to the Purchaser at least three (3) Business Days prior to the relevant payment date), within five (5) Business Days following the date on which the Disputed Amount is finally determined (i) by mutual written agreement of the Parties, (ii) by the APP Expert or the College of Experts (as applicable).
6.5    The Purchaser shall deduct the Disputed 2026 Earn-Out Bonus Costs from the Disputed Amount for the 2026 Earn-Out to be paid to the Seller in accordance with Clause 6.4 of this Schedule.
6.6    The Purchaser shall deduct the Disputed 2027 Earn-Out Bonus Costs from the Disputed Amount to be paid to the Seller in accordance with Clause 6.4 of this Schedule.
7    Protective Adjustment
7.1    Preservation of the Earn-Out Economic Basis
7.1.1    From the Completion Date until the end of FY 2027, the Purchaser shall procure that the Group Companies conduct their activities in the ordinary course of business, in accordance with past practices and in a fair way towards the Seller taking into consideration the Additional Purchase Price.
7.1.2    Without limiting the generality of Clause 7.1.1, (i) any material deviation (if any) from managing the Group Companies in the Ordinary Course of Business by the Seller, any member of the Seller’s Group or any Group Company between January 1st, 2026 and the Completion Date (included), including as arising out from any breach of the covenants set forth in Clause 5.1 of the Agreement, as well as (ii) the matters set out in Appendix 4 (together with the principles set out in Clause 7.1.1), shall constitute the framework for determining whether a Protective Adjustment is required for the purpose of calculating the Additional Purchase Price (the “Earn-Out Preservation Principles”).

7.1.3    Any  event, decision, action or omission falling within the scope of the Earn-Out Preservation Principles, whether originating post Completion Date from the Purchaser, any member of the Purchaser's Group or any Group Company or pre Completion Date from the Seller, any member of the Seller’s Group or any Group Company, shall give rise, to the extent that such event, decision, action or omission has adversely affected the Reference Revenue or the Reference EBITDA, to such adjustment to the Reference Revenue and/or the Reference EBITDA as is necessary to neutralize the effect of such event, decision, action or omission for the purpose of calculating the Additional Purchase Price (each, a “Protective Adjustment”). In case of disagreement between the Parties, the alleged matter giving rise to a Protective Adjustment shall be considered by the APP Expert or the College of Experts in the determination of the Reference Revenue, the Reference EBITDA and the Additional Purchase Price, in accordance with the provisions of Clause 5 of this Schedule.
7.1.4    For the avoidance of doubt, nothing in this Schedule shall restrict the Purchaser's full discretion to manage the Business following Completion or to take any business, operational, commercial, financial, regulatory, legal, compliance, quality or strategic decision. In assessing whether a Protective Adjustment is required, primary regard shall be had to the past practices of the Group Companies and the ordinary course of business as conducted prior to 31 December 2025. A departure from such past practices or ordinary course of business shall not give rise to any Protective Adjustment, where and to the extent that:
(a) (i) such departure results from actions, decisions or omissions taken in good faith as a legitimate and reasonable response to:
(x) any breach of the Earn-Out Preservation Principles prior to the Completion Date, or
(y) new events or changes in the conditions or circumstances affecting the Business
or
(ii) such departure results from actions, decisions taken in good faith as a legitimate and reasonable response in relation to any recall, field corrective action, quality hold, production or shipment stoppage, delay of a product launch for regulatory reasons, or other action reasonably taken or required for safety, quality, regulatory or compliance reasons, including to comply with or respond to any applicable Law, FDA or other regulatory requirement, export control or sanction requirements
and
(b) such departure is not driven by: (i) any intention of the Purchaser or any member of the Purchaser’s Group to reduce, avoid, defer or otherwise influence the Additional Purchase Price (such intention to be proved specifically and not presumed or deducted by the simple fact that a decision affected the Additional Purchase Price), (ii) the Transaction, or (iii) any integration, restructuring or synergies implementation within the Purchaser’s Group following Completion. For the avoidance of doubt, the Purchaser’s decision taken in good faith to refuse to approve, or decision to limit, any discount, rebate, promotion or other price concession that exceeds, or is otherwise more favorable to the customer than, the range and level of comparable concessions customarily granted by the Group Companies prior to 31 December 2025 shall not constitute a departure from past practices or the ordinary course of business and shall not give rise to any Protective Adjustment.
7.1.5    For the avoidance of doubt, where proceedings under Clause 5 of this Schedule have been initiated in respect of an alleged matter giving rise to a Protective Adjustment under the Earn-Out Preservation Principles, each Party hereby irrevocably waives any right to bring any claim or action against the other Party before the Commercial Court of Paris (Tribunal des activités économiques de Paris) in connection with such alleged matter in relation to the Additional Purchase Price, whether such proceedings are conducted before the APP Expert or the College of Experts, as applicable, except in the case of manifest error (erreur grossière) of the relevant expert, in which case the provisions of Clause 5.1.19 shall apply.
7.1.6    Any dispute arising out of or in connection with the Earn-Out Preservation Principles, including any dispute relating to the existence of a breach, causation, loss, quantum, or the impact of any alleged matter giving rise to a Protective Adjustment on the Reference Revenue, Reference EBITDA or Additional Purchase Price, shall be resolved in accordance with the provisions of Clause 5 of this Schedule.
7.2    Reporting obligations
7.2.1    During FY2027, the Purchaser shall deliver to the Seller a written report setting out the Reference Revenue of the Group Companies for the relevant quarter within thirty (30) Business Days following the end of each calendar quarter (each, a "Quarterly Report").
7.2.2    Each Quarterly Report shall include the Reference Revenue for the relevant quarter and since the beginning of the relevant Reference Period.

8    Bonuses
General Principles applicable to the Bonuses
8.1.1    Certain employees of the Group Companies identified in Appendix 6 (the “Beneficiaries”) may be entitled to receive a transaction bonus (the “Transaction Bonus”) in connection with the completion of the Transaction, which main conditions (including Transaction Bonus amount determination and presence conditions) are further detailed in Appendix 6. Such Transaction Bonus shall be linked to the amount of the Purchase Price, as increased as the case may be by the 2026 Earn-Out and the 2027 Earn-Out (the portion of such Transaction Bonus linked to the 2026 Earn-Out being the "2026 Earn-Out Bonus", the portion of such Transaction Bonus linked to the 2027 Earn-Out being the "2027 Earn-Out Bonus" and the 2026 Earn-Out Bonus and 2027 Earn-Out Bonus being together the “Earn-Out Bonus”). Such Transaction Bonus, including the Earn-Out Bonus, shall be considered as compensation for the extra workload of the Beneficiaries in connection with the Transaction (which explains the requirement for a presence condition, as set out in Appendix 6). For the avoidance of doubt, the Earn-Out Bonus portion of the Transaction Bonus shall not be accounted for in the Completion Net Indebtedness.

8.1.2    Prior to the Completion Date, each Beneficiary may be notified of a letter by the relevant Group Company employer (the “Allocation Bonus Letter”) setting out, with respect to such Beneficiary, (i) the amount of the Transaction Bonus to which such Beneficiary shall be entitled with respect to the completion of the Transaction, including such portion of the Transaction Bonus corresponding to the Earn-Out Bonus and the specific conditions applying to such Earn-Out Bonus as further described in Appendix 6. Each Allocation Bonus Letter shall be in a form reasonably acceptable to the Purchaser, it being understood that the Purchaser's review shall be limited to the form of such letter and shall not affect the Seller's right to determine the amount the Earn Out Bonus (in aggregate and the allocation by Beneficiary) and the employees which shall receive an Allocation Bonus Letter among the Beneficiaries. For the avoidance of doubt
a.    this Clause 8 (and Appendix 6) governs solely the Earn-Out Bonus portion of any Transaction Bonus and does not set out, govern, determine or otherwise address any portion of any Transaction Bonus that is not linked to the 2026 Earn-Out or the 2027 Earn-Out (which is dealt with only in the context of the Completion Net Indebtedness).
b.    the Earn-Out Bonuses shall in all cases be paid by the relevant Group Company employer to the relevant Beneficiaries and shall be taken into account in the Earn-Out Bonus Costs to the extent actually paid to the Beneficiaries.
c.    the list of Beneficiaries set out in Appendix 6 shall constitute the maximum definitive list of employees who may become Beneficiaries for the purposes of this Clause 8 (it being understood that the Seller shall have sole discretion to determine which employees from such list shall receive an Allocation Bonus Letter), and (ii) the Seller shall notify the Purchaser in writing, no later than ten (10) Business Days prior to the Completion Date, of the identity of the employees selected to receive an Allocation Bonus Letter, and the relevant Group Company employer shall issue an Allocation Bonus Letter to each such designated employee no later than on the Completion Date.
d.    No amount shall become due unless and until set out in an Allocation Bonus Letter.
e.    If, for any reason whatsoever, all or any part of an Earn-Out Bonus is not actually paid to the relevant Beneficiary, including because no Allocation Bonus Letter was issued, any applicable presence condition is not satisfied, or for any other reason, such amount shall not be taken into account as Earn Out Bonus Cost (and shall thus not result in a reduction of the Additional Purchase Price).
f.    The Purchaser shall promptly notify the Seller in writing, and in any event no later than ten (10) Business Days following the occurrence of the relevant event, if the Presence Condition is no longer satisfied in respect of any Beneficiary after the Completion Date, specifying the identity of such Beneficiary and the date on which such presence condition ceased to be met (and the reason thereof).
Undisputed Earn-Out Bonuses
8.1.3    The Purchaser shall procure that the relevant Group Company employers pay the Earn-Out Bonus, if and when due as relevant, to the Beneficiaries, when due, in compliance with the Allocation Bonus Letters and the procedures in this Clause 8.
8.1.4    The amount of the Earn-Out Bonus arising from the Undisputed Amount, as relevant, (i) as increased by all employer social security contributions, payroll taxes, and similar mandatory employment-related charges (including, without limitation, any employee profit-sharing or participation (intéressement/participation) and any equivalent mandatory charge in any relevant jurisdiction) actually payable by any Group Company in connection with the payment of such Earn-Out Bonus, together with any other direct or indirect costs arising for any Group Company as a result of such payment and (ii) less the corporate income tax saving actually realized (or, where not yet realized, that will undisputably be realized as a result of the deductibility of the amounts referred to in (i) and of the Earn-Out Bonus in the year of payment), such saving to be determined by reference to the actual deductibility of such amounts and the applicable corporate income tax rate in the entity and jurisdiction that bears the relevant cost, and taking into account whether such entity, or any tax group of which it forms part, has sufficient taxable profits against which such amounts are offset in such year or reasonably estimated by the Purchaser for the subsequent year (respectively concerning the Earn-Out Bonus generated by the 2026 Earn-Out the “Undisputed 2026 Earn-Out Bonus Cost” and concerning the Earn-Out Bonus generated by the 2027 Earn-Out, the “Undisputed 2027 Earn-Out Bonus Cost”), shall be deducted from the relevant Undisputed Amount payable by the Purchaser to the Seller pursuant to Clause 6.1 of this Schedule. For the avoidance of doubt, no amount shall be treated as a corporate income tax saving to the extent the relevant deduction is not actually utilized to reduce cash tax payable in that fiscal year or the subsequent year, including where the deduction is deferred or gives rise only to a tax loss or credit carried forward (except if this results in an effective cash tax saving in the subsequent year as reasonably estimated by the Purchaser). For the avoidance of doubt, the "other direct or indirect costs" referred to in limb (i) above shall exclude any internal or allocated costs of the Purchaser, any member of the Purchaser's Group or any Group Company and any cost that is not objectively caused by the payment of the relevant Earn-Out Bonus to the Beneficiaries or that would have been incurred regardless of such payment including the costs arising out of Purchaser’s Group staff giving attention to any such matter, and be supported by reasonable documentary evidence (including invoices or other third-party documentation) provided by the Purchaser to the Seller reasonably in advance (and no later than three (3) Business Days) of (x) any deduction being made from the Undisputed Amount or the Disputed Amount, as the case may be or (y) the request for euro to euro indemnification in accordance with the provisions of this Schedule.
Disputed Earn-Out Bonuses
8.1.5    The Purchaser shall procure that the relevant Group Company employers pay the Disputed 2026 Earn-Out Bonus or Disputed 2027 Earn-Out Bonus, as relevant, to the relevant Beneficiaries in compliance with the terms of the Allocation Bonus Letters once such amount has been finally determined in accordance with this Schedule, in compliance with the Allocation Bonus Letters.
8.1.6    The amount of the Earn-Out Bonus arising from the Disputed Amount, as relevant, (i) as increased by all employer social security contributions, payroll taxes, and similar mandatory employment-related charges (including, without limitation, any employee profit-sharing or participation (intéressement/participation) and any equivalent charge in any relevant jurisdiction) actually payable by any Group Company in connection with the payment of such Earn-Out Bonus together with any other direct or indirect costs arising for any Group Company as a result of such payment, and (ii) less the corporate income tax saving actually realized (or, where not yet realized, that will undisputably be realized as a result of the deductibility of the amounts referred to in (i) and of the Earn-Out Bonus in the year of payment), such saving to be determined by reference to the actual deductibility of such amounts and the applicable corporate income tax rate in the entity and jurisdiction that bears the relevant cost, and taking into account whether such entity, or any tax group of which it forms part, has sufficient taxable profits against which such amounts are offset in such year or reasonably estimated by the Purchaser for the subsequent year (respectively concerning the Earn-Out Bonus generated by the 2026 Earn-Out the “Disputed 2026 Earn-Out Bonus Cost” and concerning the Earn-Out Bonus generated by the 2027 Earn-Out “Disputed 2027 Earn-Out Bonus Cost”), shall be deducted from the relevant Disputed Amount payable by the Purchaser to the Seller pursuant to Clause 6.4 of this Schedule. For the avoidance of doubt, no amount shall be treated as a corporate income tax saving to the extent the relevant deduction is not actually utilized to reduce cash tax payable in that fiscal year or the subsequent year, including where the deduction is deferred or gives rise only to a tax loss or credit carried forward (except if this results in an effective cash tax saving in the subsequent year as reasonably estimated by the Purchaser). For the avoidance of doubt, the "other direct or indirect costs" referred to in limb (i) above shall exclude any internal or allocated costs of the Purchaser, any member of the Purchaser's Group or any Group Company, to the extent such costs are incurred in connection with the handling of the Earn-Out Bonus payment, including the costs arising out of Purchaser’s Group staff giving attention to any such matter.
Hold Harmless
8.1.7    As an essential condition to the Purchaser’s consent to the allocation of the Earn-Out Bonus to the Beneficiaries, the Seller shall fully and unconditionally indemnify and hold harmless the Purchaser, the Group Companies and their respective Affiliates from and against any and all direct or indirect costs, liabilities, charges, penalties, interest and expenses of any nature whatsoever (including social security contributions, payroll taxes, any employment law claims, any claims from other employees or third parties and any attorney or litigation reasonable costs) arising out of or in connection with the payment of the Earn-Out Bonuses, including any consequences that cannot be determined as at the date on which the 2026 Earn-Out or 2027 Earn-Out is paid, it being agreed that any such amount shall be indemnified by the Seller to the Purchaser on a euro for euro basis (such amount be reduced by any net tax benefit obtained by the Purchaser and/or any Group Companies as a result of such costs, liabilities, charges, penalties, interest and expenses of any nature referred to above, during the year or the subsequent year where such costs, liabilities, charges, penalties, interest or expenses occur). The Purchaser shall provide the Seller with reasonable supporting documentation evidencing the nature and amount of the relevant item. For the avoidance of doubt, the Purchaser shall not be entitled to any double recovery in respect of the same matter. For the avoidance of doubt, the "other direct or indirect costs" referred to above shall exclude any internal or allocated costs of the Purchaser, any member of the Purchaser's Group or any Group Company, to the extent such costs are incurred in connection with the handling of the Earn-Out Bonus payment, including the costs arising out of Purchaser’s Group staff giving attention to any such matter. The Purchaser procures that it will make all reasonable efforts (and procures that the Group Companies will make the same reasonable efforts) not to trigger and otherwise to minimize any costs, liabilities, charges, penalties, interest and expenses of any nature referred to above.
8.1.8    The term of this commitment under Clause 8.1.7 shall be until the end of applicable statute of limitation.
9    Taxes
For the avoidance of doubt, the provisions of Clause 13 (Transfer Taxes and VAT) of the Agreement shall apply to any payment made under this Schedule.
10    Relationship with the Agreement
This Schedule forms an integral part of the Agreement. In the event of any conflict or inconsistency between the provisions of this Schedule and any other provision of the Agreement, the provisions of this Schedule shall prevail solely with respect to the subject matter of the Additional Purchase Price.
11    Examples
The following examples are provided for illustrative purposes.

[***]

Appendix 4 – Preservation of the Earn-Out Economic Basis
        Protection of the Additional Purchase Price and financial metrics
(i)    any direct or indirect action or omission by the Purchaser, any member of the Purchaser’s Group or any Group Company the primary purpose of which is to reduce, avoid, defer or otherwise diminish the payment of any of the 2026 Earn-Out or 2027 Earn-Out, including but not limited to transferring revenues to entities of the Purchaser’s Group;
(ii)    any change to the accounting bases, practices, policies or procedures (including invoicing or payment practices) of any Group Company that would have an impact on the Reference Revenue and/or Reference EBITDA (but only until the end of FY 2026 for Reference EBITDA), compared to the practices in force during the financial year ending on 31 December 2025 unless such changes are neutralized in the preparation of the Draft Accounts and computation of the 2026 Earn-Out and/or 2027 Earn-Out; in that respect the Purchaser shall procure that the Group Companies maintain a financial reporting system that will separately account for the revenues and expenses of the Group Companies without including any business of the Purchaser’s Group;
(iii)    any failure to maintain the books, records or reporting systems of the Group Companies in a manner that enables the preparation of consolidated accounts for the Group Companies on a standalone basis
Preservation of the Business and going concern
(iv)    any sale, transfer, licence or other disposal of any of the shares in the capital or voting rights of, or all or part of the Business or assets of, any Group Company (or enter into any agreement to do so) and any issue of any shares in the capital or voting rights of the Group Companies (unless directly or indirectly 100% owned by the Purchaser), other than any disposal of Business or assets to another Group Company, provided that this paragraph shall not in any manner whatsoever prevent the Group Companies from selling the products manufactured by them or forming part of their inventory;
(v)    any step to dissolve and/or wind-up  any Group Company;
(vi)    any steps in furtherance of any reorganization or restructuring affecting any Group Company (including any merger, demerger, spin-off or contribution of assets) except to the extent not affecting (or neutralized for) the computation of the 2026 Earn-Out or 2027 Earn-Out;
(vii)    any material change to the scope or nature of the Business (including for the avoidance of doubt the cessation of any part of the Business of any Group Company);
No diversion of business, revenues or resources
(viii)    any reduction in the working capital, management resources, personnel, systems or operational capacity made available to any Group Company, to the extent that such reduction adversely affects the ability of the Group Companies to carry on the Business during the Earn-Out Period consistent with past practice;
(ix)    any diversion or redirection away from any Group Company, or deprivation of any Group Company, of any business, revenues, trading opportunities, customer relationships, clients or suppliers;

Schedule 7
Seller Warranties
1    Capacity and authority of the Seller

1.1    Existence, capacity. The Seller is validly incorporated, in existence and duly registered under the Laws of its jurisdiction of incorporation and has the full power, capacity and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party.
1.2    Consents. The Seller has obtained all corporate authorizations to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party. The execution of this Agreement and the Transaction Documents and the performance of their respective obligations thereunder have been duly authorized by the competent corporate bodies of the Seller and no other corporate action on the part of the Seller is necessary to authorize the execution of this Agreement and the Transaction Documents and the performance of the obligations of the Seller and the Transaction Documents hereunder.
1.3    No conflict. The entry into and performance by the Seller of this Agreement and the Transaction Documents to which it is a party does not conflict with, or result in any violation of, or default under any provision of its Organisational Documents.
1.4    No insolvency. The Seller is not insolvent or subject to any insolvency, bankruptcy, moratorium, winding up, liquidation or similar proceedings under the Laws of its jurisdiction of incorporation.
1.5    Binding Obligations. This Agreement and the Transaction Documents, once executed by the Seller (to the extent it is a party thereto), will constitute, valid and binding obligations of the Seller, enforceable in accordance with their respective terms.
2    Transferred Shares and ownership of the Subsidiaries
2.1    Title. The Seller is, and on the Completion Date will be, the sole legal and beneficial owner of and is entitled to transfer the full legal and beneficial ownership of, the Transferred Shares free from any Encumbrances at Completion further to the release of the Pledge. The Seller will freely sell the Transferred Shares to the Purchaser without any restriction of any kind, such that, at Completion, the Purchaser shall fully own all (and no less than all) of the Transferred Shares. The rights of the Seller as owner of the Transferred Shares are not subject to any Dispute and to the Seller’s Knowledge no circumstance is liable to lead to any such Dispute.
2.2    Capital. All the Transferred Shares have been, and on the Completion Date will have been, validly issued and fully paid. The Transferred Shares represent, and on the Completion Date will represent, 100% of the share capital and voting rights in the Company. The Company is not required to issue and has not allotted any other securities other than the Transferred Shares. No authorisation or delegation has been granted in order to issue any securities or to alter the Company’s share capital either immediately or in the future.
2.3    The ownership of the Subsidiaries of the Company is as disclosed in Schedule B
2.4    Except as otherwise disclosed in Schedule B, the Company fully owns, either directly or through other Group Companies, all of the securities of each of the Subsidiaries listed in Schedule B, which are free and clear of any Encumbrances. The securities of each of its Subsidiaries listed in Schedule B, were validly issued and have been paid up in full. None of the Group Companies is required to issue and has to be allotted any other Group Company’s securities. No authorisation or delegation has been granted in order to issue any securities or to alter any of the Group Companies’ share capital either immediately or in the future.
2.5    The Company’s rights to the securities of the Subsidiaries listed in Schedule B are not the subject of any Dispute and no such Dispute is pending or has been threatened in writing.
3    Incorporation – Existence of the Company
3.1    The Company was duly incorporated and registered and validly exists in accordance with the Law and its articles of association.
3.2    No resolution has been adopted and no meeting has been convened with a view to winding up or liquidating the Company. To the Seller’s Knowledge, there is no fact, circumstance or application that is liable to result in the Company being struck off the Trade and Companies Register or wound up, or that would materially and adversely affect the existence of the Company.
3.3    The Company is solvent and has not been insolvent. The Company has not been the subject of any of the measures or proceedings referred to in Book VI of the French Commercial Code and, to the Seller’s Knowledge, there is no fact or circumstance that is liable to result in the issuance of any such proceedings
3.4    No shareholders’ agreement or similar agreement with third parties exists which contains rules governing the management of the Company, other than those referred to in the Company’s articles of association.
4    Incorporation – Existence of the Subsidiaries of the Company
4.1    Each Subsidiary of the Company was duly incorporated and registered and validly exists in accordance with the Law and its articles of association.
4.2    Except as otherwise Fairly Disclosed in the Disclosed Information, no resolution has been adopted and no meeting has been convened with a view to winding up or liquidating any of the Subsidiaries of the Company. To the Seller’s Knowledge, there is no fact, circumstance or application that is liable to result in any of said Subsidiaries being struck off the Trade and Companies Register or wound up.
4.3    Each Subsidiary of the Company is solvent and has not been insolvent. None of the Subsidiaries of the Company has been unable to pay its debts (cessation de paiements) or has been the subject of any of the measures or proceedings referred to in Book VI of the French Commercial Code or any foreign law equivalent) and, and, to the Seller’s Knowledge, there is no fact or circumstance that is liable to result in the issuance of any such proceedings or measures.
4.4    The books, registers, minutes, shareholder accounts and security transfer registers have been kept in all material respects as required by the Group Companies, and are, in all material respects, accurate and up to date. Each Group Company is, to the Seller’s Knowledge, in possession of all material documents (including those referred to above) which it is required to keep pursuant to the Law and as proof of its rights and obligations. None of the Group Companies own any other security or any shareholding in any Person whatsoever and none of the Group Companies is required to purchase any securities whatsoever from any Person

4.5    No shareholders’ agreement or similar agreement with third parties exists which contains rules governing the management of the Subsidiaries of the Company, other than those referred to in their articles of association.
5    Perimeter
5.1    To the Seller’s Knowledge, none of the Group Companies has ever been a member or shareholder of, or has ever held any securities in, any Person or group whose members or shareholders have joint (solidaire) or unlimited liability.
5.2    None of the Group Companies has given any power of attorney (which is still effective) to any Person whatsoever other than its employees, directors or officers, except (i) any power of attorney granted to distributors or third parties in connection with the registrations of products in the Ordinary Course of Business or (ii) granted to Intellectual Property lawyers to manage trademark registrations.
5.3    No Person is entitled to
-    receive some or all of the profit of any of the Group Companies or any proceeds from the sale of its assets, other than in the form of a distribution of dividends, premiums or reserves; or
-    encumber or dispose of, or ask a third party to encumber or dispose of, some or all of the assets (or related rights) of any of the Group Companies.
5.4    None of the Group Companies holds or has held a position as corporate officer or has held itself out vis-à-vis third parties as a de facto manager. To the Seller’s Knowledge, each Group Company and its managers has legal capacity and fulfils in all material respects the requirements imposed in this respect.
6    Effect of the sale of the Transferred Shares
6.1    Unless expressly provided otherwise in the Agreement, the execution and performance by the Seller of this Agreement (and the documents to be entered into pursuant to or in connection with this Agreement) or the consummation of the transactions contemplated by this Agreement will not result, directly or indirectly, in:
(a)    the infringement of any Law, Governmental Authorisation, articles of association and/or any contractual obligation of any of the Group Companies;
(b)    any increase in the contractual obligations imposed on any of the Group Companies, any restriction of the contractual rights of any of the Group Companies or the triggering or creation of any third-party right to terminate, rescind or vary any agreement to which any of the Group Companies is a party, except as Fairly Disclosed;
(c)    any increase in the obligations or restriction of the rights of the Group Companies pursuant to any Governmental Authorisation or the variation, suspension, withdrawal or revocation of any Governmental Authorization applicable to any Group Company or its assets;
(d)    the calling into question of any financial benefit, including any subsidy, premium or exemption for any of the Group Companies;
(e)    any prepayment of any loan or credit facility granted to any Group Company other than all agreements Fairly Disclosed in the Disclosed Information (including the Legal VDD);

(f)    the variation, termination or rescission of any insurance policy to which any of the Group Companies is a party other than all agreements mentioned in the Disclosed Information (including the Legal VDD);
(g)    any obligation to grant any benefit and/or to pay any premium, indemnification and/or other sum to any manager or employee of any of the Group Companies except to comply with applicable Law or for the Transaction Bonus;
(h)    the calling into question of any Tax right or benefit (including any loss carryforwards and/or Tax credits) or any obligation to pay any Taxes whatsoever other than the registration fees payable in connection with the sale of the Securities;
(i)    any release of any Person from any Encumbrance granted as security for or to guarantee any undertaking made by any of the Group Companies;
(j)    the possibility for any Person to require any Group Company to create any Encumbrance; or
(k)    the creation or registration of any Encumbrance over the securities or assets of any of the Group Companies.
7    Business – Assets
7.1    Subject to any Transaction Document (including the Transitional Services Agreement), the Group Companies have full ownership, free and clear of any Encumbrances, or have a valid and enforceable right to use, all material assets, contracts and business undertakings (fonds de commerce) required to operate their businesses on the terms currently applicable. Each Group Company operates its own business undertaking, which is free and clear of any Encumbrances (except as Fairly Disclosed), and is not the subject of any trust, material lease or business management lease.
7.2    Each Group Company has from time to time and as required issued, submitted and completed all material notices, forms, requests for Governmental Authorisation, registrations, filings and formalities required by the Law, and the information they contain was, at the time they were filed, accurate and up to date in all material respects.
7.3    All material records, data and information collected or obtained by each of the Group Companies in the context of its business are retained and protected in accordance with the Law, such that they remain strictly confidential.
7.4    To the Seller’s Knowledge, none of the Group Companies unlawfully uses any material Third Party right.
7.5    No restructuring involving any Group Company (particularly as a result of an acquisition or sale of the whole or part of a business undertaking (fonds de commerce), an acquisition or sale of shares or interests, a business management lease, a merger, a demerger or a partial contribution of assets) is in progress, is planned or has been carried out over the last three (3) years (except the contemplated closure of the Indian subsidiary and the Thailand representative office of Quantel Medical SAS and the acquisition of a business located in Malaysia which has been completed on 1 July 2026.
8    Inventory
8.1    The inventory booked in the Reference Accounts of the Company was booked in accordance with the Accounting Principles.

8.2    The Group Companies fully own the material assets required to operate their businesses on the terms currently applicable comprised in their inventory, which are free and clear of any Encumbrances.
8.3    The inventory (i) is in good condition, (ii) is of the right quantity and quality to be marketable, (iii) is fit for purpose or sale and (iv) is made up of assets that may be used or sold in the Ordinary Course of Business at a price equal to or higher than their market value, without the need to incur any expense or make any investment for this purpose.
8.4    To the Seller’s Knowledge, the products used by the Group Companies comply with the applicable Laws.
9    Financial Matters
9.1    All of the debts of each of the Group Companies as of 31 December 2025 have been booked in the relevant Reference Accounts in accordance with the Accounting Principles. All material debts, borrowings or other forms of indebtedness incurred, taken out or granted by the Group Companies, as well as all the related Encumbrances (which may or may not have been granted by a Group Company) have been Fairly Disclosed in the Disclosed Information To the Seller’s Knowledge, no event or fact is liable to result in the payment of late-payment interest, penalties or indemnities due to the non-payment or late payment of a material debt.
9.2    None of the Group Companies has granted any loan, advance or other financial assistance or agreed to write off a receivable, other than as stated in the Reference Accounts and according to the payment terms usually granted by the Group Companies, in accordance with the Law.
10    Accounting documents
10.1    The Reference Accounts, which were uploaded in the Data Room, were prepared in accordance with the Accounting Principles, certified by the statutory auditors (if any) of the relevant Group Company without any qualification and duly approved without any qualification by the body of shareholders of the relevant Group Company in accordance with the Law and its articles of association. The Reference Accounts of the Company which were uploaded in the Data Room, were prepared in accordance with the Accounting Principles. The Reference Accounts were prepared as required and give a true and fair view of the financial position, assets, liabilities and results of the relevant Group Company as at 31 December 2025.
10.2    Adequate provisions for all of the risks, costs and depreciation affecting or liable to affect the Group Companies and/or their assets have been set aside in the Reference Accounts in order to cover in full the consequences of the events for which the provisions have been (or should have been) set aside, in each case in accordance with the Accounting Principles and the tax principles which allow them to be deducted by the relevant Group Company.
10.3    All of the accounting books and registers required by the Law have been duly kept by the Group Companies and are exhaustive and up to date in all material respects. For the past three (3) years, no written notice or request has been received to the effect that these books and registers are materially incorrect or must be rectified.
10.4    Each Group Company validly and fully owns all of the assets – personal property and real estate, tangible and intangible, financial and otherwise – booked as assets in the Reference Accounts in relation to the relevant Group Company or that have been acquired since 31 December 2025, with the exception of the assets sold in the Ordinary Course of Business.

10.5    All of the Group Companies’ assets whose value is liable to depreciate as a result of use or the passage of time are amortized or depreciated in accordance with the Accounting Principles. No amortization or depreciation time limit for the assets booked in the Reference Accounts exceeds the expected life span of the relevant asset or the average period of amortization or depreciation applied in the business sector in which the relevant Group Company operates.
10.6    Save as stipulated in the notes to the Reference Accounts, except as would not have a material adverse effect on the Group Companies taken as a whole, none of the Group Companies has entered into any off-balance sheet commitment (or Fairly Disclosed in the Disclosed Information) and has notably not granted or entered into:
(a)    any guarantee undertaking in favour of a third party, such as a pledge, an endorsement, a comfort letter or a del credere agreement;
(b)    any undertaking concerning financial products or derivatives (including options, swaps, hedging instruments, futures, caps or collars) due to be paid;
(c)    any deferred or conditional payment undertaking, including price supplements or revisions, and payments relating to any guarantees granted in connection with the acquisition or sale of an asset (including security on real estate), in each case, except in the Ordinary Course of Business; or
(d)    any undertaking relating to pensions, supplementary pensions or other compensation granted to its employees except in the Ordinary Course of Business.

10.7    None of the Group Companies has the benefit of or has ever received any kind of subsidy for the past three (3) years.
11    Receivables
11.1    To the Seller’s Knowledge and except as would not be material to the Group Companies taken as a whole, the receivables booked in the Reference Accounts as well as the receivables that arise after 31 December 2025 (the “Receivables”) represent valid legal obligations for their debtors and have been booked according to their value in the Reference Accounts, in accordance with the Accounting Principles. The Receivables are certain, of a fixed amount and free and clear of any Encumbrances.
11.2    To the Seller’s Knowledge, and except as would not be material to the Group Companies taken as a whole, the Receivables are recoverable and have been or will be collected in their nominal amount on the applicable due date, subject to the provisions for bad debts (if there are any) specifically set aside in the Reference Accounts, without the need to issue any proceedings, to use the services of a specialist debt collector or, generally, to incur any specific debt collection costs.
11.3    To the Seller's Knowledge and except as Fairly Disclosed in the Data Room, none of the Receivables has been transferred, factored or transferred by way of security, or has been the subject of any discount, Encumbrance or delegation, except as would not be material to the Group Companies taken as a whole.
12    Regulatory Matters
12.1    Each Group Company operates and has operated its business, and conducts and has conducted its affairs and managed its property and assets, in accordance in all material respects with its corporate objects, corporate interests, applicable Law, the Material Licences and applicable industry standards.

12.2    All material observations, deficiencies, non‑conformities, inspection findings, customer audit findings, Form 483 observations, warning letters, notified body findings, CAPAs and other corrective or preventive actions relating to the Group Companies, their quality systems or their products (including, without limitation, [***]) have been timely and adequately remediated or are being remediated in accordance with an adequate remediation plan, in each case except as Fairly Disclosed.
12.3    Except as contained in the Transaction Documents (including the Transitional Services Agreement) each Group Company owns and has valid possession of the material assets, rights, contracts and Material Licences required to ensure and evidence its continuity, to own and use its assets and to operate its business on the terms currently applicable and all Material Licences are valid and in full force and effect in each such case except for any such matters that would not have a material impact on the business of any of the Group Companies as it is presently conducted. All material formalities required to be completed in order to obtain and/or renew the Material Licences were completed with the competent Governmental Authority within the specified timeframe (including any grace periods and extensions). None of the Material Licences has been the subject of any application or decision to suspend, withdraw, vary, replace or refuse renewal and, to the Seller’s Knowledge, no circumstance exists that is reasonably likely to lead to any such application or decision, whether immediately or in the future (save only for the normal expiry of a Material Licence in terms of its renewal alone).
12.4    For the past three (3) years, each Group Company has validly submitted within the specified timeframe all material forms, reports and notices required by Law and by the Material Licences, except if such failure would not have any material adverse effect on the Business as it is presently conducted.
12.5    Each Group Company is, and for the past three (3) years has been, in compliance in all material respects with applicable Laws and, to the extent required, recognised standards governing the design, manufacture, quality systems, clinical evaluation, post‑market surveillance and reporting of medical devices in the jurisdictions in which it conducts its business, including, where applicable, Regulation (EU) 2017/745 on medical devices (EU MDR), the U.S. Food and Drug Administration Quality System Regulation, ISO 13485 and the Australian Therapeutic Goods Administration. To the Seller’s Knowledge, there are no outstanding written notices of material non‑compliance by any Governmental Authority relating to such Laws or standards that remain unresolved as at the date of this Agreement or the Completion Date, in each case except as Fairly Disclosed.
12.6    There is no pending, or to the Seller’s Knowledge, threatened in writing: (a) product recall, withdrawal or removal from the market; (b) field safety corrective action or other field action; (c) import detention, seizure, prohibition or hold; (d) warning letter, untitled letter, safety notice or equivalent enforcement action; or (e) requirement to conduct any post‑market clinical follow‑up, additional vigilance reporting or corrective action, in each case relating to any product designed, manufactured, distributed or placed on the market by any Group Company, except as Fairly Disclosed. Each Group Company has, in all material respects, timely complied with applicable adverse event, incident and vigilance reporting obligations required by applicable Laws (including under EU MDR and, where applicable, U.S. FDA reporting requirements) during the five (5)‑year period preceding the date of this Agreement.
12.7    There is no pending product liability claim against any Group Company, and there has been no product liability claim during the five (5)‑year period preceding the date of this Agreement that resulted, individually or in the aggregate, in material liability to a Group Company, except as Fairly Disclosed. To the Seller’s Knowledge, no written claim has been threatened against any Group Company alleging personal injury, property damage or other harm arising from or relating to any product designed, manufactured, distributed or placed on the market by any Group Company, except as Fairly Disclosed.
12.8    All material product registrations, market authorisations, CE certificates, FDA clearances and other regulatory approvals held by or for the benefit of the Group Companies are complete, accurate, valid and in good standing, and no circumstance exists that is reasonably likely to result in the suspension, revocation, withdrawal or non‑renewal of any such registration, authorisation, certificate, clearance or approval.
12.9    The consummation of the transactions contemplated by this Agreement will not require any re‑registration, transfer, new local sponsorship, new authorised representative appointment or notification in respect of any material product registration, market authorisation or other regulatory approval held by or for the benefit of any Group Company.
13    Compliance with Laws
To the Seller's Knowledge, during the twelve (12) months prior to the Put Option Date, no Group Company has received any written notice, warning letter, written order or claim from any Governmental Authority asserting that a Group Company has breached any applicable Laws or is under investigation for the violation of any applicable Laws or is subject to any obligation to take material remedial action in respect thereof, which in any case has had a material adverse effect on the Business as it is presently conducted.
14    Insurance
14.1    To the Seller’s Knowledge, the Group Companies are validly and adequately insured with reputable and solvent insurance companies (i) to cover the civil liability of their managers and employees, (ii) for the risks linked to the possession and use of the assets and other property which they hold or use (including any risk of damage or loss of profit they may suffer due to operating losses or extraordinary losses, or in connection with any liability they may be required to assume) and (iii) against all other risks usually covered by companies that operate the same business as the Group.
14.2    All premiums for the existing insurance policies subscribed by the Group Companies have been duly paid and these insurance policies are in force in accordance with their terms.
14.3    None of the Group Companies has received any written notice informing it of the cancellation or termination of, or the intention to cancel or terminate, any of the existing insurance policies subscribed by the Group Companies.
14.4    To the Seller’s Knowledge, there are no known or reported claims that have not been settled by the insurance companies in relating to existing insurance policies subscribed by the Group Companies and no losses that might be covered by a policy which have not been reported in accordance with the terms of the applicable policy.
15    Intellectual Property
15.1    Save otherwise provided in Schedule 1.1(iv) (Group Company Registered IP) or as otherwise Fairly Disclosed in the Data Room, the Group Companies fully own and are the sole proprietors of the registered Intellectual Property Rights – free and clear of any Encumbrances.
15.2    To the Seller’s Knowledge, the Group Companies (i) fully own, free and clear of any Encumbrances, (ii) are duly authorised to freely use free of charge or (iii) otherwise have a valid right of use that may be enforced against Third Parties (under any valid contract that may be enforced against Third Parties in accordance with the Law and that is duly and properly performed by all the parties thereto) in relation to all of the Intellectual Property used to operate their business in the manner in which it is currently operated, except as would not be material to the Group Companies taken as a whole. To the Seller’s Knowledge, all Intellectual Property used in the Business is owned by, or validly licensed to, a Group Company with rights sufficient for the post‑Completion operation of the Business.
15.3    Each Group Company has implemented reasonable policies, measures and contractual protections to preserve the confidentiality of its trade secrets and confidential information, including vis‑à‑vis employees and contractors, and, to the Seller’s Knowledge, there has been no unauthorised disclosure or misappropriation of any material trade secret or confidential information by any current or former employee, contractor or third party, except as Fairly Disclosed.
15.4    All employee‑created inventions, works of authorship and other intellectual property created in the course of employment or engagement for the benefit of any Group Company have been validly and irrevocably assigned to the relevant Group Company (or are otherwise owned by it), and there are no existing claims by current or former employees or contractors for additional remuneration or compensation in respect of such inventions or works under applicable Law.
15.5    Except as Fairly Disclosed in the Disclosed Information (including concerning the Group Company located in Slovenia, no material business software of the Group Companies includes any open source software, free software or similar software licensed under terms that, by virtue of the use, modification or distribution of such software, require (or purport to require) the disclosure, licensing or making available of any proprietary source code of the Group Companies (including any “copyleft” obligations), and the Group Companies’ use of open source software complies with applicable licence terms in all material respects.
15.6    To the Seller’s Knowledge, no material “freedom to operate” issues exist in respect of the Group Company Intellectual Property that would prevent the conduct of the Business as conducted at the Put Option Date.
15.7    The Group Companies have completed all formalities, paid all Taxes and Third Party fees, and taken all appropriate steps to maintain the rights of the Company Registered IP (listed in Schedule 1.1(iv) (Group Company Registered IP). These Company Registered IP are valid and to the Seller’s Knowledge are not liable to be challenged or to no longer benefit the Group Companies for any reason whatsoever. The Group Companies have acted in the Ordinary Course of Business to maintain the Group Company Registered IP.
15.8    Without prejudice to Clauses 15.3 and 15.4, (i) the Group Companies have executed valid and binding written agreements with all non-employees (including contractors, consultants and other third-party service providers) who have been retained in connection with the development of Intellectual Property (including, but not limited to, patents) by which such non-employees have agreed to assign to the relevant Group Company all their rights in and to any such Intellectual Property; (ii) all employees and non-employees who have created works of authorship originally developed for the Group Companies have agreed to waive all of their moral rights and other non-assignable rights of authorship (which can be legally waived) in which copyright may subsist; and (iii) to the Seller's Knowledge, no employee or non-employee of the Group Companies is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment agreement, or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of any Intellectual Property.
15.9    During the twenty‑four (24) months preceding the date of execution of the Put-Option agreement, no Dispute has been initiated or, to the Seller’s Knowledge, is liable to be initiated against any of the Group Companies on the basis of a breach or infringement of any of the Intellectual Property owned by the relevant Group Companies (or of the Intellectual Property of any Third Party), and the validity of these rights has not been challenged. None of the Intellectual Property owned by the Group Companies is the subject of any Dispute, or, to the Seller’s Knowledge, infringement or use contrary to the rights granted to its user by the Group Companies.
15.10    None of the Group Companies has granted any licence or right over the Intellectual Property that they own, other than in the Ordinary Course of Business or as Fairly Disclosed.
16    Data protection and information technology
16.1    With regard to the declaration, retention, processing and transfer to any Third Party of Personal Data, each of the Group Companies complies and has always complied in all material respects, with Privacy Laws.
16.2    To the Seller’s Knowledge, the IT systems used by the Group Companies (i) do not contain any virus, (ii) have been satisfactorily maintained and updated at reasonably regular intervals, (iii) are the subject of technical and organisational measures reasonably designed to protect such systems and the Personal Data processed by the Group Companies against unauthorised or unlawful processing and against accidental loss, destruction, damage or unauthorised access, in each case in accordance with applicable Privacy Laws and industry practice, (iv) have a suitable storage capacity in view of the business operated by the Group Companies in all material respects, (v) are not affected by any known or recurring malfunction or potential malfunction, (vi) are adequate for the business operated by the Group Companies in the Ordinary Course of Business and in all material respects, (vii) have never been, in the past five (5) years, infected by any virus and have not been the subject of any safety breach, and appropriate back-up procedures are carried out on the said IT systems. The Company Systems are, in all material respects, adequate for the business operated by the Group Companies in the Ordinary Course of Business.
16.3    During the twenty‑four (24) months preceding the date of this Agreement and except as Fairly Dislosed in the Data Room, no Group Company has experienced (i) any material personal data breach within the meaning of the Privacy Laws or (ii) any material cybersecurity incident that respectively required notification to a regulator or to affected individuals under applicable Law, in each case except as Fairly Disclosed. The Group Companies sufficiently maintain and implement documented policies and procedures and technical and organisational measures that are, in all material respects, reasonably designed to ensure the security and confidentiality of Personal Data and the resilience and security of the Group Companies’ IT systems and networks, in accordance with applicable Law and industry practice.
16.4    Without limiting Clause 15.6, each Group Company’s use of open source software complies with applicable licensing obligations in all material respects and does not impose any obligation to disclose, license or make available any proprietary source code of any Group Company.
17    Contracts
17.1    All Material Customers and Distribution Contracts, and Material Supplier Contracts entered into by the Group Companies are valid, in force and enforceable, are binding on their signatories in accordance with their applicable terms and comply in all material respects with applicable Law. Any formalities required to render such Contracts enforceable against third parties have been validly completed.

17.2    All products sold under Material Customers and Distribution Contracts entered into by the Group Companies have been duly registered, and such registration has been duly renewed in compliance with applicable Laws. The actual production activities and registration information of such products are consistent with the particulars as specified in the latest valid registration certificates, including not limited to the production address, structure and composition, intended use and the label of the products is in line with registration and the applicable Law in the relevant territory. For the avoidance of doubt, in jurisdictions where the Seller's Group is not responsible for the relevant regulatory filings and registrations, the warranties in this paragraph 17.2 are given to the Seller's Knowledge only.
17.3    To the Seller’s Knowledge, the conclusion and performance by the Group Companies of the Material Customer and Distribution Contracts and Material Supplier Contracts do not infringe applicable Law, any Material Licence, any judicial, administrative or arbitral decision, or any other contractual obligation imposed on the Group Companies. No Group Company has entered into, carried out, or upheld any arrangement or practice that constitutes a hardcore restriction, such as limiting passive sales or imposing resale price maintenance, and no Governmental Authority has alleged any such non-compliance, in each case except as Fairly Disclosed.
17.4    To the Seller's Knowledge and save as otherwise expressly provided in this Agreement or the Data Room or as Fairly Disclosed, no current circumstances (including as a result of the Transaction) are liable to: (a) constitute a material breach of or material default under any Material Customer and Distribution Contract and Material Supplier Contracts; and (b) give rise to or permit the cancellation, termination or suspension of, or the acceleration of any payment or the payment of late-payment interest, penalties or indemnities under, any Material Customer and Distribution Contract and Material Supplier Contracts.
17.5    For the past three (3) years, none of the Seller and none of the Group Companies has been informed in writing of the intention of any contracting party under Material Customer and Distribution Contracts and Material Supplier Contracts to terminate its business relationship with any Group Company or to materially reduce the volume of business transacted with any Group Company. To the Seller’s Knowledge, no Group Company has entered into or is in the process of negotiating any Contract to such effect..
17.6    Each Group Company materially complies with applicable Law in its dealings with its customers and distributors.
17.7    To the Seller’s Knowledge, the Group Companies are not bound by any MFN Contract.
17.8    No distributor would be entitled, under applicable Law or by legal analogy to agency rules, to claim a goodwill indemnity or statutory termination notice periods beyond the contractual terms upon termination of any Material Customer and Distribution Contract. No Group Company has received any written claim or written threat of claim for goodwill indemnity, extended notice, or similar compensation.
17.9    No distributor has any exclusivity right, market access control right, termination right, repurchase right or compensation right that would be triggered or enhanced by the consummation of the transactions contemplated by this Agreement, except as Fairly Disclosed.
18    Litigation and Investigation
18.1    None of the Group Companies is involved in any Dispute not (i) Fairly Disclosed in the Disclosed Information and (ii) (a) for which adequate provisions have been set aside in the Reference Accounts (or accounts of the Group Companies as of 31 December 2025) to cover any and all financial consequences thereof (including legal fees and expenses) or (b) which is fully covered by due and valid insurance policies. To the Seller’s Knowledge, no circumstances are liable to result in the occurrence of any other such Dispute. This paragraph 18.1 does not apply to commercial claims of distributors and clients which would not reasonably be expected to result in a liability exceeding EUR 200,000 in the aggregate.
18.2    Each Group Company complies and has complied for the past three (3) years, in all material respects, with the decisions taken by any Governmental Authority in relation to it and, to the Seller’s Knowledge, no events are liable to constitute or to result in an infringement of these decisions
18.3    No Dispute precludes the continued operation of any of the Group Companies on the terms currently applicable.
18.4    No action has been taken that would be liable to implicate the criminal liability of any of the Group Companies, their managers or their employees.
19    Employment
19.1    Each Group Company is, and has been for the last five (5) years, in material compliance with applicable Laws, collective bargaining agreements, collective agreements and company-wide agreements, including in relation to its Employees, former Employees, self-employed workers, employee representative bodies, the URSSAF social security organisation and pension and mutual fund bodies, and in respect of working time, overtime, health and safety, and pension and mutual fund guarantees. Each Group Company has duly filed all required returns with the competent authorities within applicable deadlines, and such returns are, in all material respects, true and accurate and do not contain any material error or omission.
19.2    The employment contracts binding upon any Group Company comply, and have materially complied for the last five (5) years, with applicable Laws, collective bargaining agreements and collective agreements, and have been performed by the parties thereto in accordance with their terms, except as would not be material to the Group Companies taken as a whole.
19.3    The industry-wide collective bargaining agreement (“Convention Collective de Branche”) applicable within the Group Companies incorporated in France as of the Put Option Date is the industry-wide collective bargaining agreement for the metallurgy industry of 7 February 2022 (“Convention collective nationale de la métallurgie” - IDCC 3248) .
19.4    An exhaustive list of the Employees of each Group Company as at 15 June 2026, including their positions, grades, start date within the relevant Group Company, current gross annual salary, bonuses and other benefits, has been uploaded to the Data Room. To the Seller’s Knowledge, save as Fairly Disclosed in the Data Room and other than as required in the Ordinary Course of Business: no Group Company has terminated any employment contract or any contract with self-employed individual, agreed or received a request in writing to agree a consensual termination, or informed any Employee or self-employed worker of the termination of their contract, either unilaterally or by joint agreement; and (c) no Group Company has received notice of resignation (or unilateral termination of a self‑employed contract) from any Employee, nor is aware of any Key Employee’s intention to resign (or to unilaterally terminate a self‑employed contract).
19.5    To the Seller’s Knowledge, all non‑French Employees of the Group Companies hold valid documents, permits and authorisations permitting them to stay in France and to perform employed work for the Group Companies, and the Group Companies have duly submitted the required filings.

19.6    Each Group Company has duly paid all contributions due to mutual fund and social security schemes and to all social security bodies, as required by Law and any applicable collective bargaining agreement and within applicable timeframes, save as would not reasonably be expected to result in a material liability.
19.7    Each Australian Group Company has provided the prescribed minimum level of superannuation support for each of its employees so as not to incur a Superannuation Guarantee Charge liability under the Superannuation Guarantee (Administration) Act 1992 (Cth), and there are no overdue superannuation contributions outstanding and unpaid. For these purposes Superannuation Guarantee Charge means a charge levied against an employer for failing to make the minimum level of contribution to superannuation funds on behalf of its employees prescribed by the Superannuation Guarantee (Administration) Act 1992 (Cth).
19.8    All salaries, commissions and other remuneration or payments (including expense reimbursements) owed to Employees have been paid in full and are tax‑deductible. All pensions and employment/social security allowances (including profit‑sharing) payable now or in the future by any Group Company, all future undertakings of any Group Company in this respect, and all benefits in kind and other benefits granted to Employees, managers and/or corporate officers (including company cars) for which any Group Company is or may be liable have been duly paid in full, adequately provisioned in the Reference Accounts and/or booked as off‑balance sheet commitments in the Reference Accounts, except as would not reasonably be expected to result in a material liability.
19.9    None of the Group Companies is currently party to any material employment or social security Dispute with any Employee or former Employee, any union, any other employee organisation and/or any competent labour authority. No material employment or social security Dispute is pending (and, to the Seller’s Knowledge, no circumstances or events are reasonably liable to give rise to a material Dispute) between any Group Company and any labour authority, union, employee organisation and/or any Employee or former Employee, save as Fairly Disclosed in the Data Room.
19.10    Except as would not be material to the Group Companies taken as a whole, to the Seller’s Knowledge, none of the Group Companies is party to any material retirement scheme, compulsory or optional profit‑sharing agreement, or company savings plan. The pension plans, compulsory and optional profit‑sharing agreements, company savings plans and mutual fund agreements benefiting the Employees of each Group Company are, and have for the last three (3) years been, managed in all material respects in accordance with applicable Law.
19.11    Except as Fairly Disclosed in the Data Room, none of the Group Companies uses the services of any commercial agent or sales representative, and none of their Employees or self‑employed workers is a commercial agent or sales representative; accordingly, no Group Company is required to pay any compensation, remuneration, fee or indemnity in this respect.
19.12    Except in the Ordinary Course of Business, none of the Group Companies is contractually required to increase the remuneration, pensions and/or benefits of any Employee, manager or corporate officer, except as would not be material to the Group Companies taken as a whole. None of the Group Companies has undertaken not to terminate the office of or dismiss any Employee, manager or corporate officer, or to grant any rights or benefits more favourable than those required under applicable Law, collective bargaining agreements, company‑wide agreements or employment agreements, except in the Ordinary Course of Business and except as would not be material to the Group Companies taken as a whole. No Employee, manager or corporate officer has been granted any benefit that would fall due as a result of the Transaction (other than the Transaction Bonus) and except for the proceeds of the sale of the Transferred Shares. None of the Group Companies has any material obligation or liability to any former Employees, managers or corporate officers, particularly in connection with the termination of any employment contract, contract with a self‑employed individual, worker supply contract, corporate office or other Contract, or due to a breach of an obligation to reinstate an Employee, except as would not be material to the Group Companies taken as a whole.
19.13    For the last three (3) years, none of the Group Companies has ever been party to any relationship whatsoever (including with any non‑Employee third party) that is reasonably liable to be reclassified as an employment contract for any reason. To the Seller’s Knowledge, none of the Group Companies is bound by any material obligations to former Employees, including any obligation to pay salaries or compensation (other than in the Ordinary Course of Business).
19.14    None of the current or former Employees, self‑employed workers, managers or corporate officers of any Group Company benefit from any provisions which, in case of change or termination of their relationship with the relevant Group Company, would require any Group Company to pay any amount in excess of the amounts required by applicable Law or any industry-wide collective bargaining agreement.
19.15    None of the Group Companies has unilaterally granted or permitted the creation of any material practice under which specific rights are granted to Employees, whether collectively or individually and none of the Group Companies has granted any loan to any manager, self‑employed worker or corporate officer.
19.16    Within the past ten (10) years prior to the Put Option Date, none of the Group Companies’ Employees or former Employees are or have been exposed to any hazardous or illicit substances in the performance of their duties.
20    Relationships with the Seller's Group
20.1    Save under the Intra-Group Agreements or as Fairly Disclosed or as set out in the Transaction Documents (including the Transitional Services Agreement), neither the Seller nor any member of the Seller’s Group, directly or indirectly:
(a)    owns any property or asset, or holds any rights, which any of the Group Companies uses or exercises or of which any Group Company must have the benefit in order to operate the whole or any part of its business;
(b)    is a creditor or debtor of any of the Group Companies due to any kind of obligation or, generally, has the right, either now or in the future, to exercise any right against any of the Group Companies;
(c)    has Control of any Person (other than a Group Company) that predominantly operates the Business;
(d)    has granted any guarantee in relation to the obligations entered into by any of the Group Companies or has the benefit of any guarantee granted by any of the Group Companies as security for any of their obligations (in each other than as Fairly Disclosed including the Legal VDD).
20.2    None of the Group Companies has any liability or obligation to pay any fees or commissions (or similar payment) to any broker, finder, financial advisor, investment banker or agent with respect to the Transaction or any of the Transaction Documents.

21    Buildings and Properties
21.1    Real Properties. The real property assets as exhaustively listed in Exhibit 21 (the "Real Property Assets") comprise all the material land and buildings owned and/or occupied and/or used by the Group Companies as of the Put Option Date.
21.2    Owned Real Property Assets
21.2.1    Title. The Group Companies hold valid, absolute and proper title deeds for each of the real property assets listed in folders 4.2.3, 4.5.11 and 4.4.3 of the Data Room ("Owned Real Property Assets") other than as Fairly Disclosed. No Group Company has received any written notice challenging or contesting the validity of any such property title.
21.2.2    Encumbrances. The Owned Real Property Assets are not subject to any Encumbrance, other than Permitted Encumbrances. None of the Owned Real Property Assets or the Leased Real Property Assets is the subject of any compulsory purchase or requisition proceedings concerning the whole or any part thereof, or of any protective or other administrative measure.
21.3    Leased Real Property Assets
21.3.1    Each Group Company has a valid right to lease or use the real property assets under the lease agreements set out in folders 4.3.2, 4.8.3, 4.8.2.1, 4.8.1, 4.9 and 1.12 of the Data Room (the real estate leased under these leases being the “Leased Real Property Assets” which, together with the Owned Real Property Assets, constitute the “Real Property Assets”). These leases are valid and in full force and effect, are not the subject of any material challenge, restriction or impediment, and are performed by the parties thereto in accordance with Law and their terms. No termination letter has been received to date and no notice of termination has been served by the lessor(s) or any Group Company for the past three (3) years. No material Dispute is pending and, to the Seller’s Knowledge, no circumstances are liable to lead to a material Dispute or notice of termination in relation to the leases for the Leased Real Property Assets. The rent payable under the leases for the Leased Real Property Assets is not subject to any revision other than as provided for by Law or by the provisions of the relevant leases.
21.3.2    The Real Property Assets constitute all of the premises in which the Group Companies operate their business.
21.3.3    To the Seller’s Knowledge, none of the Group Companies has, as of the Put Option Date, undertaken to purchase any real estate, nor is a party to any real estate financial lease (credit‑bail immobilier).
21.3.4    For the avoidance of doubt, (i) any Seller’s Warranties in respect of Leased Real Property Assets, to the extent they relate to periods prior to the commencement date of the lease entered into with the relevant Group Company, shall be deemed to be qualified by the Seller’s Knowledge, and (ii) any Seller’s Warranties in respect of Owned Real Property Assets, to the extent they relate to periods prior to the acquisition of such Owned Real Property Assets by the relevant Group Company, shall be deemed to be qualified by the Seller’s Knowledge.
22    Anti-Corruption Law, Anti-Money Laundering Law and Sanctions
22.1    To the Seller’s Knowledge, the Group Companies have not taken any action in furtherance of an offer, payment, promise to pay, or authorisation or approval of the payment or giving of money, property, gifts or anything else of value to any person to improperly influence official action by that person for the benefit of any of the Group Companies in any manner that would cause or result in a violation of any applicable Anti‑Corruption Laws or Anti‑Money Laundering Laws.
22.2    The Group Companies have conducted their businesses as presently conducted in compliance in all material respects with all applicable Anti‑Corruption Laws, Anti‑Money Laundering Laws Sanctions and Export Control Laws, and no investigation, inquiry, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Group Companies with respect to the Anti‑Corruption Laws, the Anti‑Money Laundering Laws, Sanctions or Export Control Laws is pending or, to the Seller’s Knowledge, threatened in writing.
22.3    None of the Group Companies and, to the Seller’s Knowledge, directors and officers of any Group Company, are an individual or Entity that is, or is owned or Controlled by one or more Persons that are: (i) the subject of Sanctions; or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of comprehensive territorial Sanctions (excluding as permitted under applicable Laws).
22.4    Neither the Seller nor any member of the Seller’s Group, nor any Group Company or to the Seller’s Knowledge any of its directors, officers or employees has, at any time, directly or indirectly, engaged in any act or omission that would constitute a breach of any applicable Anti‑Corruption Laws, Anti‑Money Laundering Laws, Sanctions or Export Control Laws.
22.5    Neither the Seller nor any member of the Seller’s Group, nor any Group Company or to the Seller’s Knowledge any of its directors, officers or employees has, at any time, directly or indirectly: (x) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (y) made, offered, authorised or received any unlawful payment to any government official; or (z) made, offered, authorised or received any bribe, rebate, payoff, influence or facilitation payment, kickback or other similar payment to any person for the purpose of obtaining an improper business advantage or inducing the recipient to violate his or her employer’s policies or to breach any duty of good faith, loyalty, impartiality or trust, in each case in violation of Anti‑Corruption Laws.
22.6    None of the Seller, any member of the Seller’s Group, any Group Company or, to the Seller’s Knowledge, any of their respective directors or officers, is an individual or Entity that is the subject of Sanctions, is owned or Controlled by a Person that is the subject of Sanctions, or is located, organised or resident in a country or territory that is subject to comprehensive territorial Sanctions (excluding as permitted under applicable Laws).
22.7    Neither the Seller nor any member of the Seller’s Group, nor any Group Company or, to the Seller’s Knowledge, any of their respective directors or officers, has at any time been the subject of any investigation, inquiry or enforcement proceedings for any violation or alleged violation of any Anti‑Corruption Laws, Anti‑Money Laundering Laws, Sanctions or Export Control Laws, or has received any written notice, request or citation for any actual or potential non‑compliance with the same.
22.8    The Group Companies have in place, and to the Seller’s Knowledge have maintained and implemented in all material respects, procedures and controls reasonably designed to ensure compliance with applicable Sanctions and Export Control Laws, including screening of counterparties against applicable restricted party lists and controls addressing exports, re‑exports, transfers, brokering, and releases of controlled software, technology or technical data (including “deemed exports”).
22.9    To the Seller’s Knowledge, in the last five (5) years, no Group Company has voluntarily disclosed, or been required by any Governmental Authority to disclose, any actual or potential violation of Export Control Laws, and no Group Company has received any written penalty, fine, warning letter or administrative settlement relating to Export Control Laws that remains outstanding or subject to ongoing obligations.
22.10    Without limiting the generality of the foregoing, neither the Seller nor any member of the Seller’s Group, nor any Group Company or, to the Seller’s Knowledge, any of their respective directors, officers, employees or agents, has, directly or indirectly, made, offered, promised, authorised or approved the giving of any improper payment, benefit, gift, travel, grant, sponsorship, sample, consulting fee, rebate or discount to any healthcare professional, hospital, public official, procurement authority or other person in a position of public trust, in each case in violation of applicable Anti‑Corruption Laws.
22.11    Neither the Seller nor any member of the Seller’s Group, nor any Group Company or, to the Seller’s Knowledge, any of their respective directors, officers or employees, has engaged in any tender manipulation, bid rigging, collusion, off‑invoice rebate arrangement, side letter or improper channel payment in connection with the business of any Group Company.
22.12    The Group Companies have subjected their distributors and agents to reasonable anti‑corruption and sanctions due diligence, and such distributors and agents are subject to contractual compliance obligations and screening controls reasonably designed to ensure compliance with applicable Anti‑Corruption Laws, Anti‑Money Laundering Laws and Sanctions.
22.13    To the Seller’s Knowledge, no distributor or agent has made any written allegation of improper conduct, and no distributor or agent has been the subject of a known investigation involving improper conduct, in each case in connection with the products of the Business.
23    Tax
23.1    To the Seller’s Knowledge and except as would not be material to the Group Companies taken as a whole, each Group Company has filed, within the applicable time limits and in the prescribed form with the appropriate Tax Authorities, all Tax Returns required under applicable Laws relating to Taxes. To the Seller’s Knowledge, each such Tax Return is true and accurate in all material respects, contains no material error or omission under applicable Laws relating to Taxes and complies in all material respects with applicable Laws relating to Taxes. Each Group Company complies, and has at all times complied, in all material respects with applicable Laws relating to Taxes.
23.2    To the Seller’s Knowledge and except as would not be material to the Group Companies taken as a whole, each Group Company has retained and duly maintained all documents, books and records supporting, and where applicable evidencing, the information reported in its Tax Returns and other Tax-related filings, and evidencing its compliance with applicable Laws relating to Taxes, including those that could be requested by any Tax Authority, in the formats required by applicable Laws relating to Taxes.
23.3    Each Group Company has duly paid, within the time limits established by applicable Law, all Taxes for which it is or has been liable, except as would not be material to the Group Companies taken as a whole. Each Group Company has duly paid all amounts owing to any Tax Authority or other Governmental Authority in respect of Taxes, and, except as would not be material to the Group Companies taken as a whole, there is no claim, reassessment, audit, investigation, deficiency, assessment or other proceeding with a view to asserting or recovering any additional Tax that has been brought or, to the Seller’s Knowledge, is liable to be brought against any Group Company.

23.4    The provisions for Taxes reflected in the Reference Accounts are, except as would not be material to the Group Companies taken as a whole, adequate to cover the Taxes payable by the Group Companies in respect of the financial periods to which such accounts relate and any Taxes that are expected to become payable in the future in respect of such periods.
23.5    Except as Fairly Disclosed and except as would not be material to the Group Companies taken as a whole, none of the Group Companies has been, is or has been informed that it might be the subject of any request for information, notice of reassessment, audit, claim or investigation by any Tax Authority. No dispute involving any Group Company is pending in relation to any Tax. To the Seller’s Knowledge, there are no circumstances likely to give rise to any such audit, reassessment or dispute, except as would not be material to the Group Companies taken as a whole.
23.6    Each Group Company has disclosed all material communications by a Governmental Authority to each Group Company (including rulings and communications by way of agreement) prior to the date of the Agreement which will or may affect the calculation of the Group Company’s Tax liabilities.
23.7    No agreement, tax ruling, advance pricing agreement or settlement has been entered into between any Group Company and any Tax Authority within the last five (5) years, except as would not be material to the Group Companies taken as a whole.
23.8    Except as Fairly Disclosed, none of the Group Companies has benefited from, is benefiting from or has requested any Tax benefit or incentive (including any payment deferral or suspension, or any stamp duty corporate reconstruction relief/concession), preferential tax treatment, aid, subsidy, financial assistance, investment support or other similar measure (such as deductions, exemptions or tax credits, including research tax credits), whether contingent upon undertakings or obligations or subject to clawback or future additional Tax liabilities, that could be withdrawn, terminated or challenged, except as would not be material to the Group Companies taken as a whole.
23.9    The Tax losses of the Group Companies have been validly determined in accordance with applicable Laws and may be carried forward and offset against future taxable profits in accordance with applicable Laws relating to Taxes, except as would not be material to the Group Companies taken as a whole.
23.10    The transactions, arrangements and agreements to which any Group Company is or has been a party have at all times been conducted on arm’s length and market terms in accordance with applicable transfer pricing laws and principles, except as would not be material to the Group Companies taken as a whole. To the Seller’s Knowledge and except as Fairly Disclosed, each Group Company has maintained, in all material respects, transfer pricing documentation in accordance with applicable Laws, to the extent required.
23.11    Except as would not be material to the Group Companies taken as a whole, none of the Group Companies has entered into any agreement or been party to any transaction liable to be reassessed, rejected or recharacterised on the basis that its purpose or effect was to evade, circumvent or unduly reduce obligations under applicable Laws relating to Taxes.
23.12    Except as Fairly Disclosed and other than non-material routine inspections or reviews, no examination, audit, claim, assessment, deficiency, litigation or other proceeding by any Tax Authority with regard to any Taxes or Tax Returns of any Group Company is pending or, to the Seller’s Knowledge, threatened in writing.
23.13    The Group Companies are under no liability to pay any material penalty or material interest in connection with any claim for Tax, except as would not be material to the Group Companies taken as a whole.

23.14    No event has occurred as a result of which any Group Company is or may be held liable for Tax primarily chargeable against or attributable to any other Person other than another Group Company.
23.15    Each Group Company is duly registered for VAT and has complied with, and has adequate systems established to comply with, all Laws related to VAT.
23.16    Each Group Company is not a member of a consolidated group for VAT purposes, except to the extent other members of that consolidated group are also Group Companies. No Group Company is a party to any contract, deed, arrangement or understanding in respect of which it is or will become liable to pay VAT without being entitled to increase the consideration payable under the contract, deed, arrangement or understanding or otherwise seek reimbursement so that the Group Company retains the amount it would have retained but for the imposition of VAT. Each Group Company has correctly claimed VAT on eligible acquisitions and holds a valid VAT invoice to evidence entitled to claim such VAT as required by Law. To the Seller’s Knowledge, each Group Company has not been paid any amount on account of, or in respect of, VAT by any entity which it was not contractually entitled to be paid.
23.17    Each Group Company has, at all times, up to and including Completion, been a resident for tax purposes only in its country.
23.18    No Group Company has ever had any permanent establishment (as that expression is defined in the Tax Law and any relevant double taxation agreement current at the date of this agreement) outside the country in which it is a tax resident.
23.19    Any obligation under any Tax Act to withhold amounts at source including withholding tax, PAYE tax, PAYG tax, and royalties has been complied with.
23.20     No Group Company has entered into or been a party to an arrangement, agreement or indemnity whereby it is liable to reimburse or indemnify another party in respect of Tax other than pursuant to customary gross up clauses.
23.21     No Group Company is liable to pay, reimburse or indemnify a person for Tax relating to an act or omission which occurs on or before Completion because of the failure of another person to discharge that Tax.
23.22    Each Australian Group Company has (i) complied with all provisions of the former Part IIIAA of the ITAA 1936 and Part 3-6 of the ITAA 1997 including maintaining proper records of franking debits and franking credits for the purposes of both the ITAA 1936 and the ITAA 1997; (ii) provided, or will provide before Completion, distribution statements within the meaning of section 202-80 of the ITAA 1997 to shareholders in respect of all dividends paid by the Company before Completion.
23.23    No Australian Group Company (i) has notified, nor was required to notify, a Governmental Authority about variances in its benchmark franking percentage under subdivision 204-E of the ITAA 1997; or (ii) will have a deemed or actual franking deficit at or just before Completion or at the end of any year of income.
23.24    No Group Company has entered into or been a party to any transaction which contravenes, and no Tax is or will be payable by any Group Company as a result of, any anti-avoidance or integrity provisions of any Tax Law of any jurisdiction (including but not limited to sections 45 to 45D and Part IVA of the ITAA 1936 and Division 204 of Part 3-6 of the ITAA 1997).
23.25     No member of the Company Group has paid or will as at Completion have paid any amount, other than a duly declared dividend, which would or may constitute a dividend under the Tax Act.

23.26    Each Group Company has fully complied with, and will continue to fully comply until Completion with, the terms of all communications from any Governmental Authority to the Group Companies prior to the date of this Agreement.
23.27    Lumibird Medical Australia Pty Ltd (“LBMA”) has been the Head Company of the Seller’s Australian Consolidated Group at all times since formation of the Seller’s Australian Consolidated Group;
•Each Australian resident Group Company is a member of the Seller’s Australian Consolidated Group of which LBMA is the Head Company;
•Each Australian resident Group Company has been a party to Seller’s Australian Consolidated Group’s tax sharing agreement and tax funding agreement at all times until Completion; and
•the Seller Australian Consolidated Group is not and has never been a multiple-entry consolidated group for the purposes of Part 3-90 of the 1997 Tax Act.

23.28    All R&D deductions or tax offsets have been claimed in respect of the activities included in LBMA’s application for registration with the Industry, Research and Development Board and the correct R&D amounts have been claimed in LBMA’s tax returns.
24    Environment
24.1    Each Group Company complies with and has complied in the last three (3) years with the Environmental Permits and with the Environmental Laws and has taken all of the material measures necessary to prevent any infringement of the Environmental Permits and the Environmental Laws. This includes, without limitation, compliance with all requirements relating to the use, handling, manufacture, generation, processing, storage, labelling, transport, release, discharge and disposal of hazardous or deleterious substances, materials and wastes, including any substances that are regulated, restricted or controlled under Environmental Laws (the “Hazardous Substances”).
24.2    None of the Group Companies is has been in the last three (3) years the subject of any claim, investigation or other proceedings initiated or carried out by any Governmental Authority, Third Party or employee (past or present) of any of the Group Companies concerning activities or facts – past or present – that are directly or indirectly attributable to any of the Group Companies and that are liable to result in legal action being taken against any of the Group Companies pursuant to the Environmental Laws. To the Seller’s Knowledge, no circumstances are liable to give rise to any such claims, investigations or other proceedings.
24.3    None of the Group Companies (including the assets previously or currently used or owned by any of the Group Companies) is or has during the last three (3) years resulted in, caused or suffered any fact, circumstance or event liable, pursuant to the Environmental Laws, to:
(i)    give rise to any claim, investigation, order, formal notice or other proceedings by any Governmental Authority, Third Party or employee (past or present);
(ii)    have any adverse effect on any of the Group Companies or on the operation of their business (particularly on the Environmental Permits); or
(iii)    give rise to any legal action being taken against any of the Group Companies pursuant to the Environmental Laws.

To the Seller’s Knowledge, there are currently no circumstances liable to give rise to any such fact, circumstance or event.
24.4    To the Seller’s Knowledge, no financial investment or guarantee (or particularly any pollution abatement measure in relation to any land or building, or any equipment repair or improvement) is necessary in order to avoid or prevent:
(iv)    legal action being taken against any of the Group Companies pursuant to the Environmental Laws;
(v)    any infringement or breach by any of the Group Companies of the Environmental Laws or the Environmental Permits; or
(vi)    the withdrawal, suspension, modification or non-renewal of the Environmental Permits.
To the Seller’s Knowledge, there are currently no circumstances liable to give rise to any such financial investments or guarantees.
24.5    The business operated by the Group Companies, the Real Property Assets, have not, during the last three (3) years caused any pollution, had an adverse effect on human health or the environment, or in any way infringed the Environmental Laws, including in relation to any release, spill, emission, discharge, disposal or escape of Hazardous Substances or waste to air, water or land (on-site or off-site). To the Seller’s Knowledge, no circumstances are liable to give rise to any such situation.
24.6    The Real Property Assets as well as the installations, tools and sites operated or held by the Group Companies do not contain any physical or biological components or elements liable to (i) constitute a health and/or an environmental hazard and/or (ii) have a material effect on the value of the Real Property Assets.
24.7    Without prejudice to the foregoing, none of the Real Estate Property Assets has given rise to, or is reasonably likely to give rise to, any liability under Environmental Laws in respect of any historical contamination or pollution (whether on-site or off-site and whether arising from current or former operations), including any migration of Hazardous Substances or waste to, from or through the Real Property Assets or any third-party site. No investigations, site assessments or monitoring are outstanding, or the Seller’s Knowledge, required, in respect of any historical contamination relating to Real Property Assets other than routine compliance monitoring required under the Environmental Permits.
24.8    No asbestos or asbestos-containing materials are present in, on or at any Real Property Assets, installations or plant owned, used or operated by any Group Company, save for de minimis amounts that are fully encapsulated or managed in situ in accordance with Environmental Laws and good industry practice and that do not require remediation, removal or special handling. Each Group Company has complied at all times with all obligations relating to asbestos identification, risk assessment, management plans, notifications, training and safe removal or handling, where applicable, under the Environmental Laws. No abatement, removal, encapsulation or similar works are required or outstanding.
24.9    Each Group Company has for the past three (3) years, duly obtained, maintained and complied with all licences, consents, registrations and notifications required under Environmental Laws in relation to waste generation, collection, segregation, storage, pre-treatment, transport, recovery, recycling and disposal (including, where applicable, producer responsibility, take-back and extended producer responsibility obligations). For the past three (3) years, all waste transfers have been carried out only to duly authorised carriers and facilities, accompanied by all required documentation and consignment notes, and in compliance with all duty-of-care, tracking and recordkeeping requirements. To the Seller’s Knowledge, no waste has been unlawfully disposed of or fly-tipped, and no liability has arisen or is liable to arise in respect of any historical waste disposal, including under any joint and several, strict, retroactive or successor liability regime.
24.10    No Environmental Permits are subject to any pending or to the Seller’s Knowledge threatened withdrawal, suspension, modification, revocation or non-renewal, and no circumstances exist that would reasonably be expected to require any material variation of an Environmental Permit or to impose any new or more onerous conditions, including in respect of Hazardous Substances management, emissions limits, monitoring, reporting, emergency response or waste handling.
24.11    Each Group Company has maintained in all material respects complete and accurate environmental records and registers as required under Environmental Laws and the Environmental Permits, including in relation to emissions, discharges, waste transfers, Hazardous Substances inventories and safety data sheets, inspections, incidents and complaints. All required notifications and reports to Governmental Authorities have been made in a timely manner and no adverse findings remain outstanding.
25    Management of the Group Companies since 1st January 2026
Save as stipulated in Schedule 5.1.3 (vi), throughout the period between 1st January 2026 and the Signing Date (inclusive), the Group Companies have been managed in the Ordinary Course of Business and none of them has carried out or agreed to carry out any operation in breach of Clause 5.1.
26    Information provided
The Disclosed Information provided to the Purchaser and its advisers by the Seller and its advisers is not misleading and gives, in all material respects, a true and fair view of the Group Companies and their business.

Schedule 8
Purchaser Warranties
1.    The Purchaser is validly incorporated, in existence and duly registered under the Laws of its jurisdiction of incorporation and has the full power, capacity and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party.
2.    The execution of this Agreement and the Transaction Documents and the performance of their respective obligations thereunder have been duly authorized by the competent corporate bodies of the Purchaser or the Purchaser's Group and no other corporate action on the part of the Purchaser or the Purchaser's Group is necessary to authorize the execution of this Agreement and the Transaction Documents and the performance of the obligations of the Purchaser and the Transaction Documents hereunder.
3.    The Purchaser is not insolvent or subject to any insolvency, bankruptcy, moratorium, winding up, liquidation or similar proceedings under the Laws of its jurisdiction of incorporation.
4.    This Agreement and the Transaction Documents to which the Purchaser is a party constitute, or will when executed constitute, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms.
5.    No legal, statutory or contractual provisions prohibit the transfer of the Shares to the Purchaser’s benefit.
6.    The entry into and performance by the Purchaser of this Agreement and the Transaction Documents to which it is a party does not conflict with, or result in any violation of, or default under any provision of its Organisational Documents.
7.    There is no claim, action, lawsuit, arbitration, judicial or administrative proceeding pending against it as to challenge (i) the validity of the execution of the Agreement by the Purchaser, (ii) the performance of the Purchaser's obligations under the Agreement or any of the Transaction Documents referred to in the Agreement, or (iii) the performance by the Purchaser of the transactions contemplated herein.
8.    The execution by the Purchaser of this Agreement and of the other documents to be executed by it pursuant to this Agreement, and the performance of its obligations under them, shall not require the Purchaser to obtain any consent or approval of, or give any notice to, any Governmental Authority, except for the Regulatory Clearances.
9.    The Purchaser (i) has unconditionally available to it, by way of cash on hand, all funds necessary for the Completion of the Transferred Shares and the performance of its obligations hereunder and in the Transaction Documents and (ii) there are no conditions or circumstances which might prevent or delay the availability of such funds for the performance of its obligations under this Agreement and the Transaction Documents.
10.    The Purchaser is acquiring the Transferred Shares for its own account and investment purposes.
11.    No member of the Purchaser’s Group is: (i) a Sanctioned Person; (ii) incorporated or established in a Sanctioned Country; or (iii) entering into transactions with, or making funds or economic resources available to, any Sanctioned Person in material violation of applicable Sanctions Laws.

12.    The Purchaser acknowledges that, except for the Seller Warranties (which are all entirely covered by the W&I Policy), neither the Seller nor any of its Affiliates nor any director, corporate officer, employee, adviser of the Seller or of any of its Affiliates makes any other representation or warranty to the Purchaser, either express or implied, oral or written, of any kind whatsoever with respect to the Shares, any of the Group Companies or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its Connected Persons or advisors).